UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Macy’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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PRELIMINARY COPY—SUBJECT TO COMPLETION

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Macy’s, Inc. intends to release definitive copies of this Proxy Statement to shareholders beginning on or about April [2], 2024

2024

Proxy Statement
& Notice of Annual Meeting

macys inc

Macy's, Inc.

A Portfolio of Iconic Nameplates

FISCAL YEAR
2023*

$23.1B
Net Sales

38.8%
Gross Margin as a Percent of Net Sales

$1.3B
Operating Cash Flow

$1B+
Ending FY23 Cash

$105M
Net Income

*FY23 represents a 53-week period

macy's bloomingdale's BLUEMERCURY

Notice of the 2024 Annual Meeting of Shareholders

WHEN	WHERE	RECORD DATE
May 17, 2024 9:00 a.m. Eastern Time	The Annual Meeting will be held virtually via live webcast and can be accessed online at www.cesonline services.com/m24_vm	Shareholders of record at the close of business on March 21, 2024 are entitled to notice of, and to attend and vote during the Annual Meeting

ITEMS OF BUSINESS		BOARD’S RECOMMENDATION
1	Election of director nominees	FOR each Macy’s, Inc. nominee
2	Ratification of the appointment of independent registered public accounting firm	FOR
3	Advisory vote to approve named executive officer compensation	FOR
4	Approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan	FOR
5

The Arkhouse Group proposal, if properly presented at the Annual Meeting, to repeal each provision of, and each other amendment to, the Amended and Restated By-Laws adopted by the Board without the approval of the shareholders of the Company subsequent to October 28, 2022

AGAINST

PROXY VOTING FOR REGISTERED HOLDERS (shares are held in your own name)
Over the Internet during the Annual Meeting at www.cesonline services.com/m24_vm	By telephone 24/7 at the toll-free telephone number shown on your WHITE proxy card and follow the instructions	Over the Internet 24/7 at the website shown on your WHITE proxy card	By signing, dating and completing your WHITE proxy card and returning it by mail in the postage-paid envelope provided

If your shares are held in “street name” with a broker or similar party, you have a right to direct that organization on how to vote the shares held in your account. You can vote by signing, dating, completing and returning your WHITE voting instruction form by mail in the postage-paid envelope provided, or by following the instructions for voting via telephone or the internet set forth on the WHITE voting instruction form. Street name holders may vote online during the Annual Meeting only if they submit a legal proxy from their bank, broker or other nominee.

If you are a participant in our 401(k) Retirement Investment Plan, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in this plan electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and returning your WHITE proxy card or WHITE voting instruction form promptly, or by voting by telephone or over the Internet, following the instructions set forth on the WHITE proxy card or WHITE voting instruction form .

MACY’S, INC. 2024 PROXY STATEMENT	1

Please note that Arkhouse Management Co. LP (Arkhouse), which is affiliated with certain other persons and entities identified in Arkhouse’s proxy solicitation materials filed with the U.S. Securities and Exchange Commission (SEC) (collectively, the Arkhouse Group), has provided notice of its intent to nominate nine nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by the Macy’s Inc. (Macy’s) Board of Directors (Board). Pursuant to SEC rules, Macy’s is required to show the Arkhouse Group nominees on our WHITE proxy card; however, our Board urges you not to vote for any of the Arkhouse Group nominees and instead use the WHITE proxy card to vote “FOR” only each of the Macy’s director nominees. Additionally, you may receive solicitation materials from the Arkhouse Group, including proxy statements and BLUE proxy cards. Macy’s is not responsible for the accuracy or completeness of any information provided by or relating to the Arkhouse Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Arkhouse Group or any other statements the Arkhouse Group may make.

Our Board does NOT endorse any of the Arkhouse Group’s nominees and unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of the Macy’s director nominees and in accordance with our Board’s recommendation on each other proposal properly presented at the Annual Meeting. Our Board strongly urges you to disregard any materials sent to you by the Arkhouse Group, including any BLUE proxy card, and NOT to vote using any BLUE proxy card that may be sent to you by the Arkhouse Group. If you have already voted using a BLUE proxy card you have every right to change your vote and we strongly urge you to revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction card to vote by Internet or telephone, (ii) marking, dating, signing, and returning your WHITE proxy card in the postage-paid envelope provided or (iii) voting at the Annual Meeting. Only your latest dated, validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

We encourage you to vote and submit your WHITE proxy card as promptly as possible, even if you plan to attend the virtual meeting.

Virtual Annual Meeting Participation

Any shareholder of record can attend and participate in the Annual Meeting live via the Internet at www.cesonline services.com/m24_vm. You will need the control number shown on your WHITE proxy card to vote and submit questions during the Annual Meeting. Beneficial holders need to obtain and submit a legal proxy from their bank, broker or other nominee in order to attend and vote at the Annual Meeting.

Additional information on how you can attend and participate in the virtual Annual Meeting is set forth under “Information About the Annual Meeting” in the accompanying proxy statement.

By Order of the Board,

Tracy M. Preston
Chief Legal Officer and Secretary

April [2], 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2024.

The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the year ended February 3, 2024 are available at www.readmaterial.com/M and www.macysinc.com. Proxy materials are first being made available, released, or mailed to shareholders on April [2], 2024.

2

MACY’S, INC. 2024 PROXY STATEMENT	3

Forward Looking Statements

All statements in this proxy statement that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this proxy statement because of a variety of factors, including Macy’s ability to successfully implement A Bold New Chapter strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of tangible and intangible assets, including goodwill, declines in credit card revenues, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, inventory shortage, labor shortages, the amount and timing of future dividends and share repurchases, our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters, and other factors identified in documents filed by the Company with the U.S Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

4

PROXY SUMMARY

Proxy Summary

We are providing the enclosed proxy materials in connection with the solicitation by the board of directors (the Board) of Macy’s, Inc. (Macy’s or the Company) of proxies to be voted at the Annual Meeting of Shareholders to be held on May 17, 2024 (the Annual Meeting). We began giving these proxy materials to our shareholders on April [2], 2024.

This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information you should consider. You should read the entire proxy statement carefully before voting. We encourage you to participate in having your views reflected on the matters described in this proxy statement by voting on the WHITE proxy card or WHITE voting instruction form as promptly as possible, even if you plan to attend the Annual Meeting.

Voting Matters

ITEMS		BOARD’S RECOMMENDATION	SEE PAGE
1	Election of director nominees	FOR each Macy’s nominee	16
2	Ratification of the appointment of independent registered public accounting firm	FOR	59
3	Advisory vote to approve named executive officer compensation	FOR	64
4	Approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan	FOR	66
5	The Arkhouse Group proposal, if properly presented at the Annual Meeting, to repeal each provision of, and each other amendment to, the Amended and Restated By-Laws adopted by the Board without the approval of the shareholders of the Company subsequent to October 28, 2022	AGAINST	123

MACY’S, INC. 2024 PROXY STATEMENT	5

PROXY SUMMARY

Corporate Governance Highlights

We believe that good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interests of the Company and our shareholders. Our corporate governance policies and practices include:

HIGHLIGHTS OF CORPORATE GOVERNANCE
12 Director nominees are independent	Lead independent director
Annual Board and Committee evaluations	Majority voting in uncontested director elections
Annual election of all directors	No shareholder rights plan
Board and Committee oversight of risk	Policy prohibiting pledging and hedging ownership of Macy’s stock
Confidential shareholder voting policy	Proxy access
Director resignation policy	Regular executive sessions of independent directors
Director retirement policy	Share ownership guidelines for directors and executive officers
Diverse Board in terms of gender, ethnicity, experience and skills	One share, one vote policy
Independent Board Committees

6

PROXY SUMMARY

Macy’s Nominees for Director

The following tables provide summary information about Macy’s director nominees. The Board unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of our Board’s director nominees:

			DIRECTOR	PRINCIPAL		OTHER CURRENT PUBLIC COMPANY	KEY COMMITTEE MEMBERSHIP*
NAME/AGE	EXPERIENCE		SINCE	OCCUPATION	INDEPENDENT	BOARDS	A	CMD	F	NCG
Emilie Arel (46)	● Senior Leadership ● Retail ● Technology	● Marketing/Brand Management ● Risk Management	2022	Former President and CEO, Casper Sleep Inc.	✓	0
Torrence N. Boone (54)	● Senior Leadership ● Retail ● Technology	● Marketing/Brand Management ● Investment Banking	2019	Vice President, Global Client Partnerships, Google, Inc.	✓	0
Ashley Buchanan (50)	● Senior Leadership ● Finance/Accounting ● Retail	● Marketing/Brand Management ● Supply Chain ● Technology	2021	CEO, The Michaels Companies, Inc.	✓	0
Marie Chandoha (62)	● Senior Leadership ● Finance/Accounting ● Investment Banking	● Risk Management ● Technology	2022	Former President and CEO, Charles Schwab Investment Management, Inc.	✓	1
Naveen K. Chopra (50)	● Senior Leadership ● Finance/Accounting	● Marketing/Brand Management ● M&A/Strategy	2023	Executive Vice President and CFO, Paramount Global	✓	0
Deirdre P. Connelly (63)	● Senior Leadership ● Human Resources	● Marketing/Brand Management	2008	Former President, North American Pharmaceuticals, GlaxoSmithKline	✓	2
Jill Granoff (61)	● Senior Leadership ● Retail	● Brand Management ● Asset Management	2022	Senior Advisor, Eurazeo Brands	✓	0
William H. Lenehan (47)	● Senior Leadership ● Finance/Accounting	● Investment Banking & Real Estate ● Risk Management	2016	President and CEO, Four Corners Property Trust, Inc.	✓	1
Sara Levinson (73)	● Senior Leadership ● Technology	● Marketing/Brand Management	1997	Former Director, Katapult	✓	1
Douglas W. Sesler (62)	● Senior Leadership ● Finance/Accounting ● Retail	● Real Estate ● M&A/Strategy	2024 Nominee	Founder and President, Fair Street Partners	✓	1
Tony Spring (59)	● Senior Leadership ● Retail ● Risk Management	● Marketing/Brand Management	2023	Chief Executive Officer and Chairman-Elect, Macy’s, Inc.		0
Paul C. Varga (60)	● Senior Leadership ● Finance/Accounting ● Retail	● Marketing/Brand Management ● Risk Management	2012	Former Chairman and CEO, Brown-Forman Corporation	✓	1
Tracey Zhen (47)	● Senior Leadership ● Finance/Accounting	● Investment Banking ● Technology	2021	Former President, Zipcar, a subsidiary of Avis Budget Group, Inc.	✓	0

*

Francis S. Blake, who is currently serving as a Non-Employee Director, has not been nominated to stand for reelection and will retire from the Board immediately upon the conclusion of the Annual Meeting in accordance with our director retirement policy. Mr. Blake is currently the Chair of the Finance Committee.

Jeff Gennette, who has served as a director since 2016, served as Chief Executive Officer of Macy’s from March 2017 until February 2024, and who currently serves as Non-Executive Chairman of the Board, has not been nominated to stand for reelection and will retire from the Board immediately upon the conclusion of the Annual Meeting.

Legend	A	Audit Committee	Committee Chair
	CMD	Compensation and Management Development Committee
	F	Finance Committee
	NCG	Nominating and Corporate Governance Committee	Committee Member

MACY’S, INC. 2024 PROXY STATEMENT	7

PROXY SUMMARY

Our director nominees provide an effective mix of experience and perspectives, as well as gender, age and racial/ethnic diversity.

Gender Diversity	7 46% Women 6
Racial/Ethnic Diversity	White 69% 31% Ethnically Diverse Asian 15% Black 8% HIspanic/ Latino 8%
Independence (NYSE Standards)	12 Independent Directors 92% Independent 1 Management Directors
Tenure	9 <5 years 6.2 Average Years 1 5 - <10 years 2 10 - <20 years 1 > 20 years
Age	Average age of Board nominees is **56** years

8

PROXY SUMMARY

Executive Compensation Program

Our compensation program objectives are to provide competitive and reasonable compensation opportunities through programs aligned with key business strategies and plans, foster a performance-based culture, and attract, motivate, reward and retain key executives. Balancing these primary program objectives helps ensure accountability to our shareholders. For a detailed discussion of our short- and long-term incentive programs, see page 89.

2023 Compensation Program Design

The 2023 executive compensation program focused on 2023 financial objectives and key priorities, as well as absolute and relative stock price appreciation. The plan framework and goals reflect a focus on driving business performance in the context of a business climate that continued to have a level of uncertainty around both the consumer and macro environment at the time the plans were set.

●	The incentive plans were designed to motivate and engage the organization and leadership with linkage between strategy, business plan and incentives.
●	Plan design focused on Growth, Profit and Colleague.

Annual Incentive Plan

The annual incentive plan design reflected a focus on key 2023 business priorities.

●	Metrics were weighted 80% on the financial goals of Adjusted EBITDA and total revenue (weighted 40% each) and 20% on a Culture Index.

Long-term Incentive Plan

We continued to use performance-based restricted stock units (PRSUs) and time-based restricted stock units (RSUs) in the long-term incentive plan with a mix of 50% each for all NEOs. The 2023 PRSU awards had two equally weighted metrics: relative total shareholder return (rTSR) and 2023 Adjusted EBITDA margin.

●	Given the uncertainty in the macro environment and the volatility of the retail industry, the CMD Committee made the decision to use 2023 Adjusted EBITDA margin in the PRSU plan. Following the one-year performance period, there is an additional two-year vesting period to align with our historic vesting practices and help ensure retention.
●	The rTSR metric continues to be based on a three-year performance period and uses the S&P Retail Select Industry Index as the benchmark group.

The payout ranges in both the annual and long-term incentive plans were 25% to 200% of target, consistent with 2022.

Compensation Mix

Within our primary pay elements of base salary, performance-based annual incentive and long-term incentives, we emphasize at risk pay over fixed pay with at least 70% of our NEOs’ target compensation linked to a variety of metrics, including pre-determined performance objectives (financial and strategic) and/or stock price performance. The program also balances the importance of the achievement of short-term and long-term objectives.

Our executive compensation program and our methodology for setting pay opportunities and approving payouts are further discussed in the Compensation Discussion and Analysis (CD&A) on page 81.

MACY’S, INC. 2024 PROXY STATEMENT	9

PROXY SUMMARY

Corporate Social Responsibility

We believe we have a responsibility to manage our resources, maximize our positive social impact and proactively engage on issues that span the breadth of our operations including through transparency, product responsibility and supply chain management, energy management, diversity, equity and inclusion and building resilient communities.

Consumers have a rising expectation that how companies do business is as important as what they sell. Our social purpose is a strategy and framework that supports our business and empowers more voice, choice and ownership of our colleagues, customers, and communities.

Our Mission Every One social purpose platform is working to create a brighter future with bold representation for all. Our initial commitment of $5 billion through 2025 will be directed to our people, partners, products and programs to create a more equitable and sustainable future. A portion of the Company’s overall $5 billion commitment will support retail and non-retail diverse-owned or underrepresented businesses, investments in diverse and inclusive development programs and expand the sustainable products backed by third-party certifications that we offer. Across Macy’s, Bloomingdale’s, and Bluemercury, digital shopping through online and app experiences, and new smaller off-mall store formats, Macy’s fosters a comprehensive supplier ecosystem that advocates for businesses at all levels of growth and across a vast array of categories and size.

OUR COMMITMENT PILLARS INCLUDE:

PEOPLE	PLANET	COMMUNITY
We seek to recognize and reward our colleagues and partners to fuel mutual growth, innovation, and impact.	We strive to curate and create sustainable products and services so people and planet can thrive together.	We endeavor to empower the curiosity and confidence of young people on their journey to become the leaders of tomorrow.
This work is brought to life by initiatives across diversity, equity and inclusion, sustainability, and corporate giving matters.

People

In 2023, we continued our efforts to enhance diversity and inclusion across all levels of our organization to enable us to more closely and effectively engage with all of our customers. Our accomplishments included:

●	30.1% ethnically diverse representation at the director+ levels
●	Improved retention and focused on building pipelines for internal promotions and talent pools for external hiring of diverse colleagues at the director+ levels
●	Maintained female representation in leadership roles

Planet

During 2023, we enhanced our environmental initiatives by disclosing certain environmental performance metrics and designing programs to reduce our carbon emissions impact:

Submitted fiscal year 2022 (FY22) CDP Climate Change Report in July 2023 that included the following highlights:

●	Installed LED lighting at 61 retail spaces in 2022, reducing electric power consumption by 12.5M kWh and avoiding 4,764 metric tons of CO2e
●	Provided approximately 4 million miles of free electric vehicle charging at a total of 126 stations, avoiding 974 metric tons of driver-related emissions in FY22
●	Published comprehensive Scope 3 greenhouse gas emissions
●	In November 2022, Macy’s committed to set near-term company-wide emission reductions in line with the Science Based Targets initiative (SBTi)

10

PROXY SUMMARY

We took steps to extend our efforts in environmental stewardship to our product sales:

●	Increased customer sales of environmentally-responsible products while expanding related programs within private brand products managed by the Macy’s Sourcing team
●	Expanded the assortment of environmentally-responsible products on macys.com and bloomingdales.com
●	Furthered environmentally-responsible initiatives for Private Brands Products Managed by the Macy’s Sourcing Teams:
–	Joined US Cotton Trust Protocol
–	Partnered with World Wildlife Fund (WWF) to publish Water Stewardship Policy
–	Published an Animal Welfare Policy, an updated Fur Policy, an Exotic Skins Policy, and a preferred material policy to include synthetic fibers

In addition, we took steps to extend our efforts in responsible sourcing:

●	Participated in RISE: Reimagining Industry to Support Equality, formerly HERproject, an initiative to support collaborative industry action at scale to advance gender equality in global garment, footwear and home-textiles supply chains
●	Published Human Rights policy

Community

●	During 2023, we continued to drive impact through relationships that reflect our goals and values and deepened relationships with existing partners aligned with Mission Every One and CEO Action for Racial Equity
●	Raised and directed over $33 million to nonprofit partners and colleagues volunteered 66,000 hours to support our communities
●	Maintained our $1 million commitment to organizations advancing social justice and racial equity
●	Committed $750,000 to various education and research foundations of The Divine Nine sororities to support youth scholarships, leadership and development programs in celebration of the apparel collection at Macy’s
●	Furthered commitment to Future of Style Fund – providing funding to nonprofits to support the creation of scholarships, programming (design/styling) and to support real-life sustainability projects

Background of the Solicitation

The summary below details the significant communications and interactions between the Company and Arkhouse Management Co. LP (“Arkhouse”) in connection with Arkhouse’s nomination of nine individuals for election to the Board. This summary does not purport to catalogue every conversation of or among members of the Board, the Company’s management, the Company’s advisors and representatives of Arkhouse and its advisors relating to Arkhouse’s solicitation.

On November 29, 2023, the Company’s then-Chief Executive Officer, Jeff Gennette, received an email from Gavriel Kahane, Managing Partner of Arkhouse, requesting a conversation. Mr. Kahane said that Arkhouse was a substantial Macy’s, Inc. shareholder and had interest in an acquisition of the Company.

On November 30, 2023, Mr. Gennette and Adrian V. Mitchell, the Company’s Chief Operating Officer and Chief Financial Officer, had a call with Mr. Kahane, Jon Blackwell, Managing Partner of Arkhouse, and Matt Perkal, Partner at Brigade Capital Management (“Brigade,” and together with Arkhouse, the “Investor Group”). Mr. Kahane explained that Brigade was part of the Investor Group and that the intent of the Investor Group was to acquire Macy’s, Inc. in order to unlock what they believed to be unrealized real estate value on the Company’s balance sheet. Mr. Gennette said he would communicate this information to the Board.

MACY’S, INC. 2024 PROXY STATEMENT	11

PROXY SUMMARY

On December 1, 2023, the Company received a letter from the Investor Group outlining a proposal to acquire all of the outstanding shares of the Company for $21.00 per share in cash. Mr. Gennette sent an email to Mr. Kahane acknowledging that the letter had been received. The proposal was non-binding and subject to various conditions, including satisfactory due diligence. In regards to financing, the letter said only that the Investor Group intended to finance its proposal with new debt and preferred equity, and pointed the Board to an accompanying “highly confident letter” from Jefferies LLC, financial advisor to Arkhouse (“Jefferies”). In its short letter, Jefferies stated that it was confident in its ability to arrange financing for the potential transaction, subject to the following preconditions:“(i) no material adverse change in the business or prospects of the Company; (ii) satisfactory market conditions; (iii) receipt of ratings from Moody’s and Standard and Poor’s that are satisfactory to Jefferies and the purchasers of the [financing]; (iv) delivery of customary documentation satisfactory to Jefferies and the purchasers of the [financing]; (v) satisfactory completion of [Jefferies’] due diligence on the Company and Arkhouse; (vi) Jefferies receipt of an executed engagement agreement with terms, including indemnification, acceptable to Jefferies; and (vii) approval from [Jefferies’] internal committees.”

On December 6, 2023, Mr. Kahane reached out to Mr. Gennette by email for an update on the timing of the Company’s response to the Investor Group’s proposal. Mr. Gennette responded later that day, noting that the Board was in the process of reviewing the proposal and that he would revert once those discussions had concluded.

On December 7 and December 8, 2023, the Board met during a regularly scheduled meeting and reviewed the Investor Group’s proposal. The Board was assisted in its review by its independent financial advisors, Bank of America Securities (“Bank of America”) and Wells Fargo (“Wells Fargo”), and its independent legal advisor, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”).

On December 10, 2023, news of Arkhouse’s proposal was leaked to the public through The Wall Street Journal. Macy’s, Inc. declined to publicly respond to the leak.

On December 14, 2023, the Board sent a response letter to the Investor Group, requesting additional information regarding the group’s ability to finance its proposal. The Board cautioned that, based on the information the Investor Group had provided to date, the Board did not view their proposal as actionable.

On December 15, 2023, the Board met virtually and continued its review of the Investor Group’s proposal.

On December 19, 2023, representatives of Bank of America and Wells Fargo met virtually with Jefferies in an effort to obtain more information about the Investor Group’s financing plan. Jefferies presented to the Company’s financial advisors certain details regarding the Investor Group’s sources and uses, indicating, among other things, that the Investor Group had not secured any committed debt or equity financing to fund their non-binding proposal. Jefferies’ representatives highlighted that the Investor Group’s financing plan (i) contemplated a proposed common equity contribution of only 25% of the required capital and (ii) was reliant on a large amount of debt-like payment-in-kind preferred securities that would require a subordinated lien on the Company’s real estate.

Following the holiday season, on January 9, 2024, Mr. Kahane emailed Mr. Gennette regarding the status of the Company’s response to the Investor Group’s non-binding proposal and proposing to initiate the process of entering into a non-disclosure agreement. Later that day, Mr. Gennette responded by email that the Board was in the process of reviewing the Investor Group’s non-binding proposal. Mr. Gennette also noted that it would be premature to discuss a non-disclosure agreement.

On January 15, 2024, representatives of Bank of America and Wells Fargo reached out to representatives from Jefferies to ask whether the Investor Group had made any progress with respect to financing its proposal to acquire Macy’s, Inc. Representatives from Jefferies reported that they had no updates to share.

On January 17, 2024, Mr. Gennette reached out to Mr. Kahane to inform him that the Board was continuing to review the Investor Group’s non-binding proposal and would respond once the Board had completed its review process.

On January 18, 2024, the Finance Committee of the Board, in consultation with its independent legal and financial advisors, met to discuss potential next steps with respect to the Investor Group’s proposal.

12

PROXY SUMMARY

On Sunday, January 21, 2024, news of the Investor Group confirming it had made a proposal to acquire Macy’s, Inc. for $21.00 per share in cash was leaked to the public through The Wall Street Journal. The Investor Group simultaneously sent a second letter to the Board discussing its non-binding proposal and requesting a response within the week. Following the publication of The Wall Street Journal story, the Investor Group issued a press release publicly confirming that it had made a proposal to acquire Macy’s, Inc. for $21.00 per share in cash, declaring that it would pursue all necessary steps to achieve this goal. Shortly thereafter, the Board sent a response to the Investor Group and the Company issued a press release disclosing the Board’s determination that the Investor Group’s non-binding proposal did not constitute a basis to enter into a non-disclosure agreement or provide due diligence information. The Board noted that the proposal was not actionable, as the Investor Group had failed to provide evidence of a viable financing plan and that the proposal lacked compelling value. In light of these concerns, the Board concluded that entering into a non-disclosure agreement with the Investor Group would unnecessarily distract the Company’s management team as it continues to drive value for shareholders through execution of the Company’s business strategy and value creation levers. The Board emphasized that it continued to be open to opportunities that are in the best interests of the Company and all of its shareholders – and that it was open to considering any new information the Investor Group might have to share.

On February 2, 2024, Macy’s, Inc. announced that, in connection with its previously disclosed leadership succession plan, Tony Spring would take the helm as Chief Executive Officer and Chair-Elect of the Company, effective February 4, 2024. Mr. Spring previously served as president and CEO-elect, leading the Company’s digital, customer, merchandising, and brand teams, and also overseeing Bloomingdale’s and Bluemercury.

On February 7, 2024, the Board received another letter from the Investor Group, expressing disappointment in the Board’s response to the group’s non-binding proposal and purporting to respond to the Board’s concerns. Mr. Gennette directed Bank of America and Wells Fargo to reengage with Jefferies to see whether any further clarity on the Investor Group’s financing plans could be ascertained.

On February 8, 2024, representatives of Bank of America and Wells Fargo had a call with Jefferies to provide further clarity on the types of additional financing information the Investor Group could provide to potentially advance discussions with the Board, including delivery of commitment letters from the equity sources referenced in the Investor Group’s February 7 letter; information regarding how much debt (if any) Brigade was prepared to commit to the transaction; a draft or executed commitment letter from Jefferies indicating what debt (if any) Jefferies was prepared to commit to the transaction; summary term sheets for each of the proposed debt financing tranches; and a list of specific diligence topics required to solidify the financing.

On February 10, 2024, counsel for the Company received a phone call from counsel for Arkhouse. During the call, counsel for Arkhouse noted that the deadline for nominating directors to the Board was approaching and informed counsel for the Company that Arkhouse intended to submit director nominations. Counsel for Arkhouse then requested that the Company extend its nomination window by a few weeks, in order to provide Arkhouse with additional time to advance discussions with respect to the Investor Group’s non-binding proposal. Counsel for the Company advised that he would take this request back to the Company’s management and the Board.

The next day, the Board received a letter from Arkhouse claiming that it had responded to all of the Board’s outstanding issues and memorializing the request for a postponement of the deadline to submit director nominations by 10 days, to 5:00 p.m., New York time, on February 29, 2024. Arkhouse requested a response to its letter within two days, by 5:00 p.m., New York time, on Tuesday, February 13, 2024.

On February 13, 2024, on behalf of the Board, Mr. Gennette responded to the Investor Group’s February 11, 2024 letter, stating that the Company’s by-laws clearly set out the deadlines for submission of director nominations and shareholder proposals, and that the Company intends to follow these well-established procedures for an orderly and timely meeting in accordance with applicable law.

On February 14, 2024, Macy’s, Inc. received a formal notice (the “Notice”) of nomination from Arkhouse naming nine director nominees—Richard Clark, Richard L. Markee, Mohsin Y. Meghji, Mitchell Schear, Nadir Settles, Gerald L. Storch, Sharen J. Turney, Andrea M. Weiss, and Isaac Zion—for election to the Board at the 2024 Annual Meeting. The Notice stated that

MACY’S, INC. 2024 PROXY STATEMENT	13

PROXY SUMMARY

certain entities affiliated with Arkhouse beneficially owned 4,021,687 shares of common stock of the Company. The Arkhouse nominees did not beneficially own any shares of the Company as of the date of the Notice.

On February 20, 2024, the Company issued a press release announcing that Arkhouse had nominated nine directors for election to the Board and stated that, notwithstanding the sole objective of Arkhouse is a sale of Macy’s, Inc., the Company’s Nominating and Corporate Governance Committee would evaluate Arkhouse’s director nominees in due course. Arkhouse also issued a press release on February 20, 2024 announcing their nominations.

On February 26, 2024, acting on behalf of the Board, Wachtell Lipton delivered to counsel for Arkhouse a request to interview the Arkhouse director nominees and provided a disclosure and authorization form requesting consent to perform third-party background checks, consistent with standard procedure for potential directors of the Company. On February 29, 2024, counsel for Arkhouse responded that Arkhouse would make its nominees available for interviews but believed a background check would be “premature” and offered to discuss after the interviews were completed.

On February 28, 2024, counsel for Arkhouse, on behalf of Arkhouse Value Fund I LP in its capacity as a stockholder of the Company, delivered to the Company a request for certain books and records pursuant to Section 220 of the General Corporation Law of the State of Delaware. The Company responded to this request on March 6, 2024.

On March 3, 2024, a reporter from The Wall Street Journal reached out to the Company for comment on an article the Journal was planning to publish about an increased acquisition proposal from the Investor Group. Within the next hour, the Board received a letter from the Investor Group indicating that, after reviewing the Company’s fourth quarter and full-year 2023 earnings, it was prepared to increase its non-binding proposal to acquire all of the outstanding shares of the Company to $24.00 per share in cash. Regarding financing, the Investor Group represented that it had signed equity commitments for both the preferred securities and the common equity (in aggregate representing 50% of the capital the Investor Group believed was required to finance its non-binding proposal) and that it would be willing to share copies of the commitments with the Company under a confidentiality agreement. The letter also included an updated sources and uses table for the proposed transaction. Shortly thereafter, The Wall Street Journal reported that the Investor Group had raised its proposal to acquire the Company to $24.00 per share, and Arkhouse issued a press release stating the Investor Group had submitted an increased proposal to acquire the Company for $24.00 per share in cash.

On the evening of March 3, 2024, the Company issued a press release confirming that it had received the revised, unsolicited, non-binding proposal from the Investor Group. The Company indicated that the Board would carefully review and evaluate the revised proposal consistent with the Board’s fiduciary duties, in consultation with its financial and legal advisors.

Also on March 3, 2024, Mr. Perkal emailed Mr. Gennette to propose an in-person meeting during the upcoming week. On the morning of March 4, 2024, Mr. Gennette sent an email to Mr. Perkal offering to meet in-person on Tuesday, March 5.

Also on March 4, 2024, the Board sent a letter to the Investor Group indicating that it would be customary for a transaction of the nature proposed by the Investor Group and helpful for the Board to review the signed equity commitments referenced in the March 3, 2024 letter.

On March 5, 2024, Mr. Perkal and Philip Shannon, another representative of Brigade, met with Mr. Gennette and Mr. Spring in person. During this meeting, the Brigade representatives discussed their sector experience, including their prior investments in Sears and JC Penney, and identified certain diligence requests. The representatives of Brigade also provided a brief opportunity for Mr. Gennette and Mr. Spring to view, but not retain, copies of apparent commitment letters/proposals from financing sources of the Investor Group.

On March 5, 2024, counsel for the Company spoke to counsel for Arkhouse and counsel for the Investor Group to discuss the Company’s March 4 letter. Later that day, certain documents regarding the proposed financing were provided for review by the Company’s legal and financial advisors. Over the following days, representatives of the Company’s financial advisors met with certain proposed financing sources of the Investor Group.

14

PROXY SUMMARY

On March 11, 2024, the Board sent a response letter to the Investor Group along with a draft confidentiality agreement. On March 13, 2024, representatives of the Investor Group’s financial advisors provided a due diligence request list to representatives of the Company’s financial advisors.

On March 19, 2024, the Company and the Investor Group executed a confidentiality agreement providing, among other things, that the Investor Group may, for the next 10 months, only use the Company’s confidential information to pursue an offer for at least $24.00 per share in cash. The Company has since begun to provide the Investor Group with certain confidential information in accordance with the confidentiality agreement.

On March 22, 2024, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission.

Prior to the date of this Proxy Statement, the Chair of the Company’s Nominating & Corporate Governance Committee interviewed each of Arkhouse’s nine director nominees along with two other members of the Board who each participated in about half of the nominee interviews. Following the completion of these interviews, counsel for the Company reissued its request for authorization to perform third-party background checks on the Arkhouse nominees, consistent with standard procedure for potential directors of the Company, but counsel for Arkhouse has yet to grant this request.

MACY’S, INC. 2024 PROXY STATEMENT	15

ITEM 1

Election of Directors
The Board recommends that you vote “FOR” the election of each of the following Macy’s Director nominees on the WHITE proxy card:
•Emilie Arel
•Torrence N. Boone
•Ashley Buchanan
•Marie Chandoha •Naveen K. Chopra •Deirdre P. Connelly •Jill Granoff •William H. Lenehan •Sara Levinson •Douglas W. Sesler •Tony Spring
•Paul C. Varga •Tracey Zhen

and WITHHOLD on each of the
Arkhouse Group nominees.

ITEM 1: ELECTION OF DIRECTORS

In accordance with the recommendation of the Nominating and Corporate Governance (NCG) Committee, the Board has nominated the following individuals for election as directors. If elected, each nominee will serve for a one-year term expiring at our annual meeting of shareholders in 2025 or until his or her successor is duly elected and qualified.

Francis S. Blake, who has served as a director since November 2015, has not been nominated to stand for reelection and will retire from the Board immediately upon the conclusion of the Annual Meeting in accordance with our director retirement policy. Jeff Gennette, who has served as a director since 2016, served as Chief Executive Officer of Macy’s from March 2017 until February 2024, and currently serves as Non-Executive Chairman of the Board, has not been nominated to stand for reelection and will retire from the Board immediately upon the conclusion of the Annual Meeting. We thank Mr. Blake and Mr. Gennette for their many years of service to Macy’s and our shareholders.

The Board currently intends to fix the size of the Board at 13 Directors as of the Annual Meeting.

Information regarding Macy’s director nominees is set forth below. Ages are as of March 21, 2024. The criteria considered and process undertaken by the NCG Committee in recommending qualified director candidates is described under “Further Information Concerning the Board of Directors — Director Nomination and Qualifications.”

As described above, the Arkhouse Group has notified Macy’s of its intent to nominate nine directors — Richard (Ric) Clark, Richard L. Markee, Mohsin (Mo) Y. Meghji, Mitchell Schear, Nadir Settles, Gerald (Jerry) L. Storch, Sharen J. Turney, Andrea M. Weiss, and Isaac Zion — for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and all such nominations have not been withdrawn by the Arkhouse Group, the election of directors will be considered a contested election under Section 13(d) of our Amended and Restated By-Laws (the By-Laws). Due to such contested election, all director nominees will be elected by a plurality of votes cast. Any shares not voted “FOR” a particular director nominee as a result of a “WITHHOLD” vote, failure to vote or a broker non-vote (as described under “Information About the Annual Meeting”) will not be counted in that director nominee’s favor and will not otherwise affect the outcome of the election (except to the extent they otherwise reduce the number of shares voted “FOR” such director nominee).

In the event that the Arkhouse Group nominees are not put up for election at the Annual Meeting and there are instead only the nominees proposed by Macy’s, the election will be considered an uncontested election and each director nominee will be elected by the affirmative vote of the majority of the votes cast by the holders of stock present or represented by proxy at the Annual Meeting and entitled to vote in the election. The Board does NOT endorse the Arkhouse Group’s nominees and unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of the nominees proposed by the Board (Emilie Arel, Torrence N. Boone, Ashley Buchanan, Marie Chandoha, Naveen K. Chopra, Deirdre P. Connelly, Jill Granoff, William H. Lenehan, Sara Levinson, Douglas W. Sesler, Tony Spring, Paul C. Varga, and Tracey Zhen). The Board strongly urges you to disregard any materials sent to you by the Arkhouse Group, including any BLUE proxy card, and NOT to vote using any BLUE proxy card that may be sent to you by the Arkhouse Group. If you have already voted using a BLUE proxy card sent to you by the Arkhouse Group, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of the Board’s nominees by following the instructions set forth on the WHITE proxy card to vote by Internet or telephone, or by marking, dating, signing, and returning the enclosed WHITE proxy card by mail in the postage-paid envelope provided. Only the latest dated, validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at 1 (877) 800-5192 (toll-free from the U.S. and Canada) or 1 (412) 232-3651 from other countries.

In the event that the Arkhouse Group withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still use a WHITE proxy card to submit a later-dated vote by the Internet, telephone, or mail. In the event that the Arkhouse Group withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules, any votes cast in favor of the Arkhouse Group’s candidates will be disregarded and not be counted, whether such vote is provided on Macy’s WHITE proxy card or the Arkhouse Group’s BLUE proxy card.

MACY’S, INC. 2024 PROXY STATEMENT	17

ITEM 1: ELECTION OF DIRECTORS

Although Macy’s is required to include all nominees for election on its universal proxy card, for additional information regarding the Arkhouse Group nominees, including the information required by Item 7 of Schedule 14A and any other related information, please refer to the Arkhouse Group’s proxy statement, which [is/will be] accessible without cost at www.sec.gov. You may receive solicitation materials from the Arkhouse Group, including proxy statements and BLUE proxy cards. Macy’s is not responsible for the accuracy or completeness of any information provided by or relating to the Arkhouse Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Arkhouse Group or any other statements the Arkhouse Group may make.

If you are a registered holder and submit a validly executed WHITE proxy card but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nominees proposed by your Board and named in this proxy statement.

Each Macy’s nominee has agreed to serve if elected. If any nominee becomes unavailable to serve before the Annual Meeting, the Board may designate a substitute nominee and the persons named as proxies may, in their discretion, vote your shares for the substitute nominee. Alternatively, the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form by mail or complete your proxy via Internet or by telephone, your shares will be voted as you direct your bank or broker. If you date, sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the election of directors, they will be voted “FOR” the nominees proposed by your Board and named in this proxy statement. It is therefore important that you provide specific instructions to your broker or bank regarding the election of directors so that your vote with respect to this item is counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5192 (toll-free from the U.S. and Canada) or +(412) 232-3651 (from other countries).

18

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election as Directors:

Emilie Arel

Former President and Chief Executive Officer of Casper Sleep Inc.

Independent

Age: 46

Director Since: 2022

Race/Ethnicity: White

Committees:

●
CMD
●
NCG

Previous Public Directorships During
Last Five Years:

Casper Sleep Inc.

0BProfessional Background

●
Chief Executive Officer, Casper Sleep Inc. (2021 to 2024), President (2019 to 2024)
●
Chief Commercial Officer, Casper Sleep Inc. (2019 to 2021)
●
Chief Executive Officer, FULLBEAUTY Brands Inc. (2017 to 2019)
●
Chief Executive Officer, Quidsi Inc. (2015 to 2017), Senior Vice President, Retail, Merchandising and Supply Chain (2014 to 2015)
●
Various leadership positions, The Gap, Inc. (2007 to 2014) including Vice President and General Manager, Kids and Brand Licensing, Old Navy (2013 to 2014), Vice President, Stores, Old Navy (2012 to 2013)
●
Various leadership positions, Target Corporation (2001 to 2004)

Relevant Skills and Experience

●
Leadership Experience – Ms. Arel is a three-time CEO with over two decades of experience serving in senior leadership positions at large publicly traded companies. As CEO of Casper Sleep, she oversaw multiple transactions including its IPO and subsequent go-private transaction, and while the CEO of FULLBEAUTY Brands, she led the company through a successful restructuring. Ms. Arel spent seven years with The Gap Inc. where she held multiple merchandising and licensing positions and led a team of 12,000+ employees and 220+ stores.
●
Industry Knowledge and Experience – Ms. Arel brings experience leading complex omnichannel retail businesses and brick-and-mortar retail stores, including Target, The Gap Inc., FULLBEAUTY Brands and Quidsi. She also has retail merchandising expertise, and a proven ability to develop retail partnerships and maximize the customer experience via omnichannel strategies.
●
Sales and Marketing and Technology Experience – Ms. Arel has extensive experience across digital-first marketing, e-commerce, commercial and brand strategy and digital transformation. In her role as President and CEO at Casper Sleep, Ms. Arel oversaw the company’s comprehensive business strategy and was responsible for implementing complex e-commerce and omnichannel strategies to drive consistency for consumers. During her tenure as CEO of FULLBEAUTY Brands, she successfully led its digital transformation from 2017 – 2019.

MACY’S, INC. 2024 PROXY STATEMENT	19

ITEM 1: ELECTION OF DIRECTORS

Torrence N. Boone Vice President, Global Client Partnerships, Google, Inc. Independent Age: 54 Director Since: 2019 Race/Ethnicity: Black Committees: ● Audit ● NCG

Professional Background

●
Vice President, Global Client Partnerships, Google, Inc. (2010 to current)
●
Chief Executive Officer, Team Dell, a division of WPP (2008 to 2010)
●
President and General Manager, Digitas (2001 to 2008) and Avenue A, now Razorfish (1999-2000)
●
Senior Manager, Bain & Company (1995 to 2000)

Relevant Skills and Experience

●
Leadership Experience – Mr. Boone has served as the Vice President of Global Client Partnerships at Google, Inc. since 2010, and leads a team focused on large scale global strategic partnerships across a portfolio of the world’s largest global advertisers, spanning the tech, health, beauty and consumer packaged goods industries, to achieve breakthrough marketing results. Mr. Boone previously held senior agency leadership positions at WPP & Publicis. He has been recognized as an advocate for ethnic diversity and inclusion in education and business and was named by Savoy Magazine as one of the Top 100 Most Influential Blacks in Corporate America and one of the Most Influential Black Corporate Directors. Mr. Boone has also been named to the Financial Times UPstanding Leaders' List and the Crain’s NY Power 25 List.
●
Sales and Marketing and Technology Experience – Mr. Boone possesses over two decades of experience in advertising, marketing and technology, most recently in his role at Google, a multinational technology company. Mr. Boone is a well-respected leader in the advertising industry, with a depth of knowledge and experience particularly in digital marketing.
●
Industry Knowledge and Experience – Through his experience at Google, Mr. Boone brings multigenerational knowledge and a global view of the consumer. He was also a senior manager at Bain & Company, where he advised a broad range of clients on corporate and business strategy, mergers and acquisitions, new product development and interactive strategy for five years.

20

ITEM 1: ELECTION OF DIRECTORS

Ashley Buchanan

Chief Executive Officer of The Michaels Companies, Inc.

Independent

Age: 50

Director Since: 2021

Race/Ethnicity: White

Committees:

●
Audit
●
NCG

Previous Public Directorships During
Last Five Years:

TreeHouse Foods, Inc.

The Michaels Companies, Inc.

4BProfessional Background

●
Chief Executive Officer, The Michaels Companies, Inc. (2020 to current)
●
Executive Vice President and Chief Merchandising Officer, U.S. eCommerce, Walmart, Inc. (2019 to 2020)
●
Executive Vice President and Chief Merchandising Officer, Sam’s Club (2017 to 2019)
●
Senior Vice President, Walmart, Dry Grocery (2016 to 2017), Senior Vice President, Snacks and Beverages (2014 to 2016), Vice President, Walmart Innovations (2007 to 2014)
●
Finance Manager, Dell, Inc. (2004 to 2007)
●
Manager, Retail Practice at Accenture LLP (1999 to 2004)

Relevant Skills and Experience

●
Leadership Experience – Mr. Buchanan’s leadership experience as a Chief Executive Officer and senior executive of large publicly traded companies with global operations greatly contributes to our Board. Notably, since his appointment as The Michaels Companies, Inc.’s CEO in 2020, the company has experienced record growth, financial and operational performance. Mr. Buchanan also had a distinctive and successful career at Walmart, serving in various roles of increased leadership and responsibility that culminated in the role of Chief Merchandising and Chief Operating Officer for Walmart U.S. eCommerce.
●
Industry Knowledge and Experience – Mr. Buchanan brings significant knowledge of the retail industry given his extensive background in merchandising and general management of large retail organizations.
●
Technology Experience – Mr. Buchanan is also recognized for his expertise in successfully leading traditional, established retail corporations through complex digital transformations, first at Walmart and currently at The Michaels Companies, Inc.

MACY’S, INC. 2024 PROXY STATEMENT	21

ITEM 1: ELECTION OF DIRECTORS

Marie Chandoha

Former President and Chief Executive Officer, Charles Schwab Investment Management, Inc.

Independent

Age: 62

Director Since: 2022

Race/Ethnicity: White

Committees:

●
Audit (Chair)
●
Finance

Other Current Public Directorships:

State Street Corporation

Professional Background:

●
President and Chief Executive Officer, Charles Schwab Investment Management, Inc (2010 to retirement in 2019)
●
Managing Director and Global Head, Fixed Income Business of BlackRock, Inc. (2009 to 2010)
●
Global Head, Fixed Income Business of Barclays Global Investors, Inc. (acquired by BlackRock, Inc. in 2009) (2007 to 2009)
●
Co-Head and Senior Portfolio Manager, Montgomery Fixed Income, Wells Capital Management Incorporated (1999 to 2007)
●
Senior Bond Strategist, The Goldman Sachs Group, Inc. (1996 to 1999)
●
Various leadership positions, Credit Suisse Group AG (1986 to 1996)

Relevant Skills and Experience

●
Leadership Experience – Ms. Chandoha has over 35 years of leadership experience as a former Chief Executive Officer and senior executive in the financial services industry, in addition to currently serving on public company boards. She has a track record of transforming previously underperforming businesses, scaling them and creating value. Most recently, she served as President and Chief Executive Officer of Charles Schwab Investment Management for nearly ten years, where she led the company’s product and technology transformation, improving profitability and more than doubling the firm’s assets under management.
●
Finance Experience – Beyond Charles Schwab Investment Management, Ms. Chandoha’s career in financial services has spanned executive roles at major global financial institutions, including leading the fixed income business of Barclays Global Investors and BlackRock. Her core competencies include finance, investment management, strategy, regulatory dynamics and risk management, among others. Ms. Chandoha serves as Chair of the Risk Committee and Member of the Audit Committee on the State Street Corporation board, and American Banker recognized her each year from 2014 to 2018 as one of the 20 Most Powerful Women in Finance.
●
ESG Experience – Ms. Chandoha has built a reputation for developing diverse, high performing teams and organizations. As Chief Executive Officer of Charles Schwab Investment Management, Inc., Ms. Chandoha reorganized the leadership team and added strong governance and risk management policies. In addition, Ms. Chandoha has served on the board of trustees of the Nature Conservancy of California for the last 12 years, becoming Chairwoman in 2023.

22

ITEM 1: ELECTION OF DIRECTORS

Naveen K. Chopra

Executive Vice President and Chief Financial Officer of Paramount Global

Independent

Age: 50

Director Since: 2023

Race/Ethnicity: Asian Indian

Committees:

●
Audit
●
Finance

Previous Public Directorships During
Last Five Years:

Vonage Holdings Corp. (acquired by Telefonaktiebolaget LM Ericsson)

Professional Background

●
Executive Vice President and Chief Financial Officer, Paramount Global (2020 to current)
●
Vice President and Chief Financial Officer, Devices and Services Worldwide, Amazon.com, Inc. (2019 to 2020)
●
Chief Financial Officer, Pandora Media, Inc. (acquired by Sirius XM Holdings in 2019) (2017 to 2019), Interim Chief Executive Officer (during 2017)
●
Various leaderships positions, TiVo Corporation (2003 to 2016) including Interim Chief Executive Officer and Chief Financial Officer (2016), Chief Financial Officer and Senior Vice President, Corporate Development and Strategy (2012 to 2016), Senior Vice President, Corporate Development (2009 to 2012), Vice President, Global Business Development (2006 to 2009), Director, Business Development (2003 to 2006)

Relevant Skills and Experience

●
Leadership Experience – Mr. Chopra brings over 20 years of experience as a senior executive of large publicly traded companies across the consumer, technology and media industries through phases of growth and transformation. Chopra spent several years across a variety of leadership roles at TiVo, including interim CEO, CFO, and head of Corporate and Business Development. He also served as interim CEO at Pandora Media. Mr. Chopra was previously a board member at Vonage Holdings, a publicly traded multi-billion-dollar cloud-communications company, and where the stock rose close to 200% during his tenure.
●
Finance Experience – Mr. Chopra is an established financial and operational leader with proven expertise managing and overseeing treasury, tax, accounting, investor relations and information security functions for high-growth, innovative companies. Notably, in his Chief Financial Officer role, he oversaw some of Amazon’s fastest-growing businesses, including Alexa and Echo, FireTV, Ring and Kindle. At Vonage, he served on the audit and compensation committees.
●
Real Estate Experience – As Executive Vice President, Chief Financial Officer of Paramount, Mr. Chopra oversees the company’s financial operations, including its real estate, as well as global corporate development and strategy. Additionally, Mr. Chopra managed the real estate division of Pandora Media during his tenure as CFO.

MACY’S, INC. 2024 PROXY STATEMENT	23

ITEM 1: ELECTION OF DIRECTORS

Deirdre P. Connelly

Former President, North American Pharmaceuticals of GlaxoSmithKline

Independent

Age: 63

Director Since: 2008

Race/Ethnicity: Hispanic/Latino

Committees:

●
CMD
●
NCG (Chair)

Other Current Public Directorships:

Lincoln National Corporation

Genmab A/S

Professional Background

●
President, North American Pharmaceuticals of GlaxoSmithKline, (2009 to retirement in 2015)
●
President, U.S. Operations, Eli Lilly and Company (2005 to 2009)
●
Senior Vice President, Human Resources, Eli Lilly and Company (2004 to 2005)
●
President, Women’s Health Business, U.S. Operations, Eli Lilly and Company (2001 to 2003)

Relevant Skills and Experience

●
Leadership Experience – Ms. Connelly possesses many years of leadership experience as a senior executive of large publicly traded companies with global operations. Notably, she served in senior leadership roles at global pharmaceutical companies including Eli Lilly, where her responsibilities included leading an R&D global product development organization, and GlaxoSmithKline, where she also served as Co-Chair of the Global Product Investment Board for six years. For nine consecutive years, Ms. Connelly was recognized by Fortune magazine as one of the 50 most powerful women in business and was listed on Forbes 100 World’ Most Powerful Women in 2011.
●
Sales and Marketing Experience – Ms. Connelly’s decades of experience in senior executive positions provide her with extensive knowledge and expertise in strategy, operations, product development, brand marketing and merchandising. From her roles at Eli Lilly and GlaxoSmithKline, she has gained deep insight into building strong organizations and marketing to defined customer segments.
●
R&D and Product Development – Ms. Connelly led an R&D global product development organization at Eli Lilly and Co-Chaired the Global Product Investment Board at GlaxoSmithKline for six years.
●
Human Capital Management and ESG Experience – As a former Human Resources executive, Ms. Connelly has valuable insight in compensation/benefits oversight and managing a large-scale, diverse workforce along with experience in identifying, assessing and managing risk exposure at public companies.

24

ITEM 1: ELECTION OF DIRECTORS

Jill Granoff

Senior Advisor, Eurazeo Brands

Independent

Age: 61

Director Since: 2022

Race/Ethnicity: White

Committees:

●
CMD (Chair)
●
Finance

Previous Public Directorships During
 Last Five Years:

Unibail-Rodamco-Westfield SE

Professional Background

●
Senior Advisor, Eurazeo Brands (2024 to current); Managing Partner, Eurazeo (2020 to 2024),Chief Executive Officer, Eurazeo Brands (2017 to 2024)
●
Chief Executive Officer, Vince Holding Corp. (2013 to 2015), Chief Executive Officer, Kellwood Company, LLC (2012 to 2013)
●
Chief Executive Officer, Kenneth Cole Productions, Inc. (2008 to 2011)
●
Executive Vice President, Direct Brands, Liz Claiborne, Inc. (2007 to 2008), Group President, Direct to Consumer (2006 to 2007)
●
Various senior leadership positions, L Brands Inc. (1999 to 2006), including President and Chief Operating Officer, Victoria’s Secret Beauty (2005 to 2006) and Co-Leader and Chief Operating Officer, Victoria’s Secret Beauty (2004 to 2005)
●
Various senior leadership positions, The Estée Lauder Companies Inc., including Senior Vice President, Strategic Planning, Finance and IT (1990 to 1999)

Relevant Skills and Experience

●
Leadership Experience – Ms. Granoff has over 30 years of experience leading large consumer-driven organizations. She is currently Senior Advisor to Eurazeo Brands, a global consumer growth equity platform, following her successful tenures as its Chief Executive Officer and as Managing Partner of Eurazeo. Ms. Granoff is a two-time public company Chief Executive Officer, including of Vince Holding Corp., where she led the company’s IPO, and Kenneth Cole Productions. Ms. Granoff is a long-standing member of Fortune’s Most Powerful Women and has received numerous awards for her visionary leadership. She has extensive experience on audit, compensation, nominating and governance, and strategic planning committees, having served on the boards of Unibail-Rodamco-Westfield, Demandware, Cosmetic Executive Women, and the Fashion Institute of Technology.
●
Industry Knowledge and Experience – Ms. Granoff is widely known as a strategist, operator and brand builder in the beauty, fashion and retail industries. She brings a unique ability to recognize and position companies to meet evolving consumer needs and has successfully driven profitable growth for numerous brands including Estee Lauder, Victoria’s Secret, Vince, Kate Spade and Juicy Couture. Ms. Granoff has managed over 1000 retail stores and websites and has a deep understanding of omni-channel business dynamics.
●
Finance Experience – As Managing Partner of Eurazeo, a leading global investment group with a diversified portfolio of $35 billion in assets under management, Ms. Granoff was responsible for leading investment activities and overseeing the performance of the firm’s Brands portfolio globally. Her tenure included a review more than 2,000 investment opportunities in beauty, fashion, food and beverage and home.

MACY’S, INC. 2024 PROXY STATEMENT	25

ITEM 1: ELECTION OF DIRECTORS

William H. Lenehan

President and Chief Executive Officer of Four Corners Property Trust, Inc.

Independent

Age: 47

Director Since: 2016

Race/Ethnicity: White

Committees:

●
Audit
●
Finance

Other Current Public Directorships:

Four Corners Property Trust, Inc.

Professional Background:

●
President and Chief Executive Officer, Four Corners Property Trust, Inc. (2015 to current)
●
Special Advisor to the Board of Directors of EVOQ Properties, Inc. (2012 to 2014)
●
Interim Chief Executive Officer of MI Developments, Inc. (now known as Granite Real Estate Investment Trust) (2011)
●
Investment Professional, Farallon Capital Management LLC (2001 to 2011)

Relevant Skills and Experience:

●
Leadership Experience – Mr. Lenehan brings valuable experience as a two-time public company Chief Executive Officer and six-time public company board member, with specific expertise in strategy, finance, M&A and corporate governance through his many years of service on board committees. He currently serves as President and Chief Executive Officer of Four Corners Property Trust, overseeing a portfolio of over 1,000 commercial properties across the U.S.
●
Real Estate Experience – Mr. Lenehan has extensive real estate investment expertise, both with public companies and private assets. In his role at Four Corners Property Trust, Mr. Lenehan has overseen the company’s acquisition of more than 700 buildings and the management of its portfolio that encompasses retail, restaurants, auto-service, medical retail and more, and includes outparcels to malls and shopping centers. Mr. Lenehan’s approximately 25 years in the real estate industry also includes a decade of experience specific to companies with an Operating Company / Property Company structure and experience in monetizing real estate held by operating companies.
●
Finance Experience – Mr. Lenehan brings considerable experience in finance as an asset manager, including serving as a real estate investment professional for the first decade of his career. During his tenure at Farallon Capital Management LLC, Mr. Lenehan was involved with numerous public and private equity investments in the real estate sector and helped execute the approximately $8 billion take-private transaction of one of the largest public mall companies, The Mills, by Simon Property Group.

26

ITEM 1: ELECTION OF DIRECTORS

Sara Levinson Retired Director of Katapult Independent Age: 73 Director Since: 1997 Race/Ethnicity: White Committees: ● CMD ● NCG Other Current Public Directorships: Harley Davidson, Inc.

Professional Background

●
Co-Founder and a Director, Katapult, formerly known as Kandu (2013 to 2023)
●
Non-Executive Chairman, ClubMom, Inc. (2002 to 2008)
●
Chairman and Chief Executive Officer, ClubMom, Inc. (2000 to 2002)
●
President, Women’s Group of publisher Rodale, Inc. (2002 to 2005)
●
President, NFL Properties, Inc. (1994 to 2000)
●
Co-President and Executive Vice President, MTV: Music Television (division of Viacom) (1990 to 1994)
●
Executive Vice President, MTV Networks (Division of Viacom) (1986 to 1990)

Relevant Skills and Experience

●
Leadership Experience – Ms. Levinson possesses over three decades of leadership experience, serving as a senior executive at major consumer-oriented companies in the entertainment, media, sports and technology industries. She co-founded Katapult, a digital entertainment company, and has worked with iconic brands including the NFL, MTV and Showtime to produce innovative strategies that resonate with diverse audiences. At the NFL, Ms. Levinson oversaw a $3 billion licensing consumer products and e-commerce division, corporate sponsorship, marketing, special events, club services, and publishing. Ms. Levinson also brings experience serving as a director on public company boards and expertise in strategy, governance and executive compensation through her service on board committees.
●
Industry Knowledge and Experience – Ms. Levinson brings deep expertise in social networking, e-commerce and technology innovation through her more than ten years as Co-founder and Director of Katapult and her tenure as Chairman and Chief Executive Officer of ClubMom, Inc. (later named Café Media), an online social networking community for mothers.
●
Sales and Marketing and Technology Experience – Ms. Levinson has extensive knowledge and expertise in marketing, merchandising and trademark licensing. As Co-President of MTV Networks, Ms. Levinson led the company’s global expansion, bringing the network to almost every continent and into publishing, merchandising, and licensing. Ms. Levinson also built the NFL’s first marketing and research departments and is credited with expanding the league’s fan development and marketing, targeting women and children for the first time in League history.

MACY’S, INC. 2024 PROXY STATEMENT	27

ITEM 1: ELECTION OF DIRECTORS

Douglas W. Sesler

Founder and President, Fair Street Partners

Independent

Age: 62

Director Since: 2024 Nominee

Race/Ethnicity: White

Other Current Public Directorships:

Urban Edge Properties

Previous Public Directorships During Last Five Years:

Gazit Globe Ltd., now G City

Professional Background:

●
Founder and President, Fair Street Partners (2021 to Current)
●
Head of Real Estate, Macy’s, Inc. (2016 to 2021)
●
President, True Square Capital LLC (2011 to 2016)
●
Co-Head, Global Real Estate Investment Banking and Global Head of Real Estate Principal Investments, Bank of America Merrill Lynch (2005 to 2011)
●
Managing Director, Global Real Estate Investment Bank Group, Citigroup (1994 to 2005)

Relevant Skills and Experience:

●
Leadership Experience – Mr. Sesler brings over 35 years of leadership experience, having served in senior roles at Macy’s, Inc., True Square Capital LLC and Bank of America Merrill Lynch and Citigroup, leading domestic and global real estate and investment teams. As founder of Fair Street Partners, a private real estate investment and development platform, Mr. Sesler has actively invested in real estate developments, including conversion of retail real estate into alternative uses, and acted as financial advisor in the restructuring of real estate investments.
●
Real Estate Experience – Mr. Sesler’s real estate industry expertise spans real estate advisory, investing, finance and restructuring. Prior to founding Fair Street Partners, Mr. Sesler was responsible for Macy’s, Inc.’s real estate portfolio totaling over 100 million square feet, including overseeing the overall strategy to enhance real estate value and the completion of over 160 transactions to monetize and develop over $2 billion of real estate. During his time at Bank of America Merrill Lynch, he managed an $8 billion portfolio of opportunistic real estate for the firm's balance sheet and for third party fund investors. Mr. Sesler has also served as a member of the Real Estate Roundtable, Urban Land Institute, the National Association of Real Estate Investment Trusts, and ICSC.
●
Finance Experience – Mr. Sesler led Macy’s, Inc.’s financial restructuring during the COVID-19 pandemic, raising $4.5 billion to recapitalize the Company. Mr. Sesler has been responsible for hundreds of M&A transactions, initial public offerings and capital raising efforts throughout his career, including the sale of Archstone, the $18 billion multifamily platform owned by the Lehman Brothers Estate and the $40 billion sale of Equity Office Properties to Blackstone, numerous acquisitions on behalf of New Plan Realty and Brookfield Properties and IPO's for DLF (India's largest real estate company), Digital Realty and Douglas Emmett.

28

ITEM 1: ELECTION OF DIRECTORS

Tony Spring Chief Executive Officer and Chairman-Elect, Macy’s, Inc. Age: 59 Director Since: 2023 Race/Ethnicity: White

Professional Background

●
Chief Executive Officer and Chair-Elect, Macy’s, Inc. (2024 to current)
●
President and CEO-Elect, Macy’s, Inc. (2023 to 2024)
●
Executive Vice President, Macy’s, Inc. (2021 to 2023)
●
Chairman and Chief Executive Officer Bloomingdale’s (2014 to 2023)
●
President and Chief Operating Officer, Bloomingdale’s (2008 to 2014)
●
Executive Vice President, Bloomingdale’s (2004 to 2008)

Relevant Skills and Experience

●
Leadership Experience – Mr. Spring has over three decades of experience with Macy’s, Inc. and currently serves as Chief Executive Officer and Chair-Elect of the company. He is a proven, results-oriented leader, who has been instrumental in the development and execution of the company’s transformation as a key member of the executive leadership team. Prior to being appointed Chief Executive Officer and Chair-Elect of Macy’s, Inc., Mr. Spring served as Chairman and Chief Executive Officer of Bloomingdale’s. Previously, he served as Executive Vice President of Macy’s. Inc. and oversaw Bluemercury.
●
Industry Knowledge and Experience – Mr. Spring has extensive knowledge of merchandising, marketing, and operations for brick-and-mortar and online retail, having worked across functions at Bloomingdale’s for over 25 years, most recently serving as Chairman and Chief Executive Officer from 2014 to 2023. Mr. Spring serves as a member of the Executive Committee of the National Retail Federation and the board chair for the National Retail Federation Foundation.
●
Sales and Marketing Experience – Mr. Spring has been a customer-focused innovator during his more than three decades with Macy’s, Inc., known for his brand-building and merchandising talents. As Chairman and Chief Executive Officer of Bloomingdale’s, he drove the successful transformation of the nameplate, leading the business to record sales volumes and customer engagement. Mr. Spring was responsible for the introduction and growth of luxury brands and accelerated growth of Bloomingdale’s Digital business, expanding brands, functionality, and launching marketplace. He also repositioned Bluemercury into a vibrant and growing nameplate for the company.

MACY’S, INC. 2024 PROXY STATEMENT	29

ITEM 1: ELECTION OF DIRECTORS

Paul C. Varga

Former Chairman and Chief Executive Officer of Brown-Forman Corporation

Lead Independent Director

Age: 60

Director Since: 2012

Race/Ethnicity: White

Committees:

●
CMD
●
Finance

Other Current Public Directorships:

Churchill Downs Incorporated

Previous Public Directorships During
Last Five Years:

Brown-Forman Corporation

Professional Background:

●
Chairman and Chief Executive Officer, Brown-Forman Corporation (2007 to retirement in 2019)
●
President and Chief Executive Officer, Brown-Forman Beverages, a division of Brown-Forman Corporation (2003 to 2005)
●
Global Chief Marketing Officer, Brown-Forman Spirits (2000 to 2003)

Relevant Skills and Experience:

●
Leadership Experience – Mr. Varga brings tremendous leadership experience as the former Chief Executive Officer of a global, publicly traded consumer products company. At Brown-Forman, he significantly expanded the company’s global presence, initiated meaningful brand innovations, and oversaw some of the highest and most consistent growth rates in the distilled spirits industry. He also brings valuable experience gained as a public company board member.
●
Sales and Marketing Experience – Mr. Varga brings extensive knowledge and expertise in strategy, building brand awareness, product development, marketing, distribution and sales, all of which complements our Board’s diverse skillset. Upon his retirement at Brown Forman in 2018, the company’s 3, 5, and 10 year total shareholder returns were 18%, 17%, and 17%, respectively due to active portfolio management, successful American whiskey innovation on the Jack Daniel’s, Woodford Reserve, and Old Forester trademarks, and investments in distillery homeplaces, brand packaging, and value-adding sponsorships.
●
Finance Experience – At Brown Forman, Mr. Varga produced an industry-leading 20% Return on Invested Capital through excellent capital deployment, regular reinvestment in the business, targeted acquisitions and dispositions, conservative debt profile, share repurchases, and dividend consistency as evidenced by the company’s standing as a S&P Dividend Aristocrat. Mr. Varga currently serves as a Member of the Audit Committee on the Churchill Downs Incorporated board.
●
ESG Experience – During his time as CEO, Mr. Varga was a champion of corporate responsibility and diversity and inclusion initiatives at Brown-Forman. He oversaw the launch of the company’s seven Employee Resource Groups and spearheaded programs intended to enhance employee engagement and employee safety.

30

ITEM 1: ELECTION OF DIRECTORS

Tracey Zhen Former President, Zipcar, a subsidiary of Avis Budget Group, Inc. Independent Age: 47 Director Since: 2021 Race/Ethnicity: Asian Committees: ● Audit ● NCG

Professional Background:

●
President, Zipcar (2017 to 2022)
●
Various senior positions at TripAdvisor, Inc., including Vice President and General Manager, Housetrip and Vice President, Vacation Rental Supply and Vice President and General Manager, FlipKey (2012 to 2016)
●
Various senior positions at Expedia, Inc., including General Manager, Emerging Markets, Head of Strategy, EMEA, and Finance Director, Expedia UK (2006 to 2011)
●
Various senior roles at IAC, Inc. including Director, FP&A and Associate Director, Strategic Planning (2000 – 2006)
●
Analyst, Investment Banking, Bears Stearns & Co., Inc. (1998 to 2000)

Relevant Skills and Experience

●
Leadership Experience – Ms. Zhen brings over 25 years of experience in consumer technology across the mobility, travel, and media industries. She has a track record of building and scaling leading global consumer brands at Zipcar, TripAdvisor and Expedia. Under Ms. Zhen’s leadership, Zipcar was named one of the Top 100 Women-Led Businesses in Massachusetts by The Boston Globe and The Women’s Edge. Ms. Zhen also serves on the Board of Trustees (Executive Committee member) of the Mass Technology Leadership Council.
●
Technology Experience – Ms. Zhen has a track record of fueling innovation and strategically applying technology to deliver growth and transformation. In her role as President of Zipcar, she oversaw all facets of the business with a focus on platform innovation and leveraging technology to expand Zipcar’s position as a category leader within the fast-growing mobility sector.
●
Sales and Marketing Experience – Ms. Zhen brings unique expertise in product innovation, technology platform development, strategy, and consumer marketing and finance. She also has a proven track record of leading international business growth and solidifying strategic partnerships, all of which bring tremendous value to the Board.

MACY’S, INC. 2024 PROXY STATEMENT	31

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Further Information Concerning the Board of Directors

Director Independence

Our Corporate Governance Principles require that a majority of the Board consist of directors who the Board has determined are independent under the independence standards adopted by the Board, which comply with the listing standards of the New York Stock Exchange (NYSE). Accordingly, the Board has adopted Standards for Director Independence to assist the Board in determining director independence, which require that the Board consist of directors who the Board has determined do not have any material relationship with the Company and who are otherwise independent. Listed below are the Board’s independence standards, which are also disclosed on our website at www.macysinc.com/investors/corporate-governance/governance-documents:

●	The director may not be an employee and no member of the director’s immediate family may be an executive officer of Macy’s or any of its subsidiaries, currently or within the preceding 36 months. For purposes of the standards, “immediate family” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.
●	The director or any member of his or her immediate family may not receive, or have received, during any 12-month period within the preceding 36 months, direct compensation of more than $120,000 per year from Macy’s or any of its subsidiaries. Exceptions include director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent on continued service or, in the case of an immediate family member, compensation for service as a non-executive employee.
●	The director is not a current partner or employee of a firm that is Macy’s internal or external auditor; no member of the director’s immediate family is a current partner of such firm, or an employee of such a firm and personally works on Macy’s audit; or neither the director nor any member of his or her immediate family was within the last three years a partner or employee of such a firm and personally worked on Macy’s audit within that time.
●	The director is not a current employee and no member of his or her immediate family is a current executive officer of a company that makes payments to, or receives payments from, Macy’s for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.
●	The director does not serve as an executive officer of a charitable or non-profit organization to which Macy’s has made contributions that, in any of the last three fiscal years, exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues.
●	Neither the director nor a member of the director’s immediate family is employed as an executive officer (and has not been employed for the preceding 36 months) by another company where any of Macy’s present executive officers at the same time serves or served on that company’s compensation committee.

Our Board has determined that each of the following Non-Employee Director nominees qualifies as independent under NYSE rules and satisfies our Standards for Director Independence: Emilie Arel, Torrence Boone, Ashley Buchanan, Marie Chandoha, Naveen Chopra, Deirdre Connelly, Jill Granoff, William Lenehan, Sara Levinson, Douglas Sesler, Paul Varga and Tracey Zhen. Our Board also previously determined that Francis Blake, who is currently serving as a Non-Employee Director and is not standing for reelection at the Annual Meeting, and John Bryant and Leslie Hale, who served as directors during 2023, each qualify as independent under NYSE rules and satisfy our Standards for Director Independence. Jeff Gennette was and Tony Spring is employed by Macy’s and therefore they do not meet the independence standards set forth under the NYSE rules and our Standards for Director Independence.

32

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

As part of its independence determination, the NCG Committee reviewed each director’s employment status and other board commitments and, where applicable, each director’s (and his or her immediate family members’) affiliation with consultants, service providers or suppliers of the Company and transactions, relationships, and arrangements with the Company. With respect to each Non-Employee Director, the NCG Committee determined that neither the director nor any immediate family member was employed by a company providing goods or services to Macy’s or the amounts involved were below the monetary thresholds set forth in the Standards for Director Independence.

Board Leadership Structure

Our Corporate Governance Principles provide that our Board is free to select its Chairman and the Chief Executive Officer (CEO) in the manner the Board considers to be in the best interests of the Company at any given point in time. These positions may be filled by one individual or by two different individuals. If the Chairman is not an independent director, the Board will designate an independent director to serve as lead independent director pursuant to the Company’s Lead Independent Director Policy.

Our Chairman and CEO functions historically have been performed by a single individual. In February 2024 the Board elected Mr. Spring as Chief Executive Officer and Chairman of the Board-Elect to succeed Mr. Gennette following his retirement as Chief Executive Officer on February 3, 2024. Mr. Gennette will continue to serve as Non-Executive Chairman until the Annual Meeting to assist in the leadership transition, and Mr. Spring will begin serving as Chairman of the Board following the Annual Meeting. Our Board believes this combined leadership model works well. Collectively with the current composition of the Board, the use of a lead independent director, and the other elements of our corporate governance structure, the combined CEO and Chairman position strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of our business and affairs.

Mr. Gennette and Mr. Spring are experienced retail executives and long-time employees with board experience. As CEO, Mr. Spring has the primary responsibility for developing corporate strategy and managing our day-to-day business operations. As a board member, he will be positioned to 1) chair regular Board meetings; 2) provide direction to management regarding the needs, interests and opinions of the Board; and 3) monitor key business issues and shareholder matters that are brought to the attention of the Board. In their respective roles, Mr. Gennette and Mr. Spring currently promote unified leadership and direction for the Board and management. In addition, strong corporate governance structure and process enables our independent directors to continue to effectively oversee management and key issues such as strategy, risk and integrity. Board committees are comprised solely of independent directors. As such, independent directors oversee critical matters, including the integrity of our financial statements, the compensation of our CEO and management executives, the financial commitments for capital projects, the selection and annual evaluation of directors, and the development and implementation of corporate governance programs.

Our Board and each Board committee have access to any member of management and the authority to retain independent legal, financial and other advisors as appropriate. The Non-Employee Directors, all of whom are independent, meet in executive session without management either before or after regularly scheduled Board and Board committee meetings to discuss various issues and matters including the effectiveness of management, as well as our performance and strategic plans. Paul C. Varga, our Lead Independent Director, presides at these executive sessions.

MACY’S, INC. 2024 PROXY STATEMENT	33

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Lead Independent Director

Since our Chairman is not an independent director, the Board elected Paul Varga to serve as Lead Independent Director for a two-year term commencing in May 2023.

Under our Lead Independent Director Policy, the lead independent director has the following responsibilities:

FUNCTIONS AS LIAISON WITH THE CHAIRMAN AND/OR THE CEO	BOARD MEMBERSHIP AND PERFORMANCE EVALUATION
●
Serves as liaison between the independent directors and the Chairman and/or the CEO (although all directors have direct and complete access to the Chairman and/or CEO at any time as they deem necessary or appropriate)
● Provides input, when appropriate, to the chair of the NCG Committee with respect to the annual Board and committee evaluation process
● Communicates Board member feedback to the Chairman and/or CEO	● Advises the NCG Committee and Chairman on the membership of the various Board committees and the selection of committee chairpersons
Meetings of Independent Directors	Shareholder Communication
● Has the authority to call meetings of the independent directors	● Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate
● Approves the agenda for executive sessions of the independent directors	● If requested by shareholders or other stakeholders, ensures that he/she is available, when appropriate, for consultation and direct communication
Presides at Executive Sessions	Approves Appropriate Provision of Information to the Board such as Board Meeting Agendas and Schedules
● Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors
●
Consults with the Chairman on, and approves when appropriate, the information sent to the Board, including the quality, quantity and timeliness of such information, as well as approving meeting agendas

● Facilitates the Board’s approval of the number and frequency of Board meetings, and approves meeting schedules to ensure there is adequate time for discussion of all agenda items

The Lead Independent Director is selected from among the Non-Employee Directors who satisfy the independence criteria of the NYSE and Macy’s Inc.’s Standards for Director Independence. The Chair of the NCG Committee and management discuss candidates for the Lead Independent Director position and consider many of the same types of criteria as candidates for the chair of Board committees, including, among other things:

●	Tenure
●	Previous service as a Board committee chair
●	Diverse experience
●	Participation in and contributions to activities of the Board
●	Time commitment

The Chair of the NCG Committee recommends for consideration by the NCG Committee a nominee for Lead Independent Director every two years (or as required to address any vacancy in the position). If the NCG Committee approves the nominee, it will recommend the Board elect the nominee as Lead Independent Director at its next regularly scheduled meeting.

34

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Evaluations

The Board and each Board committee conducts a self-evaluation each year. In 2023, the evaluation process was conducted under the leadership of the Lead Independent Director and Chair of the NCG Committee. Periodically, the Board may engage an independent third-party to assist in the evaluation process.

Evaluation Process

Survey	Each Board and committee member completes a comprehensive survey regarding the Board and each committee on which they serve.

Compile Results and Solicit Feedback

The survey responses are compiled and provided to the Lead Independent Director and Chair of the NCG Committee. The Lead Independent Director conducts follow-up conversations with each Board member with respect to survey responses.

Lead Independent Director and NCG Chair Discuss	The Lead Independent Director and NCG Chair discuss survey results and feedback received during the individual calls.

NCG Committee Reviews in Executive Session

NCG Chair leads a discussion at the March NCG Committee meeting, in executive session, to:

●
review and discuss observations from the survey responses and the interviews conducted; and
●
agree on any follow-up by the NCG Committee or management on the evaluation results.

Board Reviews in Executive Session

The NCG Chair reports to the Board, in executive session, on any matter arising from the Board/committee evaluations. Following the March meeting, the NCG Chair meets with the Board Chair to discuss any follow-up on the Board/committee evaluations.

CEO Succession Planning

The Board, together with the CMD Committee, regularly conducts a detailed review of management development and short-term and long-term succession plans.  The Board and the CMD Committee are focused on ensuring that top management positions, including the CEO position, can be filled without undue interruption and that the leadership composition reflects the subject-matter experts required to deliver on our strategic priorities.

Macy’s successfully completed a leadership transition this year that was carefully planned over a multi-year period.  See “Compensation Discussion and Analysis – Leadership Transitions.”

MACY’S, INC. 2024 PROXY STATEMENT	35

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Risk Oversight

Enterprise Risk Assessment

We have an enterprise risk management program that identifies and prioritizes enterprise risks. Enterprise risks are categorized and evaluated using risk scoring based on weighted impact, likelihood and velocity, both before and after application of control measures, to indicate the Company’s current risk posture. An annual risk review schedule is prepared for updates to the full Board or assigned committee. At Board and committee meetings throughout the year, management discusses the risk exposures identified as being most significant to the Company and actions that management may take to monitor or mitigate the exposures. Overall risk outlook is evaluated at least biannually at these meetings. The program utilizes a network of functional experts with managerial responsibility for various aspects of enterprise risk management.

The Audit Committee is responsible for discussing policies with respect to the Company’s risk assessment and risk management, including possible risks related to data privacy, computerized information controls and cybersecurity, and to consider any recommendations for improvement of such controls. The Chair of the Audit Committee updates the full Board on these discussions.

The Audit Committee, and the Board when appropriate, receive regular updates from management on IT security, internal and external security reviews, data protection, risk assessments, breach preparedness, systems disruption risk, threat assessments, response plans and consumer privacy compliance in overseeing our cybersecurity risk management program. The NCG Committee oversees risks related to governance matters, as well as the Company’s programs, policies and practices relating to charitable, political, environmental and human rights issues, impacts and strategies, and the CMD Committee oversees human capital-related risks.

36

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board’s risk oversight strategy is further described as follows:

BOARD OF DIRECTORS REVIEW OF ENTERPRISE AND STRATEGIC RISKS
● Corporate Strategy ● Enterprise Risk Management Framework ● Talent Review and Succession Planning

BOARD COMMITTEES PRIMARY AREAS OF RISK OVERSIGHT				MANAGEMENT KEY RISK RESPONSIBILITIES

AUDIT	COMPENSATION AND MANAGEMENT DEVELOPMENT	FINANCE	NOMINATING AND CORPORATE GOVERNANCE
●
Design and execute risk management program
●
Identify, analyze, mitigate and escalate risks
●
Evaluate and prioritize risks into tiers, further escalating to our CEO, Committees and/or Board, as appropriate
●
Ongoing engagement with Committee Chairs on areas of primary risk oversight

● Financial Reporting ● Internal Controls ● Enterprise Risk Process ● Compliance ● IT Risks and Cybersecurity	● Executive Compensation ● Enterprise-wide Compensation Program, policies and incentive plans ● Human Capital Management	● Capital Structure ● Treasury	● Human Rights Governance Structure ● Environmental matters ● Charitable and political matters

Each Board committee is responsible for overseeing risks within its respective areas of accountability. The Committees report to our Board any risks that they conclude may be reasonably likely to be significant to our organization and update our Board on their specific risk oversight activities. Our Committees and Board also consider evolving risks such as those relating to human capital management and environmental, social and governance (ESG) matters.

Compensation Risk Assessment

The CMD Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviews and discusses at least annually the risk analysis of incentive compensation programs and evaluates compensation policies that could mitigate such risks.

Our internal compensation team analyzed our 2023 executive compensation program to determine the potential for incentive plan provisions or design features that could exacerbate or incentivize business risk. Consistent with prior year’s conclusions, our analysis indicated our compensation program is well-designed and does not create material risk for the Company. The program also includes a number of features that mitigate risk and protect against the potential for unintended consequences. The analysis was reviewed by our Chief Legal Officer and Semler Brossy Consulting Group LLC (Semler Brossy), the independent compensation consultant to the CMD Committee, and discussed with the CMD Committee.

MACY’S, INC. 2024 PROXY STATEMENT	37

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our review noted the following features of our executive compensation program:

●	Appropriate pay philosophy, peer group and market positioning to support business objectives
●	Program design is compared to peer practices and evaluated for risk
●	Effective balance in:
–	Cash and equity mix
–	Performance- and time-based equity
–	Shorter- and longer-term performance focus
–	Performance objectives set with a reasonable probability of achievement at the time they are set
–	Use of multiple performance metrics in the incentive plans
●	Focused on critical 2023 business priorities considering the continued uncertainty in the macroeconomic environment, as well as absolute and relative stock price appreciation
●	Ability of the CMD Committee to use discretion to reduce amounts earned based on a subjective evaluation of quality of earnings, individual performance, etc.
●	Meaningful risk mitigators are in place, including: 1) substantial stock ownership guidelines and retention ratios; 2) clawback provisions; 3) anti-hedging/pledging policies; and 4) independent CMD Committee oversight

38

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Committees of the Board

The Board had the following standing committees throughout fiscal 2023: the Audit Committee, the CMD Committee, the Finance Committee, and the NCG Committee. Committee memberships noted below reflect committee composition as of March 21, 2024.

Audit Committee Marie Chandoha Torrence N. Boone Ashley Buchanan Naveen K. Chopra William H. Lenehan Tracey Zhen

6BNUMBER OF MEETINGS IN FISCAL 2023: 11

The Audit Committee was established in accordance with the applicable requirements of the Securities Exchange Act of 1934 (Exchange Act) and the NYSE. The charter for the Audit Committee is available on our website at www.macysinc.com/investors/corporate-governance/governance-documents. All current members of the Audit Committee are independent under our Standards for Director Independence, the NYSE independence standards and applicable SEC rules. The Board has determined that all members are financially literate for purposes of NYSE listing standards, and that Ms. Chandoha qualifies as an “audit committee financial expert” because of her business experience, understanding of generally accepted accounting principles and financial statements, and educational background. See “Report of the Audit Committee” for further information regarding certain reviews and discussions undertaken by the Audit Committee.

7BRESPONSIBILITIES

●
assist the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors and internal audit function;
●
discuss policies with respect to the Company’s risk assessment and risk management, including possible risks related to data privacy, computerized information controls, cybersecurity, and consider any recommendations for improvement of such controls;
●
prepare the Audit Committee report for inclusion in the Company’s annual proxy statement; and
●
review climate-related disclosures.

Committee Chair	Audit Committee Financial Expert

MACY’S, INC. 2024 PROXY STATEMENT	39

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation and Management Development Committee Jill Granoff Emilie Arel Francis S. Blake Deirdre P. Connelly Sara Levinson Paul C. Varga

8BNUMBER OF MEETINGS IN FISCAL 2023: 5

The charter for the CMD Committee is available on our website at www.macysinc.com/investors/corporate-governance/governance-documents. All current members of the CMD Committee are independent under our Standards for Director Independence, the NYSE independence standards and applicable SEC rules and are “non-employee directors” under Rule 16b-3 of the Exchange Act. For information regarding the role of executive officers and the CMD Committee’s compensation consultant in determining or recommending the amounts or forms of compensation for our executive officers, see the Compensation Discussion and Analysis below.

9BRESPONSIBILITIES

●
make recommendations regarding the Company’s overall compensation philosophy and strategy;
●
design and administer the Company’s policies, programs and procedures for the compensation of the Company’s executives;
●
oversee the Company’s strategies and initiatives in support of an inclusive company culture;
●
oversee employee benefit programs;
●
ensure appropriate succession plans for the CEO and key executive positions; and
●
delegate its authority, as it deems appropriate, to a subcommittee or one or more officers of the Company as permitted by law.

Committee Chair

40

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Finance Committee Francis S. Blake Marie Chandoha Naveen K. Chopra Jill Granoff William H. Lenehan Paul C. Varga

10BNUMBER OF MEETINGS IN FISCAL 2023: 7

The charter for the Finance Committee is available on our website at www.macysinc.com/ investors/corporate-governance/governance-documents. All current members of the Finance Committee are independent under our Standards for Director Independence and the NYSE independence standards.

11BRESPONSIBILITIES

●
review with the appropriate officers of the Company and consider and approve and/or provide information with respect to the following:
–
the financial considerations relating to leases and licenses and the acquisition of businesses or divestiture of Company operations (within the parameters set forth in the Finance Committee charter);
–
debt or equity transactions, including, for example, financings, refinancings, the issuance of new common or preferred stock, debt repurchases and stock repurchase programs, that require Board approval;
–
changes in the financial policy or structure of the Company as may have a material financial impact on the Company as a whole;
–
capital projects, whether or not included in the capital budget, investments in any entity on behalf of the Company and other financial commitments that require Finance Committee review and approval (where the cost or undertaking associated therewith is between $25 million and $50 million) and that require Board approval (where the cost or undertaking associated therewith is in excess of $50 million);
–
Company consolidations of operations that require Finance Committee review and approval (where the projected cost of the consolidation is between $25 million and $50 million) and that require Board approval (where the projected cost of the consolidation exceeds $50 million); and
–
long-term business/financial plan and long-term capital plan prepared by management and recommend the plans to the Board for approval.

Committee Chair

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FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominating and Corporate Governance Committee Deirdre P. Connelly Emilie Arel Torrence N. Boone Ashley Buchanan Sara Levinson Tracey Zhen

12BNUMBER OF MEETINGS IN FISCAL 2023: 6

The charter for the NCG Committee is available on our website at www.macysinc.com/investors/corporate-governance/governance-documents. All current members of the NCG Committee are independent under our Standards for Director Independence and the NYSE independence standards.

13BRESPONSIBILITIES

●
identify and recommend to the Board for election at the annual meeting of shareholders and/or appointment qualified candidates for membership on the Board and its committees, consistent with criteria approved by the Board;
●
oversee the evaluation of the Board;
●
oversee the Company’s corporate governance practices;
●
periodically review and report to the Board with respect to director compensation and benefits and make recommendations to the Board as the Committee deems appropriate; and
●
oversee the Company’s programs, policies and practices relating to charitable, political, social, environmental and human rights issues, impacts and strategies.

Committee Chair

Director Nomination and Qualifications

Our By-Laws provide that director nominations may be made by or at the direction of the Board. The NCG Committee is charged with identifying potential Board members and recommending qualified individuals to the Board for its consideration. The NCG Committee is authorized to employ third-party search firms to identify potential candidates. In evaluating candidates, the NCG Committee considers, among other things:

●	personal qualities and characteristics, accomplishments and reputation in the business community;
●	knowledge of the communities in which the Company does business and the retail industry or other industries relevant to our business;
●	relevant experience and background that would benefit the Company;
●	ability and willingness to commit adequate time to Board and committee matters;
●	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company and its shareholders; and
●	diversity of viewpoints, background, experience and demographics, including gender and ethnicity.

The NCG Committee also considers whether individuals satisfy the independence criteria set forth in the NYSE listing standards and our Standards for Director Independence, together with any special criteria applicable to service on various standing committees of the Board. The NCG Committee does not have a formal policy with respect to diversity. Our Board and the NCG Committee believe it is desirable that Board members represent diversity of gender, race and national origin, as well as diversity of viewpoints, background, experience and demographics.

The NCG Committee continuously reviews the skills and experiences of current Board members and those that the Company needs and will require in the future. The NCG Committee also reviews potential new director candidates on a regular basis.

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Candidates for nomination to the Board may be suggested by current directors, management, shareholders, or a third-party search firm engaged to assist with director recruitment.

Since 2006, the NCG Committee has retained an independent director search firm, Heidrick & Struggles, to identify and evaluate potential director candidates. The NCG Committee generally provides the search firm with guidance as to the skills, experience, and qualifications that the NCG Committee is seeking in potential candidates, and the search firm identifies candidates for the NCG Committee’s consideration. The firm provides background information on potential candidates and, if directed, makes initial contact with potential candidates to assess their interest in becoming a director of Macy’s. The NCG Committee members, the CEO, the lead independent director and at times other members of the Board, meet with and interview potential candidates.

The NCG Committee generally identifies nominees by first assessing whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary to the Board’s ability to oversee and guide the business and affairs of the Company. The Board generally nominates for re-election current members of the Board who are willing to continue in service, collectively satisfy the criteria listed above and are available to devote sufficient time and attention to the affairs of the Company. When the NCG Committee seeks new candidates for director roles, it seeks individuals with qualifications that will complement the experience, skills and perspectives of the other members of the Board.

Overboarding

Board members are expected to confirm that other commitments do not materially interfere with their service as a director of Macy’s Pursuant to the Company’s Corporate Governance Principles, directors should advise the Chair of the NCG Committee and the CEO before accepting membership on other boards of directors, membership on the audit committee of other boards, or other significant commitments involving affiliation with other businesses or governmental units. In evaluating proposed memberships, the NCG Committee Chair and the CEO consider:

●	the time commitments associated with the new directorship;
●	the director’s current employment and other public company board memberships and board or committee leadership positions held;
●	the overboarding policies of proxy advisory firms and key institutional investors;
●	actual or potential conflicts of interest; and
●	assurances the director will have sufficient capacity to fulfill his or her responsibilities.

Skills, Experience and Qualifications

Below we identify and describe the key skills, experience and qualifications the NCG Committee and Board consider in determining if a director is qualified. In addition, the NCG Committee reviews an individual’s diversity (including self-identified diversity characteristics) along a variety of dimensions and considers whether such individual’s diversity characteristics would complement the existing Board as a whole. The experience, qualifications, attributes and skills the Board considered in the nomination and re-nomination of our directors are reflected in their individual biographies beginning on page 19 and the skills matrix on page 45. The matrix is a summary; it does not include all of the skills, experiences and qualifications that each director nominee offers, and if a particular experience, skill or qualification is not listed, it should not suggest that a director does not possess that skill.

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LEADERSHIP EXPERIENCE:

Directors with significant senior leadership experience with large organizations provide us with unique insights. Strong leaders bring vision, strategic agility, diverse perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

FINANCE EXPERIENCE:

An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions and ensure the effective oversight of our financial measures and internal control processes.

INDUSTRY KNOWLEDGE AND EXPERIENCE:	We value directors with experience in our high priority areas, including consumer products, customer service, omni-channel retail, merchandising and supply chain.
SALES AND MARKETING EXPERIENCE:

Directors who have interacted with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide valuable insights. They understand consumer trends, marketing to consumers, the use of technology and evolving marketing channels such as social media, digital and e-commerce.

TECHNOLOGY EXPERIENCE:

Directors with an understanding of technology and cybersecurity as it relates to the retail industry, marketing and/or governance help the Company focus its efforts in developing and investing in new technologies and using technology to achieve the Company’s goals, create shareholder value and oversee cybersecurity risks.

REAL ESTATE EXPERIENCE:

Directors with an understanding of real estate investment and development assist the Company in developing and executing its business strategies to leverage the large portfolio of stores and distribution centers.

ESG EXPERIENCE:

Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director, including ESG.

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Director Skills Matrix

AREA OF EXPERIENCE	AREL	BOONE	BUCHANAN	CHANDOHA	CHOPRA	CONNELLY	GRANOFF	LENEHAN	LEVINSON	SESLER	SPRING	VARGA	ZHEN
LEADERSHIP EXPERIENCE
CEO/President/senior executive of public company, or recognized privately-held entity	●	●	●	●	●	●	●	●	●	●	●	●	●
Strategic planning, risk management, growth and transformation, succession planning and talent management	●	●	●	●	●	●	●	●	●	●	●	●	●
FINANCE EXPERIENCE
Investment banking or current or former CFO				●	●		●	●				●	●
Audit committee financial expert				●	●			●				●
INDUSTRY KNOWLEDGE EXPERIENCE
Senior executive or director of substantial business enterprises in relevant areas including consumer products, customer service, omni-channel retail, merchandising and supply chain	●	●	●		●	●	●		●	●	●	●	●
SALES & MARKETING EXPERIENCE
Sales and/or marketing, including use of social media, e-commerce and other digital channels	●	●	●	●	●	●	●		●		●	●	●
TECHNOLOGY EXPERIENCE
Understanding of retail and/or marketing technology	●	●	●	●	●		●		●		●		●
Cybersecurity	●	●			●
REAL ESTATE EXPERIENCE
Real estate investment company or developer/acquisitions and dispositions and/or property management					●			●		●
ESG EXPERIENCE
Environmental: Managing policies on climate change, pollutants and environmental stewardship		●	●	●			●					●
Social: Shareholder engagement, human capital, supply chain human rights, corporate charitable and political activity	●	●	●	●		●						●
Governance: Experience on boards other than Macy’s	●	●	●	●	●	●	●	●	●	●		●

Collectively, the composition of our Board reflects a wide range of viewpoints, thought leadership, background, experience and demographics, and includes individuals from a variety of professional disciplines and business sectors, with leadership experience at well-regarded commercial enterprises and nonprofit organizations.

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FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Diversity Matrix

Below are the self-identified demographic characteristics of our Board members as of March 21, 2024.

	FEMALE	MALE
Total Number of Directors
Gender	8	6
Race/Ethnicity
African American or Black	1	0
Asian	1	1
Hispanic/Latino	0	1
White	6	4
LGBTQ+	2

The Board Diversity Matrix includes Francis S. Blake (White male) and Jeff Gennette (White male). Mr. Blake and Mr. Gennette have not been nominated for reelection to the Board and their terms of office will expire immediately upon the conclusion of the Annual Meeting.

Attendance at Board Meetings

Our Board held nine meetings during the fiscal year ended February 3, 2024 (fiscal 2023). All of our current directors attended 95% or more of the meetings held during fiscal 2023 of the Board and Committees on which they served (held during the period in which they served).

We expect our directors to make reasonable efforts to attend annual meetings of shareholders. All Company directors serving at the time of our most recent annual meeting of shareholders held in May 2023 attended the meeting.

95%
or More Attendance

Director Nominations By Shareholders

Our NCG Committee will consider candidates for nomination recommended by our shareholders and will evaluate candidates using the same process and criteria as candidates identified by the NCG Committee. Shareholder nominations should be submitted in writing to Tracy M. Preston, Secretary, Macy’s, Inc., 151 West 34th Street, New York, New York 10001. The full name and address of the proposed candidate, a description of the proposed candidate’s qualifications and any other relevant biographical information should be included in the nomination.

Advance Notice By-Law. The advance notice provision of our By-Laws requires shareholders who nominate candidates to deliver written notice to the Secretary of Macy’s not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the preceding year’s annual meeting. If the scheduled annual meeting date differs from such anniversary date by more than 30 calendar days, the notice must be so delivered not earlier than the close of business on the 120th calendar day and not later than the close of business on the 60th calendar day prior to the date of the annual meeting. If the date of the annual meeting is not publicly announced by us in a report filed with the SEC, furnished to shareholders, or in a press release at least 75 calendar days prior to the annual meeting date, the nomination must be delivered to the Secretary of Macy’s not later than the close of business on the 10th calendar day following the day on which public announcement of the annual meeting date is first made. The advance notice provision

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requires the shareholder to submit specific information concerning itself and the proposed nominee, including, but not limited to, ownership information, name and address, and appropriate biographical information about and qualifications of the proposed nominee, and a statement whether such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than Macy’s nominees.

The presiding officer of the annual meeting may refuse to acknowledge a nomination not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are also applicable to shareholders who bring any other business before an annual meeting of the shareholders. See “Submission of Future Shareholder Proposals.”

Proxy Access By-Law. The proxy access provision in our By-Laws allows an eligible shareholder or group of no more than 20 eligible shareholders that has maintained continuous ownership of 3% or more of our common stock for at least three years to include in our proxy materials for an annual meeting of shareholders a number of director nominees up to the greater of two or 20% of the directors then in office. An eligible shareholder must maintain the required 3% beneficial ownership at least until the annual meeting at which the proponent’s nominee will be considered. Proxy access nominees who withdraw or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the next two annual meetings. If any shareholder proposes a director nominee under our advance notice provision, we are not required to include any proxy access nominee in our proxy statement for the annual meeting.

The shareholder is required to provide the information about itself and the proposed nominee(s) as indicated in the proxy access provision of our By-Laws. The required information must be in writing and delivered by personal delivery, overnight express courier or U.S. mail, postage pre-paid, addressed to the Secretary of Macy’s as follows:

●	received no earlier than the close of business on the 150th calendar day prior to the one-year anniversary of the mailing date of the previous year’s proxy statement; and
●	not later than the close of business on the 120th calendar day prior to the one-year anniversary of the mailing date of the previous year’s proxy statement.

If the scheduled annual meeting date differs from the anniversary date of the prior year’s annual meeting by more than 30 calendar days, the required information must be in writing and provided to the Secretary of Macy’s as follows:

●	received no earlier than the close of business on the 120th calendar day prior to the date of the annual meeting; and
●	not later than the close of business on the 60th calendar day prior to the annual meeting; or
●	if public announcement of the date of the annual meeting is not made at least 75 calendar days prior to the date of the annual meeting, notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made.

For purposes of this By-Law, “close of business” means 5:00 p.m. Eastern Time on any calendar day, whether or not a business day, and “principal executive offices” means 151 West 34th Street, New York, New York 10001.

We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our By-Laws.

Shareholder Engagement

We welcome the opportunity to engage with our shareholders to inform, solicit feedback and understand their perspectives on strategy and performance, ESG and other matters of mutual interest and importance. Over the last year members of our senior management, investor relations and corporate governance teams participated in numerous engagement activities with sell-side analysts and institutional investors, including conferences, small-group and one-on-one meetings and conference calls. We offer shareholders several ways to communicate with the Company and members of the Board, including through our investor relations website, our quarterly earnings webcasts and our Annual Meeting.

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FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Proxy Outreach Cycle

SUMMER	FALL	WINTER/SPRING	ANNUAL MEETING
Review annual meeting results to determine appropriate next steps, and prioritize post annual meeting shareholder engagement focus areas	Engage in annual off-season outreach meetings with shareholders and proxy advisory firms to solicit feedback and report to the CMD Committee and NCG Committee	Incorporate input from shareholder meetings into governance and compensation practices and disclosures as appropriate	Review performance and accomplishments in last fiscal year and answer questions submitted by shareholders

Each fall we undertake off-season outreach efforts to engage with our shareholders and the major proxy advisory firms following the annual meeting. The purpose of this outreach is to provide an update on and seek dialogue and feedback regarding our governance, diversity, equity and inclusion and sustainability practices as well as our compensation programs. In the fall of 2023, we reached out to 29 shareholders, including 26 of our top shareholders, representing over 59% of our outstanding shares (as of June 30, 2023), as well as major proxy advisory firms.

Ultimately, we held telephonic meetings with governance representatives of five shareholders representing more than 22% of our outstanding shares (as of June 30, 2023).

Engagement topics included:

●	Strategy Update
●	Sustainability
●	Diversity, Equity and Inclusion
●	Compensation
●	Governance

We received positive feedback from shareholders on the strength of our ESG-related programs, including disclosures and the 2022 Sustainability Report. The CEO transition was a frequent topic of discussion during such engagements. Consistent with past years, we continued to receive positive feedback on our governance program, diversity, equity and inclusion efforts; sustainability practices, and the thoroughness of our strategy. Shareholders provided suggestions on areas of additional disclosures and considerations. Following our off-season outreach, we provided an overview of the discussions and feedback to the applicable Board committees.

Communications With the Board

Shareholders and other interested parties may communicate with the full Board, the Audit Committee, the lead independent director, the other Non-Employee Directors, or any individual director by email to Directors@macys.com or by mail to Macy’s, Inc., 151 West 34th Street, New York, New York 10001, Attn: Chief Legal Officer. Please indicate to whom the communication is addressed. All communications are reviewed by the Corporate Secretary’s Office and are forwarded to the appropriate director(s) except those that are clearly unrelated to the duties and responsibilities of the Board or that are abusive, repetitive, in bad taste or that present safety or security concerns may be handled differently. Communications we receive that relate to accounting, internal accounting controls or auditing matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially.

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Retirement Policy

Our Corporate Governance Principles provide for a mandatory retirement age of 74. Our directors are required to resign from the Board as of the annual meeting following their 74th birthday.

Resignation Policy

The Board does not believe that a Non-Employee Director who retires or experiences an employment position change since becoming a Board member should necessarily resign from the Board. The Board requires, however, that promptly following such an event, the director notify the NCG Committee in writing and tender his or her resignation to the Committee for consideration.

Upon receipt of the notification of a change in status, the NCG Committee will review the continued appropriateness of the director remaining on the Board under the changed circumstances and recommend to the full Board whether to accept the resignation based on its assessment of what is best for the Company and its shareholders.

Corporate Governance Principles and Code of Business Conduct and Ethics

Our Corporate Governance Principles and Code of Conduct, both of which apply to our principal executive officer, principal financial officer and principal accounting officer, as well as our Non-Employee Director Code of Business Conduct and Ethics, are available on our website. In addition, the following charters, policies and by-laws can also be accessed at www.macysinc.com/investors/corporate-governance/governance-documents.

● Audit Committee Charter	● Standards of Director Independence
● Compensation and Management Development Committee Charter	● Code of Conduct
● Nominating and Corporate Governance Committee Charter	● Non-Employee Director Code of Business Conduct and Ethics
● Finance Committee Charter	● Lead Independent Director Policy
● Corporate Governance Principles	● Proxy Access By-Laws

Shareholders may obtain copies of these documents and the charters for the Board committees, without charge, by sending a written request to: Secretary, Macy’s, Inc., 151 West 34th Street, New York, New York 10001.

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FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Fiscal 2023 Director Compensation Program

Non-Employee Directors were entitled to receive the following compensation in fiscal 2023:

TYPE OF COMPENSATION	AMOUNT OF COMPENSATION
Board Retainer	$90,000 annually
Audit Committee Chair Retainer	$30,000 annually
Other Committee Chair Retainer	$25,000 annually
Committee (non-chair) Member Retainer	$10,000 annually
Lead Independent Director Retainer	$30,000 annually
Equity Grant	Annual award of restricted stock units with a value of $160,000
Matching Philanthropic Gift	Up to $500 annually

A Non-Employee Director may elect to defer all or a portion of his or her cash compensation into either stock credits or cash credits under the Director Deferred Compensation Plan. Those amounts are not paid until Board service ends. Stock credits are calculated monthly and shares of Macy’s common stock associated with the stock credits are transferred quarterly to a rabbi trust for the benefit of the participating Non-Employee Director. Dividend equivalents on amounts deferred as stock credits are “reinvested” in additional stock credits. Compensation deferred as cash credits earns interest at an annual rate equal to the yield (percent per annum) on 30-Year Treasury Bonds as of December 31 of the prior plan year.

On the date of the 2023 annual meeting, Non-Employee Directors elected at the annual meeting received a grant of time-based restricted stock units (RSUs) with a market value of approximately $160,000. With respect to Non-Employee Directors elected after the annual meeting date, our practice has been to grant RSUs valued at 50% of the annual grant if the Non-employee Director is elected within six months after the annual meeting. The RSUs generally vest at the earlier of 1) the first anniversary of the grant or 2) the next annual meeting of shareholders. Upon vesting, receipt of shares in payment of the RSUs is automatically deferred as stock credits under the Director Deferred Compensation Plan. The stock credits are paid in shares of Macy’s common stock six months after the Non-Employee Director’s Board service ends.

Non-Employee Directors and retired Non-Employee Directors may participate in the Company’s philanthropic matching gift program on the same terms as all regular employees. Macy’s matches up to a total of $500 of gifts made by the Non-Employee Director to qualifying charities in any calendar year.

Each Non-Employee Director and his or her spouse and eligible dependents receive the same merchandise discount on merchandise purchased at our stores that is available to all regular employees. This benefit remains available to them following retirement from the Board.

Director Compensation Program Review

In December 2023, the NCG Committee engaged Semler Brossy to prepare a competitive assessment of our Non-Employee Director compensation program. Semler Brossy assessed our Non-Employee Director pay levels relative to the same 15- company peer group the CMD Committee then used in connection with its review of the compensation of the Named Executive Officers (as described in the Compensation Discussion and Analysis below): Best Buy Co., Inc., Burlington Stores, Inc., Dick’s Sporting Goods, Inc., Dillard’s Inc., Dollar Tree, Inc., Foot Locker, Inc., Gap Inc., Kohl’s Corporation, Lowe’s Companies, Inc., Nordstrom, Inc., Ross Stores, Inc., Target Corporation, TJX Companies, Inc., Ulta Beauty, Inc. and Williams- Sonoma, Inc. Semler Brossy also utilized the 2022 – 2023 National Association of Corporate Directors (NACD) Director Compensation survey as a secondary reference. Semler Brossy’s review indicated that the structure of our Non-Employee Director compensation program is well aligned with peer and general industry practice and therefore, they did not propose changes to the Non-Employee Director pay program. Semler Brossy found that Macy’s current average total Non-Employee Director pay is positioned below the peer median, the mix of pay (42% cash and 58% equity) is consistent with peers and other program elements (committee pay and lead independent director retainer) are competitively positioned within the range of peer median.

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2024 Compensation Actions

NON-EXECUTIVE CHAIRMAN

The NCG Committee, with support from Semler Brossy, reviewed Mr. Gennette’s compensation when he was appointed Non-Executive Chairman in February 2024.  When determining his compensation, the NCG Committee reviewed and considered market data for non-executive chairman pay levels and recent examples of CEOs moving directly to non-executive chair positions. Following these discussions, the NCG Committee recommended and the Board set the compensation for the Non-Executive Chairman of the Board as the regular Board cash retainer (currently $90,000), a $160,000 cash payment in lieu of the annual board equity grant, given the anticipated short term period of Mr. Gennette’s appointment as Non-Executive Chairman, and a Board Chair cash retainer of $200,000/year, all on an annualized basis pro-rated based on the term of service.

Fiscal 2023 Non-Employee Director Compensation Table

The following table reflects the compensation for each Non-Employee Director for fiscal 2023. Mr. Gennette and Mr. Spring did not receive separate compensation for service as a Director.

2023 Director Compensation

	FEES EARNED
	OR PAID IN	STOCK	ALL OTHER
	CASH(1)	AWARDS(2)	COMPENSATION(3)	TOTAL
NAME	($)	($)	($)	($)
Emilie Arel	110,000	159,998	838	270,836
Francis S. Blake	125,000	159,998	2,355	287,353
Torrence N. Boone	110,000	159,998	1,112	271,110
John A. Bryant (4)	32,500	0	2,129	34,629
Ashley Buchanan	110,000	159,998	304	270,302
Marie Chandoha	124,999	159,998	6,284	291,281
Naveen K. Chopra (5)	100,833	159,998	0	260,831
Deirdre P. Connelly	125,000	159,998	4,612	289,610
Jill Granoff	121,250	159,998	1,646	282,894
Leslie D. Hale (4)	31,250	0	437	31,687
William H. Lenehan	110,000	159,998	1,029	271,027
Sara Levinson	110,000	159,998	3,682	273,680
Paul C. Varga	140,000	159,998	1,355	301,353
Tracey Zhen	110,000	159,998	693	270,691
(1)	All cash compensation is reflected in the “Fees Earned or Paid in Cash” column, whether paid currently in cash or deferred as cash or as stock unit credits under the Director Deferred Compensation Plan. Directors electing to defer all or a portion of their fees as stock units and the number of stock units credited were: Mr. Lenehan — 7,028 units.

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(2)	The Non-Employee Directors elected at the 2023 annual shareholders meeting received 10,818 RSUs on May 19, 2023, valued at $14.79 per share, which was the closing price of our common stock on the grant date. The following table shows the number of deferred stock unit credits (under the Director Deferred Compensation Plan) and RSUs held by each of the Non-Employee Directors as of the end of fiscal 2023:

	DEFERRED	RESTRICTED
	STOCK	STOCK
	UNIT CREDITS	UNITS
NAME	(#)	(#)
Arel	4,445	10,818
Blake	75,784	10,818
Boone	44,092	10,818
Bryant	8,414	0
Buchanan	12,545	10,818
Chandoha	9,400	10,818
Chopra	0	10,818
Connelly	102,411	10,818
Granoff	9,400	10,818
Hale	0	0
Lenehan	118,125	10,818
Levinson	141,842	10,818
Varga	89,009	10,818
Zhen	12,545	10,818
(3)	“All Other Compensation” consists of the items shown below. Merchandise discounts are credited to the Directors’ Macy’s charge accounts.

	MERCHANDISE
	DISCOUNT	TOTAL
NAME	($)	($)
Arel	838	838
Blake	2,355	2,355
Boone	1,112	1,112
Bryant	2,129	2,129
Buchanan	304	304
Chandoha	6,284	6,284
Chopra	0	0
Connelly	4,612	4,612
Granoff	1,646	1,646
Hale	437	437
Lenehan	1,029	1,029
Levinson	3,682	3,682
Varga	1,355	1,355
Zhen	693	693

(4)	Mr. Bryant and Ms. Hale ceased serving on the Board following our annual meeting of shareholders on May 19, 2023.
(5)	Mr. Chopra joined the Board effective April 1, 2023.

Director Stock Ownership Guidelines; Hedging/Pledging Policy

The Board has adopted stock ownership guidelines for Non-Employee Directors. Under these guidelines, Non-Employee Directors are required to own Macy’s common stock equal in value to five times the annual Board retainer and maintain this ownership level for their Board tenure. As of fiscal 2023, the annual Board retainer is $90,000 and the guideline was $450,000 of our common stock. Shares counted toward this requirement include:

●	any shares beneficially owned by the Non-Employee Director or immediate family members
●	time-based restricted stock or RSUs, whether or not vested
●	stock credits or other stock units credited to a Non-Employee Director’s account

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Stock subject to unvested or unexercised stock options granted to Non-Employee Directors does not count toward the ownership requirement. Non-Employee Directors must comply with these guidelines within five years from the date the Non-Employee Director’s Board service commenced. Each Non-Employee Director who has reached his or her ownership guideline date has satisfied the ownership requirement. In addition to these stock ownership guidelines, the RSUs granted to Non-Employee Directors each year are automatically deferred upon vesting under the Director Deferred Compensation Plan until six months after termination of Board service.

The Non-Employee Directors are covered by our Anti-Hedging/Anti-Pledging Policy which prohibits directors, executive officers and other participants in our long-term incentive plan from engaging in hedging and pledging transactions. The policy is described in greater detail on page 101.

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CORPORATE SOCIAL RESPONSIBILITY

Corporate Social Responsibility

Our Approach to Corporate Social Responsibility and ESG

Stewardship for managing our resources and maximizing our positive social impact continues to be at the forefront of the organization. Proactively engaging on issues that span the breadth of our operations — transparency, product responsibility and supply chain management, energy management, diversity, equity and inclusion and building resilient communities — remain critical components of our ESG programs.

We have embedded management of ESG matters at all levels of the company. Our management is responsible for the development and implementation of our ESG strategies and programs with ultimate oversight by our Board and its committees.

BOARD OF DIRECTORS	Responsible for oversight of corporate strategy, enterprise risk management framework, environmental stewardship, corporate governance policies and human capital management.

ESG OVERSIGHT RESPONSIBILITIES ARE INCLUDED IN BOARD COMMITTEE CHARTERS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE	AUDIT COMMITTEE

Responsible for overseeing the programs, policies and practices relating to charitable, political, social, environmental and human rights issues, impacts and strategies.

Responsible for overseeing the Company’s corporate governance.

Responsible for overseeing the Company’s strategy and initiatives in support of an inclusive corporate culture.

Reviews and provides guidance on the enterprise talent and people strategies.

Receives periodic updates and provides guidance on other programs and initiatives, such as labor relations, compensation and colleague engagement.

Responsible for discussing policies with respect to the Company’s risk assessment and risk management including possible risks related to data privacy, computerized information controls, cybersecurity, and to consider any recommendations for improvement of these controls.

▲

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER	Sets the ESG vision and drives accountability across the organization.

MANAGEMENT COMMITTEES ARE UNDER THE DIRECTION AND SUPERVISION OF THE CEO

▲	▲	▲	▲
SUSTAINABILITY EXECUTIVE STEERING COMMITTEE	DISCLOSURE COMMITTEE	DIVERSITY, EQUITY AND INCLUSION BUSINESS COUNCIL	CORPORATE STRATEGY GROUP
Leaders from Private Brand Product Development and Operations, Legal, Communications, and the Corporate Controller as well as the Sustainability Team	Leaders from Finance, Legal, Investor Relations and Communications	Leaders from every department and division, as well as the Diversity, Equity and Inclusion team	Leaders of all operating and functional divisions

●	The Chief Operating Officer and Chief Financial Officer works with the Disclosure Committee to engage with stakeholders on ESG issues and provide feedback to management and the Board.

54

CORPORATE SOCIAL RESPONSIBILITY

●	The Sustainability Team, which sits within the Chief Operating Officer and Chief Financial Officer’s office, reports to the Senior Vice President of private Brand Sourcing, Product Development & Production.
●	The Sustainability Executive Steering Committee, Disclosure Committee and Corporate Strategy Group also approve the ESG strategy and priorities, guide risk management and link to growth opportunities.
●	The Diversity, Equity and Inclusion Business Council, Disclosure Committee and Corporate Strategy Group work together to maintain our performance-driven culture and operating model that encourages lifelong learners and empowers colleagues to be leaders regardless of title or function.

The sustainability team is organized around four pillars:

Environment We are committed to minimizing the environmental impact of our business operations.	Human Rights We prioritize human rights and social compliance policies and practices with our private brand suppliers and their factories.
●
Maintain adherence to environmental regulatory requirements
●
Manage environmental impacts, including greenhouse gas emissions accounting across Scopes 1, 2 and 3
●
Establish policies and practices to improve environmental impact, including lowering greenhouse gas emissions and diverting operational waste from landfills

●
Confirm social compliance across all Macy’s, Bloomingdale’s and Bluemercury private label sourcing suppliers
●
Provide social compliance transparency
●
Support worker well-being programs at factories producing private brand products

Product
We are expanding our assortment of sustainable products, which are generally required to be authenticated by at least one third-party certification or other traceable means, under our four focus areas: preferred materials, preferred practices, people first or designed for less waste.

Governance We are enabling disclosure, data analytics, reporting and stakeholder engagement.

●
Embed sustainability throughout the enterprise
●
Leverage KPIs, metrics and scorecards to track progress for internal and public disclosure
●
Engage colleagues through training, awareness and sustainability initiatives

● Maintain guidelines and parameters that support product designation of “sustainable” ● Increase penetration of preferred materials within private brands products managed by the Macy’s sourcing team

Highlights

Products and Sourcing

We strive to offer our customers products that are produced ethically and with environmentally-responsible materials and processes. In 2023:

●	Expanded the assortment of sustainable products on macys.com and bloomingdales.com. Products included in the Company’s sustainable offerings are generally required to be authenticated by at least one third-party certification, or other traceable means, under four focus areas of preferred materials, preferred practices, people first, or designed for less waste
●	Furthered environmentally-responsible initiatives for our Private Brands products managed by Macy’s sourcing team
–	Joined US Cotton Trust Protocol
–	Partnered with World Wildlife Fund (WWF) to publish Water Stewardship Policy

MACY’S, INC. 2024 PROXY STATEMENT	55

CORPORATE SOCIAL RESPONSIBILITY

–	Published an Animal Welfare Policy, an updated Fur Policy, an Exotic Skins Policy and a preferred material policy to include synthetic fibers
●	In addition, we took steps to extend our efforts in responsible sourcing:
–

Participated in RISE: Reimagining Industry to Support Equality, formerly HERproject, an initiative to support collaborative industry action at scale to advance gender equality in global garment, footwear and home-textiles supply chains. We added 14 new factories to the program to support training at a total of 24 of our private brands supplier factories

–	Published Human Rights Policy
●	Continued our work with our Private Brand suppliers to promote understanding and compliance with our standards for safe and ethical treatment of their workers. Our contract terms and conditions require compliance with Macy’s Vendor & Supplier Code of Conduct. We require factories supplying our Private Brand division to be audited by a third party at least once every 18 months and more frequently if any issues are identified.

Environment

We seek to minimize the environmental impacts across our operations and supply chain and to responsibly manage the resources we consume and the waste we produce across our stores and logistics network. In November 2022, Macy’s committed to set near-term company-wide emission reductions in line with the Science Based Targets initiative (SBTi).

●	Submitted fiscal year 2022 (FY22) CDP Climate Change Report in July 2023 that included the following highlights:
–	Installed LED lighting at 61 retail spaces in 2022, reducing electric power consumption by 12.5M kWh and avoiding 4,764 metric tons of CO2e
–	Provided approximately 4 million miles of free electric vehicle charging at a total of 126 stations, avoiding 974 metric tons of driver-related emissions in FY22
–	Published comprehensive Scope 3 greenhouse gas emissions
●	We are investing in and implementing innovations that help reduce, reuse and repurpose materials. In our stores, corporate offices and distribution centers, our policy is to recycle as much waste material as possible, including cardboard, plastic film, plastic hangers, paper, metal fixtures and wooden pallets. We also have an internal program to reuse, refurbish or recycle store fixtures and downstream or recycle electronics. Additionally, we have adopted best practices to reduce packaging, all Macy’s fulfillment cardboard meets the Sustainable Forestry Initiative (SFI) sourcing standard and has recycled content, and all Private Label care labels are made with 100% recycled polyester content. These efforts reduce waste and further transition the company to become a more circular business.

Total Rewards

Our colleague compensation and benefits programs help us to attract, retain and engage talent and be competitive.

●	We offer a comprehensive benefits and awards strategy that is designed to recognize performance and talent development.
–

Eligible colleagues have varied medical plans options to meet individual needs. We provide paid time-off, parental leave and holiday pay, as well as a 401(k) plan and match, dependent care flexible spending account and a colleague merchandise discount for eligible colleagues.

–

We provide incentive and recognition programs to reward company, team and individual performance – and colleagues are eligible for incentives based on their role. As part of our commitment to pay transparency, all colleagues have access to view their role’s pay zone and salary range to ensure colleagues understand their earnings potential. In additional, pay ranges are viewable on all job postings nationwide. People leaders and salaried colleagues have access to on-demand Compensation Educations webinars to learn how pay is determined and to deep dive into our incentive programs.

–

We deliver educational programs to colleagues through our fully funded education benefit with programs that range from foundational learning – such as high school completion and learning the English language – to college degrees, bootcamps and professional certifications.

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CORPORATE SOCIAL RESPONSIBILITY

Diversity, Equity and Inclusion (DE&I)

Our vision is to be the beacon of diversity, equity and inclusion for our colleagues, customers and communities. DE&I is embedded into how we think, act and operate. By fostering an inclusive culture and an environment that inspires, we provide equitable access for everyone. The work we do to advance this mission is guided by and organized into five focus areas:

Colleague: Reflect the full spectrum of diversity at all levels of our organization
Customer: Ensure every customer is welcomed, accepted and respected
Supplier: Drive growth with underrepresented suppliers
Community: Drive impact through relationships that reflect our goals and values
Marketing: Consistently and genuinely reflect the full spectrum of our customers

We made progress in 2023 across all five focus areas, most notably:

●	Completed first phase of Colleague Resource Group (CRG) refresh, which included further expansion of chapters resulting in 100% of Macy’s and Bloomingdale’s colleagues now having access to CRGs. Over 1,000 CRG leaders received monetary recognition in acknowledgement of their 2023 contributions and leadership.
●	Broadened Week of Understanding programming, in its third year, to encompass two additional topics – Disability Inclusion and Religion, as part of our efforts to foster a more inclusive culture. Other enterprise-wide events included our CEO-led Can We Talk? Discussion series featuring Dr. Brené Brown, Kelley Robinson and Dr. John Fitzgerald Gates designed to further build critical DE&I skills amongst colleagues.
●	30.1% ethnic diverse representation at the director+ levels.
●	Diverse supplier spend in 2023 reached $793 million (unaudited), or 4.2% of total company spend.
●	Hosted second Vendor Pitch Competition and awarded $250,000 in business grants to graduates of The Workshop at Macy’s 2023 program.
●	Deployed $7.1 million in capital through S.P.U.R. Pathways to underfunded growth-stage businesses and entrepreneurs creating economic growth in these communities.
●	Donated $11 million to organizations with DE&I explicit mission statements between grant giving, in-store roundups and online donation campaigns. Added three new social justice partners, supporting the Hispanic/Latino, People with Disabilities and Environmental Justice communities for greater balance across diversity segments.
●	Received the Equality 100 Award from Human Rights Campaign for scoring 100 on the updated Human Rights Campaign Corporate Equality Index for LGBTQ+ workplace equality. This marks the ninth consecutive year that Macy’s, Inc. has received a score of 100.
●	Recognized as one of the Top 50 Best-of-the-Best Corporations for Inclusion for the third consecutive year by the National Business Inclusion Consortium, a coalition of the nation’s leading business organizations representing diverse communities.
●	Recognized by Women’s Enterprise National Council with America’s Top Corporations Award, which has been received since 2012, for our commitment to create opportunities for women-owned businesses within our supply chain.
●	Recognized by the National Minority Supplier Development Council (NMSDC) with the National Corporation of the Year Award (Category 2 winner). Also recognized as part of NMSDC’s The Forefront 25: Top Corporations for Minority Businesses for ensuring access and equity for systemically excluded entrepreneurs of color.

MACY’S, INC. 2024 PROXY STATEMENT	57

CORPORATE SOCIAL RESPONSIBILITY

Social Impact

Building on a 160-year corporate giving history and with the collective support of customers and colleagues, we strengthened our communities by supporting local and national charities to help make a difference in the lives of our customers. Giving back is one of our core values, and we want to create as much positive impact as possible.

In line with Macy’s social purpose platform – Mission Every One –the company’s social impact work continues to focus on empowering youth to create a brighter future with bold representation. As part of its commitment to empower future leaders, Macy’s will donate more than $100 million by 2025 to nonprofit organizations that support the emotional well-being and education of youth, as well as environmental stewardship.

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ITEM 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously

recommends that you vote “FOR”

ratification of the appointment of

KPMG LLP as Macy’s independent

registered public accounting firm for

the fiscal year ending February 1,

2025 on the WHITE proxy card, and

your validly executed WHITE proxy

card will be so voted unless you

specify otherwise.

ITEM 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending February 3, 2024. KPMG LLP and its predecessors have served as our independent registered public accounting firm since 1988. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Audit Committee has asked the Board to submit to shareholders a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025.

Reasons for Re-Appointment of KPMG LLP

The Audit Committee considers a number of factors in deciding to re-engage KPMG LLP as the independent registered public accounting firm, including the following:

●	Independence controls and objectivity
●	Length of KPMG’s service to Macy’s
●	KPMG’s audit quality, performance and results
●	Impact of engaging a new auditor
●	Appropriateness of KPMG’s audit fees
●	KPMG’s reputation, integrity and competence
●	KPMG’s institutional company-industry knowledge, experience and expertise

In addition, the Audit Committee considered the benefits of a longer-tenured auditor to be the continuity and avoidance of switching costs, namely management time to bring new auditors up-to-speed and no disruption of non-audit workflows. Due to efficiencies and familiarity already established with KPMG, audit fees remain competitive.

Based on the above factors, the Audit Committee and Board believe the continued retention of KPMG LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The table below summarizes the fees paid to KPMG LLP during fiscal 2023 and fiscal 2022.

		AUDIT-RELATED		ALL OTHER
	AUDIT FEES	FEES	TAX FEES	FEES	TOTAL
YEAR	($)	($)	($)	($)	($)
2023	4,355,000	1,780	70,196	0	4,426,976
2022	3,952,867	1,780	49,000	0	4,003,647

Audit fees represent fees for professional services rendered for the audit of our annual financial statements, the audit of our internal controls over financial reporting and the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q.

Audit-related fees represent professional services principally related to the audits of financial statements of employee benefit plans, audits of financial statements of certain subsidiaries and certain agreed upon procedures reports.

Tax fees represent professional services related to tax compliance and consulting services.

The Audit Committee has adopted policies and procedures for the pre-approval of all permitted non-audit services provided by our independent registered public accounting firm. All permitted non-audit services were pre-approved pursuant to this policy. A description of these policies and procedures is included below.

60

ITEM 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy and Procedures for Pre-Approval of Non-Audit Services by Outside Auditors

I.Authority to Approve Non-Audit Services

Except as noted below, the Audit Committee (for purposes of this section the “Committee”) will approve in advance all permitted non-audit services(1) (the “Permitted NAS”).

A.	The Committee may delegate to the Chair of the Committee the authority to pre-approve Permitted NAS; provided that any such pre-approval of Permitted NAS granted by any such delegee must be presented to the Committee at its meeting next following the approval.
B.	Pre-approval is not required for any Permitted NAS if:
1.	the aggregate amount of any such Permitted NAS constitutes no more than five percent (5%) of the total revenues paid by Macy’s to its auditors during the fiscal year in which the Permitted NAS are provided;
2.	the Permitted NAS were not recognized at the time of the auditor’s engagement to be a Permitted NAS (i.e., either a service indicated as an audit service at the time of the engagement evolves over the course of the engagement to become a non-audit service, or a non-audit service not contemplated at all at the time of the engagement is performed by the outside auditor after the engagement is approved); and
3.	the Permitted NAS are promptly brought to the attention of the Committee (or its delegee) by management and approved prior to the completion of the audit.

II.	Disclosure of Permitted Non-Audit Services in Outside Auditor’s Engagement Letter
A.	The Committee is to receive an itemization in the outside auditor’s engagement letter of Permitted NAS that the outside auditors propose to deliver to Macy’s during the course of the year covered by the engagement and contemplated at the time of the engagement.
1.	In its submissions to management covering its proposed engagement, the outside auditors are to include a statement that the delivery of Permitted NAS will not impair the independence of the outside auditors.
B.	Whether a Permitted NAS is set out in the auditor engagement letter or proposed by the outside auditors subsequent to the time the engagement letter is submitted, the Committee (or its delegee as described above) is to consider, with input from management, whether delivery of the Permitted NAS impairs independence of the outside auditors.
1.	The Committee is to evaluate, in making such consideration, the non-audit factors and other related principles (the “Qualifying Factors”) set out below.
●	Whether the service is being performed principally for the Audit Committee;

(1)	The nine categories of prohibited non-audit services are:
(i)	bookkeeping or other services related to the accounting records or financial statements of the audit client;
(ii)	financial information systems design and implementation;
(iii)	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
(iv)	actuarial services;
(v)	internal audit outsourcing;
(vi)	management functions or human resources;
(vii)	broker or dealer, investment adviser, or investment banking services;
(viii)	legal services and expert services unrelated to the audit; and
(ix)	any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

MACY’S, INC. 2024 PROXY STATEMENT	61

ITEM 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

●	The effects of the service, if any, on audit effectiveness or on the quality and timeliness of Macy’s financial reporting process;
●	Whether the service would be performed by specialists (e.g., technology specialists) who ordinarily also provide recurring audit support;
●	Whether the service would be performed by outside audit personnel and, if so, whether it will enhance their knowledge of Macy’s business and operations;
●	Whether the role of those performing the service (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted) would be inconsistent with the outside auditor’s role;
●	Whether the outside audit firm’s personnel would be assuming a management role or creating a mutuality of interest with Macy’s management;
●	Whether the outside auditors, in effect, would be auditing their own numbers;
●	Whether the project must be started and completed very quickly;
●	Whether the outside audit firm has unique expertise in the service;
●	Whether the service entails the outside auditor serving in an advocacy role for Macy’s; and
●	The size of the fee(s) for the non-audit service(s).

III.Annual Assessment of Policy

The Committee will determine on an annual basis whether to amend this policy.

62

Report of the Audit Committee

Report of the Audit Committee

The Board has adopted a written Audit Committee charter. All members of the Audit Committee are independent, as defined in Sections 303A.06 and 303A.07 of the NYSE’s listing standards.

The Audit Committee has reviewed and discussed with Macy’s management and KPMG LLP the audited financial statements contained in Macy’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC).

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Macy’s Annual Report on Form 10-K for fiscal 2023 for filing with the SEC.

The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting materials” or to be “filed” with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

Marie Chandoha, Chair
Torrence N. Boone
Ashley Buchanan
Naveen K. Chopra
William H. Lenehan
Tracey Zhen

MACY’S, INC. 2024 PROXY STATEMENT	63

ITEM 3

Advisory Vote to Approve Named Executive Officer Compensation
The Board of Directors unanimously recommends you vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement on the WHITE proxy card.

ITEM 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers (the Named Executive Officers or NEOs), as disclosed according to SEC rules, including in the Compensation Discussion and Analysis, the executive compensation tables and related material included in this proxy statement.

This proposal, commonly known as a say-on-pay proposal, gives shareholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our Named Executive Officers described in this proxy statement. In 2023, our say-on-pay proposal received a FOR vote of 96.4%.

The text of the resolution setting forth the proposal is as follows:

RESOLVED, that the shareholders of Macy’s, Inc. approve the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2023 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the 2023 Summary Compensation Table and related compensation tables and narrative discussion.

2023 FOR Vote 96.4%

We urge you to read the Compensation Discussion and Analysis, which begins on page 81 and discusses how our compensation policies and procedures reflect our pay-for-performance compensation philosophy. Specifically:

●	Our executive compensation structure is designed to attract, motivate, and retain executives with the skills required to formulate and implement our strategic business objectives and deliver on our commitment to build long-term shareholder value.
●	We believe our executive compensation program is competitive, strongly focused on pay-for-performance principles and appropriately balanced between risk and rewards.
●	The vote to approve the compensation of the Named Executive Officers is being provided pursuant to Section 14A of the Exchange Act. The vote is advisory and not binding on the Company, the CMD Committee or the Board. Although non-binding, the Board and the CMD Committee value the shareholder opinions expressed by their votes and will take the voting results into consideration when making future compensation decisions as they deem appropriate.
●	At our 2017 and 2023 annual meetings of shareholders, shareholders voted to hold an advisory say-on-pay vote on an annual basis and we have submitted an advisory say-on-pay vote to our shareholders at each annual meeting since the initial frequency vote. We anticipate continuing to hold an advisory say-on-pay vote on an annual basis (with the next one expected to occur in 2025). It is expected that the next advisory vote on the frequency of the advisory say-on-pay vote will occur at our 2029 annual meeting of shareholders.

If no voting specification is made on a validly executive WHITE proxy card, the proxies named on the WHITE proxy card will vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement and described in this Item 3.

MACY’S, INC. 2024 PROXY STATEMENT	65

ITEM 4

Approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan
The Board of Directors unanimously recommends that you vote “FOR” the approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan on the WHITE proxy card.

ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

GENERAL

We are asking shareholders to approve the Macy’s Inc. 2024 Equity and Incentive Compensation Plan (the 2024 Plan), which is a new plan. On March 11, 2024, upon recommendation by the CMD Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the 2024 Plan to succeed the Macy’s, Inc. 2021 Equity and Incentive Compensation Plan (the 2021 Plan). We sometimes refer to the 2021 Plan, plus the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan (the 2018 Plan) and the Macy’s, Inc. 2009 Omnibus Incentive Compensation Plan (the 2009 Plan), in each case as amended or amended and restated from time to time, as the “Predecessor Plans.”

The Board is recommending that the Company’s shareholders vote In favor of the 2024 Plan. The 2024 Plan will continue to afford the CMD Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants to the Company and its subsidiaries, and Non-Employee Directors of the Company.

You are being asked to approve the 2024 Plan.

Shareholder approval of the 2024 Plan would constitute approval of up to 26,080,000 shares of Common Stock, par value $0.01 per share, available for awards under the 2024 Plan, with such amount subject to adjustment, including under the share counting provisions of the 2024 Plan. The Board recommends that you vote to approve the 2024 Plan. If the 2024 Plan is approved by shareholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the 2021 Plan. Outstanding awards under the 2021 Plan will continue in effect in accordance with their terms. If the 2024 Plan is not approved by shareholders, no awards will be made under the 2024 Plan, and the 2021 Plan will remain in effect.

The actual text of the 2024 Plan is attached to this proxy statement as Appendix A. The following description of the 2024 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

WHY WE BELIEVE YOU SHOULD VOTE FOR THIS PROPOSAL

The 2024 Plan authorizes the CMD Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (SARs), restricted stock, RSUs, performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of Common Stock, for the purpose of providing our Non-Employee Directors, officers and other employees of the Company and its subsidiaries, and certain consultants of the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2024 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2024 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

MACY’S, INC. 2024 PROXY STATEMENT	67

ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

As of February 3, 2024, approximately 16.6 million shares of Common Stock remained available for issuance under the 2021 Plan. If the 2024 Plan is not approved, we may be compelled to significantly increase the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash would also increase cash compensation expense and use cash that could be better utilized.

AWARDS OUTSTANDING AND HISTORICAL GRANTS

The following provides additional information on total equity awards outstanding and total grants made in the last three fiscal years.

Overhang. The following table provides certain additional information regarding total awards outstanding at February 3, 2024 (fiscal year-end):

AS OF FEBRUARY 3, 2024
Number of outstanding options	9,873,000
Weighted average exercise price of outstanding options	$43.75
Weighted average remaining term of outstanding options	1.74 years
Number of outstanding full-value awards under Predecessor Plans(1)	8,647,000
Total number of shares of common stock outstanding	274,200,000

(1)	Outstanding awards (other than options) as disclosed in the Stock Based Compensation footnote of our annual Form 10-K. For purposes of this disclosure, “full-value awards” refers to awards other than stock options or SARs. As of February 3, 2024, there were no outstanding SARs.

The following table provides certain additional information regarding the estimated number of shares that will be available under the 2024 Plan based on the number of shares available under the 2021 Plan as of February 3, 2024, assuming approval of the 2024 Plan by the Company’s shareholders:

AS OF FEBRUARY 3, 2024
Shares available for grant under the 2024 Plan (including 16.6M shares previously available for grant under the 2021 Plan)	26,080,000
Per-share closing price of common stock as reported on NYSE	$18.63

The total number of shares subject to outstanding awards as described above as of February 3, 2024, plus the proposed shares available for future awards under the 2024 Plan (which shares will be reduced based on awards we may grant under the 2021 Plan between February 3, 2024 and the effective date of the 2024 Plan), represent a total overhang of approximately 16.27%) regarding the 2024 Plan.

Burn Rate. The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years. Our three-year average burn rate during that period was 1.37% unadjusted and 2.39% adjusted.

	FISCAL YEAR 2021	FISCAL YEAR 2022	FISCAL YEAR 2023
Number of options granted	0	0	0
Number of stock units granted	2,937,000	3,111,000	5,502,000
Total Share Usage(1)	5,139,750	5,444,250	9,628,500
Weighted-average number of shares of common stock outstanding	306,800,000	274,700,000	274,200,000
Unadjusted Burn Rate	0.96%	1.13%	2.01%
Adjusted Burn Rate	1.68%	1.98%	3.51%

(1)	Reflects the gross number of shares underlying awards made to employees and non-employee directors during the respective fiscal year as disclosed in the Stock Based Compensation footnote of our annual Form 10-K and adjusted using 1.75 shares for every full-value award granted.

68

ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

In determining the number of shares to request for approval under the 2024 Plan, our management team worked with Semler Brossy Consulting Group, LLC and the CMD Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2024 Plan.

If the 2024 Plan is approved, we intend to utilize the shares authorized under the 2024 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2024 Plan will last for about two to three years, based on our historic grant rates and the current share price, but could last for a shorter or longer period of time if actual practice does not match recent rates or our share price changes materially. As noted below, the CMD Committee retains full discretion under the 2024 Plan to determine the number and amount of awards to be granted under the 2024 Plan, subject to the terms of the 2024 Plan, and future benefits that may be received by participants under the 2024 Plan are not determinable at this time.

2024 PLAN HIGHLIGHTS

Below are certain highlights of the 2024 Plan. These features are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2024 Plan and shareholders’ interests, consistent with sound corporate governance practices.

Reasonable 2024 Plan Limits

Subject to the 2024 Plan’s adjustment provisions and share counting rules (as described below), awards under the 2024 Plan are limited to 26,080,000 shares minus (1) one share for every share subject to an award of stock options or SARs granted under the Predecessor Plans after February 3, 2024 and before the effective date of the 2024 Plan, and minus (2) 1.75 shares for every one share subject to an award other than of stock options or SARs granted under the Predecessor Plans after February 3, 2024 and before the effective date.

Fungible Share Counting

Subject to the 2024 Plan’s share counting rules, the aggregate number of shares of Common Stock available under the 2024 Plan will be reduced by (1) one share of Common Stock for every one share of Common Stock subject to an award of stock options or SARs granted under the 2024 Plan, and (2) 1.75 shares of Common Stock for every one share of Common Stock subject to an award other than of stock options or SARs granted under the 2024 Plan.

Other Limits

The 2024 Plan also provides that:

●
subject to adjustment as provided in the 2024 Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 26,080,000 shares of Common Stock; and
●
a non-employee director will not be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured as of the date of grant as applicable and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000.

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

Limited Share Recycling Provisions

Subject to certain exceptions described in the 2024 Plan, if any award granted under the 2024 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2024 Plan at a rate of one share for every one share subject to stock option or SAR awards and 1.75 shares for every one share subject to awards other than stock options or SARs. The same recycling treatment will be applied with respect to shares of Common stock subject to awards granted under the Predecessor Plans that are cancelled, are forfeited, expire, are settled for cash, or are unearned after February 3, 2024.

●
The following shares of Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2024 Plan: (1) shares of Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2024 Plan, and (2) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2024 Plan.
●
Further, all shares of Common Stock covered by stock-settled SARs that are exercised and settled in shares, whether or not all shares of Common Stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the 2024 Plan. In addition, shares of Common Stock withheld by us or tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the 2024 Plan.
●
If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2024 Plan.

No Repricing Without Shareholder Approval

Outside of certain corporate transactions or adjustment events described in the 2024 Plan or in connection with a “change in control”, the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards or stock options or SARs with a lower exercise or base price, without shareholder approval.

Dividend Equivalents Limited

Dividends, dividend equivalents or other distributions on awards (if any) are deferred and paid contingent upon vesting. Dividends and dividend equivalents are not paid on stock options or stock appreciation rights.

Change in Control Definition	The 2024 Plan includes a non-liberal definition of “change in control,” which is described below.
Exercise or Base Price Limitation

The 2024 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2024 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

Minimum Vesting Periods

Awards under the 2024 Plan will generally vest no earlier than the first anniversary of applicable grant date, except that the following awards will not be subject to the minimum vesting requirement: (1) awards granted in connection with awards that are assumed, converted or substituted in connection with certain transactions; (2) shares of Common Stock delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders; and (4) additional awards the CMD Committee may grant, up to a maximum of 5% of the aggregate number of shares authorized for issuance under the 2024 Plan (subject to adjustment under the terms of the 2024 Plan).

Further, the CMD Committee, in is sole discretion, may provide for continued vesting or accelerated vesting for any award under the 2024 Plan upon certain events, including, without limitation, in connection with or following a participant’s death, disability, or termination of service or a change control, or exercise its continued or accelerated vesting authority under the 2024 Plan at any time following the grant of an award.

SUMMARY OF OTHER MATERIAL TERMS OF THE 2024 PLAN

Administration. The 2024 Plan will generally be administered by the CMD Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2024 Plan. References to the “Committee” in this proposal

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

refer to the CMD Committee or such other committee designated by the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2024 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2024 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2024 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2024 Plan, authorize one or more officers of the Company to authorize the granting or sale of awards under the 2024 Plan on the same basis as the Committee. However, the Committee may not delegate such authority to officers for awards granted to such officers, non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the 2024 Plan subject to the express limitations contained in the 2024 Plan.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2024 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2024 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2024 Plan. As of February 3, 2024, the Company and its subsidiaries had approximately 85,581 employees and the Company had 12 non-employee directors. Although the Company may engage certain independent contractors and consultants from time to time, we do not currently expect to grant awards under the 2024 Plan to such persons. The basis for participation in the 2024 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Types of Awards Under the 2024 Plan. Pursuant to the 2024 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (Incentive Stock Options)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to shares of our Common Stock.

Generally, each grant of an award under the 2024 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an Evidence of Award), which will contain such terms and provisions as the Committee may determine, consistent with the 2024 Plan. A brief description of the types of awards which may be granted under the 2024 Plan is set forth below.

Stock Options. A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options are granted to a participant in consideration of the performance of services. Stock options granted to an employee under the 2024 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including, without limitation, in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of shares of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2024 Plan may not provide for dividends or dividend equivalents.

Appreciation Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of shares of our Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or earlier vesting, including, without limitation, in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, shares of Common Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the 2024 Plan may not provide for dividends or dividend equivalents.

Restricted Stock. Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including, without limitation, in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

RSUs. RSUs awarded under the 2024 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including, without limitation, in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock, with payment contingent upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned.

Cash Incentive Awards, Performance Shares, and Performance Units. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the 2024 Plan, generally will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in shares of Common Stock, in restricted stock or RSUs, or in any combination thereof.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, which will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including, without limitation, in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other Awards. Subject to applicable law and applicable share limits under the 2024 Plan, the Committee may grant to any participant shares of Common Stock or such other awards (Other Awards) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Shares of Common Stock delivered under an award in the nature of a purchase right granted under the 2024 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2024 Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2024 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change in Control. The 2024 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if, in general (subject to certain limitations and as further described in the 2024 Plan):

●	a person or group becomes the beneficial owner of 30% or more of the voting power of the then-outstanding securities of the Company that can vote generally in the election of directors (Voting Stock);
●	individuals who constituted the Board on the effective date of the 2024 Plan (the Incumbent Board) cease for any reason to constitute at least a majority of the Board, provided that any new director who is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered part of the Incumbent Board unless such new director’s initial assumption of office occurs as a result of an actual or threatened election contest

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;
●	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of its assets as further described in the 2024 Plan (subject to certain exceptions); or
●	the Company’s shareholders approve a complete liquidation or dissolution of the Company.

Certain additional terms or limitations apply under this definition with respect to awards that are “non-qualified deferred compensation” for purposes of Code Section 409A, and except with respect to shareholder approval of a complete liquidation or dissolution of the Company, no definition of change in control under an Evidence of Award may provide that a change in control will occur solely upon the announcement, commencement, shareholder approval or other potential occurrence of any event or transaction (rather than its consummation), and/or an unapproved change in less than a majority of the Board, and/or (except as described above) acquisition of 15% or less of the Voting Stock, and/or announcement or commencement of a tender or exchange offer.

Management Objectives. The 2024 Plan provides that any of the awards set forth above may specify management objectives regarding the vesting of the award. Management objectives are defined as the performance objective or objectives established pursuant to the 2024 Plan for participants who have received grants of awards as determined by the Committee. The following is a non-exhaustive list of the potential management objectives that may be used for awards under the 2024 Plan (including ratios or other relationships between one or more, or a combination, of the following examples of management objectives):

●	sales;
●	comparable sales;
●	sales per square foot;
●	owned sales plus licensed sales plus marketplace sales or comparable owned sales plus licensed sales plus marketplace sales;
●	digital sales;
●	pre-tax income;
●	gross margin;
●	operating or other expenses;
●	earnings before interest and taxes (EBIT);
●	earnings before interest, taxes, depreciation and amortization (EBITDA);
●	EBITDA margin;
●	net income;
●	earnings per share (either basic or diluted);
●	cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof);
●	return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital);
●	stock price (appreciation, fair market value);
●	operating income;
●	revenue;
●	total shareholder return;
●	customer satisfaction;
●	gross margin return on investment;
●	gross margin return on inventory;

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

●	inventory turn;
●	market share;
●	leverage ratio;
●	coverage ratio;
●	employee engagement;
●	employee turnover;
●	strategic business objectives;
●	strategic plan implementation; and
●	individual performance.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the 2024 Plan with respect to Code Section 409A, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2024 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the shares of Common Stock that are subject to awards under the 2024 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the 2024 Plan; (2) if applicable, the number of and kind of shares of Common Stock covered by Other Awards granted pursuant to the 2024 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2024 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares of Common Stock available under the 2024 Plan and the share limits of the 2024 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

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ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of  “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2024 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Clawback; Detrimental Activity and Recapture. Awards granted under the 2024 Plan will be subject to the terms and conditions of the Company’s clawback provisions, policy or policies in effect from time to time, including, without limitation, those that specifically implement Section 10D of the Exchange Act, and any applicable rules or regulations thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Common Stock may be traded) (collectively, the Compensation Recovery Policy), and applicable sections of any Evidence of Award to which the 2024 Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the 2024 Plan, each 2024 Plan participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with such participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy.

Otherwise, any Evidence of Award under the 2024 Plan may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award, including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2024 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2024 Plan (including sub-plans) (to be considered part of the 2024 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2024 Plan as then in effect unless the 2024 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2024 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of shares of Common Stock, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Company may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in a participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to the 2024 Plan exceed the minimum amount

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required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a participant under the 2024 Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes.

No Right to Continued Employment. The 2024 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2024 Plan. The 2024 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the Predecessor Plans on or after the date on which our shareholders approve the 2024 Plan, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following such date.

Amendment and Termination of the 2024 Plan. The Board generally may amend the 2024 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2024 Plan) (1) would materially increase the benefits accruing to participants under the 2024 Plan, (2) would materially increase the number of shares which may be issued under the 2024 Plan, (3) would materially modify the requirements for participation in the 2024 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the NYSE, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2024 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2024 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2024 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2024 Plan.

The Board may, in its discretion, terminate the 2024 Plan at any time. Termination of the 2024 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2024 Plan on or after the tenth anniversary of the effective date of the 2024 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2024 Plan.

Allowances for Conversion Awards and Assumed Plans. Shares of Common Stock issued or transferred under awards granted under the 2024 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2024 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2024 Plan, under circumstances further described in the 2024 Plan, but will not count against the aggregate share limit or other 2024 Plan limits described above.

MACY’S, INC. 2024 PROXY STATEMENT	77

ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

NEW PLAN BENEFITS

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2024 Plan because the grant and actual settlement of awards under the 2024 Plan are subject to the discretion of the plan administrator.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2024 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2024 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (Restrictions). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Nonqualified Stock Options. In general:

●	no income will be recognized by an optionee at the time a non-qualified stock option is granted;
●	at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
●	at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an

78

ITEM 4: APPROVAL OF THE MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain compensation paid to certain executive officers under Section 162(m) of the Code. To be clear, shareholders are not being asked to approve the 2024 Plan (or any of its provisions) for purposes of Section 162(m) of the Code, because the performance-based compensation exemption thereunder has been repealed.

REGISTRATION WITH THE SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2024 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2024 Plan by our shareholders.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of votes cast in person or by proxy is required for approval of the 2024 Plan. Abstentions and broker non-votes are not counted as votes cast on the proposal and will have no effect on the voted for the proposal.

MACY’S, INC. 2024 PROXY STATEMENT	79

Compensation Committee Report

Compensation Committee Report

The CMD Committee has reviewed and discussed the Compensation Discussion and Analysis with Macy’s, Inc.’s management. Based on such review and discussions, the CMD Committee recommended to the Board that the Compensation Discussion and Analysis be included in Macy’s, Inc. Annual Report on Form 10-K for the fiscal year ended February 3, 2024 and this proxy statement.

The foregoing report was submitted by the CMD Committee and shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

Jill Granoff, Chair

Emilie Arel

Francis S. Blake

Deirdre P. Connelly

Sara Levinson

Paul C. Varga

80

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) describes our executive compensation policies and practices and how our Named Executive Officers (NEOs) are compensated.

Our Named Executive Officers

Jeff Gennette Age: 62 Non-Executive Chairman of the Board since 2024 Chief Executive Officer from March 2017 through February 3, 2024

Years with Macy’s: 40

PRIOR CAREER HIGHLIGHTS

Macy’s, Inc.

Multiple management positions including President, Chief Merchandising Officer,

Chairman and Chief Executive Officer, Macy’s, Inc., Chairman and Chief Executive Officer
of Macy’s West and Chairman and Chief Executive Officer of Macy’s Northwest

EDUCATION

MBA, Wharton School of the University of Pennsylvania

B.A., Stanford University

MACY’S, INC. 2024 PROXY STATEMENT	81

COMPENSATION DISCUSSION AND ANALYSIS

Tony Spring Age: 59 Chief Executive Officer and Chairman-Elect since 2024	Years with Macy’s: 36 See Mr. Spring’s biography on page 29 of this proxy statement

Adrian V. Mitchell Age: 50 Chief Operating Officer since 2023 and Chief Financial Officer since 2020

Years with Macy’s: 3

PRIOR CAREER HIGHLIGHTS

Boston Consulting Group
Managing Director and Partner, Digital BCG and Consumer Practices

Arhaus LLC
Chief Executive Officer

Crate and Barrel
Chief Financial Officer, Chief Operating Officer and Interim Chief Executive Officer

Target Corporation
Multiple management positions including Director, Strategy and Interactive Design for target.com and Director, Innovation and Productivity for Target Corporation

McKinsey & Company, Inc.
Co-founded the NA Lean Operations Retail Practice

EDUCATION

M.B.A., Harvard University

B.S., Chemical Engineering, Louisiana State University

Danielle L. Kirgan Age: 48 Chief Transformation and Human Resources Officer since 2017

Years with Macy’s: 6

PRIOR CAREER HIGHLIGHTS

American Airlines
SVP, People
Chief Human Resources Officer

Darden Restaurants
Chief Human Resources Officer

Conagra Brands
VP, Human Resources

EDUCATION

B.A., Business Administration, Illinois State University

82

COMPENSATION DISCUSSION AND ANALYSIS

Tracy M. Preston Age: 57 Chief Legal Officer and Secretary since 2024

Years with Macy’s: 0

PRIOR CAREER HIGHLIGHTS

HanesBrands Inc.
Executive Vice President, Chief Compliance Officer, Chief Legal Officer
and Corporate Secretary

Neiman Marcus Group
Executive Vice President, Chief Compliance Officer, Chief Legal Officer
and Corporate Secretary

Levi Strauss & Co.
Chief Compliance Officer, Chief Global Litigation and HR Counsel and Chief Counsel, Global Supply Chain

Orrick, Herrington & Sutcliffe
Partner

Latham & Watkins
Litigation, Employment/Labor and Commercial Associate

Sedgwick, Detert, Moran & Arnold
ERISA, Employment & Labor and Commercial Litigation Associate

Baker & McKenzie
ERISA Associate

EDUCATION

J.D., University of Virginia

B.A., International Relations, Georgetown University

Elisa D. Garcia Age: 66 Former Chief Legal Officer and Secretary from 2016 to 2023	Years with Macy’s: 7

MACY’S, INC. 2024 PROXY STATEMENT	83

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Over the past several years, we have taken proactive actions to fortify our operations, including strengthening our balance sheet, managing expenses and tightening inventory controls. As we closed out the year, our teams delivered an improved omnichannel experience, effective merchandising and a clear demonstration of value to our customers, enabling us to effectively compete in the face of ongoing pressure from the reallocation of spend by consumers to non-discretionary items. All of these actions contributed to a fiscal 2023 adjusted EBITDA margin rate as a percent of total revenue of 9.7% and allowed us to end fiscal 2023 with over $1 billion of cash on our balance sheet.

This momentum and financial health positions us well to execute on our recently announced new, growth strategy – A Bold New Chapter, which is designed to challenge the status quo to fundamentally reposition the company, enhance the customer experience, deliver growth and unlock shareholder value. A Bold New Chapter is the thoughtful culmination of comprehensive research and reflection. It takes a holistic view of our portfolio of nameplates to deliver a more modern Macy’s, Inc. over the next three years.

2023 Business Highlights

During fiscal 2023, we remained focused and delivered on several of our strategic priorities across the enterprise.

MACY’S, INC.

●	Our financial health enabled us to navigate continued uncertainties while investing in future growth. We ended fiscal 2023 with over $1 billion of cash on our balance sheet, $1.3 billion of operating cash flow, paid $181 million of cash dividends to shareholders and have no material debt maturities until 2027.
●	Gross margin rate for fiscal 2023 was 38.8%, up from 37.4% in fiscal 2022. Merchandise margin improved 80 basis points from fiscal 2022, driven by lower permanent markdowns and improved inbound freight costs, partially offset by anticipated changes in category mix and increase in inventory shortage. Delivery expense as a percent of net sales improved 60 basis points from fiscal 2022 primarily due to improved carrier rates from contract renegotiations and improvements in inventory allocation.
●	Prioritized a healthy capital structure while continuing to invest in long-term profitable growth. Through our disciplined approach to inventory management, we ended fiscal 2023 with inventories up 2% to fiscal 2022 and down 16% to 2019, reflecting our desire to own more seasonally appropriate transitional product as we enter fiscal 2024.
●	Opened four new Macy’s small format stores and one new Bloomie’s location, bringing our total number of smaller-format, off-mall locations to 15. Comparable owned plus licensed sales for our off-mall small formats continued to outperform full-line stores in fiscal 2023.

Additionally, during 2023, Macy’s, Inc. shared progress towards its enterprise-wide, social purpose platform, Mission Every One, to provide a brighter future for more young people. Not only does Mission Every One galvanize our colleagues around our social purpose, but we believe it helps us attract top talent – and a younger, more socially-driven customer.

MACY’S

●	Scaled Macy’s digital Marketplace, which comprised more than 2,300 brands at the end of 2023.
●	Advanced Macy’s private brand portfolio reimagination during fiscal 2023, launching new private brands, such as On 34th; exiting several heritage women’s brands, including Alfani and Karen Scott, and refreshing other brands like I.N.C. Within private brands, during the fourth quarter of fiscal 2023, I.N.C. outperformed the Macy’s women’s apparel segment on a year-over-year basis, and On 34th is now one of our top ten ready to wear brands.
●	Continued to reposition our store fleet to better serve our customers, including announcing the expansion of up to 30 Macy’s small-format stores across the U.S. through 2025.
●	Embraced data science tools, including artificial intelligence and machine learning, to drive more accurate and agile decision-making based on changes in demand.
●	Macy’s saw continued strength in beauty – particularly fragrances and prestige cosmetics – and off-price with Backstage.

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COMPENSATION DISCUSSION AND ANALYSIS

●	Approximately 41.2 million active customers shopped the Macy’s nameplate.

BLOOMINGDALE’S

●	During fiscal 2023, Bloomingdale’s launched its highly curated digital marketplace, ending the year with 120 brands.
●	Bloomingdale’s celebrated 50 years of its iconic Big Brown Bag during fiscal 2023, added several exciting new brands and launched key collaborations with engaging in-store and digital activations, including Barbie- and Wonka-themed takeovers of The Carousel @ Bloomingdale’s.
●	4 million active customers shopped Bloomingdale’s.

BLUEMERCURY

●	Bluemercury moved its headquarters to New York City and unveiled two remodeled luxury stores with elevated spa offerings and high-touch customer service in New Canaan, Connecticut and Bronxville, New York, which serve as the foundation for future locations.
●	Bluemercury posted its 12th consecutive quarter of comparable sales growth, in the fourth quarter of fiscal 2023.
●	Approximately 711,000 active customers shopped the Bluemercury nameplate.

2023 MACY’S, INC. FINANCIAL HIGHLIGHTS*

●	$23.1 billion in net sales
●	6.0% decrease in comparable sales on an owned plus licensed basis versus fiscal 2022 (on a 52-week basis for both periods)
●	38.8% gross margin as a percent of net sales
●	$105 million in net income
●	$2.3 billion in Adjusted EBITDA
●	9.7% Adjusted EBITDA as a percent of total revenue
●	$3.50 adjusted diluted earnings per share (EPS)
●	$1.3 billion of operating cash flow
●	$181 million dividends paid to shareholders
●	$1 billion plus of cash on balance sheet at the end of fiscal 2023

*Fiscal year 2023 represents a 53-week period

See Non-GAAP Metrics on page 102.

Turning to compensation, our 2023 named executive officer (NEO) compensation program was closely aligned to our overall business performance, which was guided by the six pillars of our Polaris strategy.

LEADERSHIP TRANSITIONS

Macy’s successfully completed its planned leadership succession plan this year. On February 4, 2024, Mr. Spring became Chief Executive Officer and Chair-Elect, succeeding Mr. Gennette, who retired after 40 years of serving the Company, including seven years as Chief Executive Officer. Mr. Gennette will continue as Chairman of the Board until the Company’s Annual Meeting, with Mr. Spring expected to become Board Chair at that time.

In anticipation of Mr. Gennette’s planned retirement in February 2024, the Board, with support from Mr. Gennette and Macy’s Chief Transformation and Human Resources Officer Ms. Kirgan, outlined a thoughtful succession plan that included an internal and external search. Following a rigorous selection process, during which multiple internal and external candidates were evaluated, in March 2023, the Board appointed Mr. Spring as Macy’s President and CEO-elect and a member of the Board. Mr. Gennette and Mr. Spring worked side-by-side until February 2024 to ensure a smooth transition. Mr. Spring previously

MACY’S, INC. 2024 PROXY STATEMENT	85

COMPENSATION DISCUSSION AND ANALYSIS

served as Macy’s Executive Vice President and Bloomingdale’s Chairman and Chief Executive Officer. He has been instrumental in the Company’s transformation as a member of the Macy’s executive leadership team since 2017.

As part of the CEO leadership transition described above, Mr. Mitchell was appointed Chief Operating Officer and Chief Financial Officer of the Company effective March 29, 2023. On October 31, 2023, Ms. Garcia retired from her role as Executive Vice President, Chief Legal Officer and Secretary after seven years of service. Ms. Preston joined the Company as Chief Legal Officer and Secretary in January 2024.

2023 Compensation Program Design Highlights

The 2023 executive compensation program focused on 2023 financial objectives, key priorities, as well as absolute and relative stock price appreciation. The program framework and goals reflect a focus on driving business performance in the context of a business climate that continued to have a level of uncertainty around both the consumer and macro environment at the time the plans were set.

●	The incentive plans were designed to motivate and engage the organization and leadership with linkage between strategy, business plan and incentives.
●	Plan design focused on Growth, Profit and Colleague.

The annual incentive plan design reflected a focus on key 2023 business priorities.

●	Metrics were weighted 80% on the financial goals of Adjusted EBITDA and total revenue (weighted 40% each) and 20% on a Culture Index.
●	We continued to use PRSUs and RSUs in the long-term incentive plan with a mix of 50% each for all NEOs. The 2023 plan had two equally weighted metrics: rTSR and 2023 Adjusted EBITDA margin.
–

Given the uncertainty in the macro environment and the volatility of the retail industry, the CMD Committee made the decision to use 2023 Adjusted EBITDA margin in the 2023 PRSU plan. Following the one-year performance period, there is an additional two-year vesting period to align with our historic vesting practices and help ensure retention. The CMD Committee plans to revert to using a 3-year performance period in the 2024 PRSU plan.

–	The rTSR metric continues to be based on a three-year performance period and uses the S&P Retail Select Industry Index as the benchmark group.
●	The payout ranges in both the annual and long-term incentive plans were 25% - 200% of target, consistent with 2022.

Our Results

2023 ANNUAL INCENTIVE PLAN — 60.47% PAYOUT

●	Performance against the total revenue metric was 94.7% of target and below the threshold performance level
●	Performance against the Adjusted EBITDA metric was 90.6% of target, between threshold and target zone performance levels
●	Performance against the Culture Index was between the target and maximum performance levels

86

COMPENSATION DISCUSSION AND ANALYSIS

2021 – 2023 PERFORMANCE SHARE PLAN — 75% PAYOUT

The performance period (fiscal 2021 through fiscal 2023) for the PRSUs granted in fiscal 2021 concluded at the end of fiscal 2023. The performance metrics for the PRSU plan were rTSR compared to the S&P Retail Select Industry Index peer group and 2023 Digital Sales, and the awards were granted in March 2021.

●	Performance against the Digital Sales metric was below the threshold performance level
●	Performance against the rTSR metric was at the 69.7th percentile, between the target and maximum performance levels

PATH TO GROWTH — 63% OF LOCATIONS EARNED

Colleagues in our stores, supply chain and customer support networks participate in our quarterly Path to Growth incentive program.  Incentive payments in this plan totaled approximately $12M for fiscal 2023, and 63% of our locations achieved performance levels that resulted in payments to our colleagues during the year. The Path to Growth incentive program rewards excellent performance by colleagues (non-NEOs) and supports Macy’s pay-for-performance philosophy and culture.

Highlights of Our Executive Compensation Programs

Our compensation program objectives are to provide competitive and reasonable compensation opportunities through programs aligned with key business strategies and plans, foster a performance-based culture, and attract, motivate, reward and retain key executives. Balancing these primary program objectives helps ensure accountability to our shareholders. For a discussion of our short- and long-term incentive programs, see page 89.

Pay for Performance Alignment

CEO COMPENSATION AND PAY FOR PERFORMANCE ALIGNMENT

2023 CEO Pay

Semler Brossy, the compensation consultant for the CMD Committee, completed a 2023 market review and determined our CEO’s target total compensation of $12,850,000 was positioned at approximately the median of the peer group.

●	Mr. Gennette’s realized compensation each year is largely dependent on performance results and changes in the stock price.
●	Mr. Gennette’s realized 2023 compensation was $10,438,721 — approximately 81% his target compensation.
●	This realized pay is consistent with below target performance in the 2023 STI plan and the 2021 – 2023 PRSU plan, resulting in below target payouts in both plans.

To further demonstrate the rigor of our pay-for-performance alignment, the following shows Mr. Gennette’s realized versus target compensation for fiscal years 2019 – 2023. Realized equity value is calculated based on the value of earned PRSUs (excluding dividend equivalents) and RSUs at the time of vesting and, if applicable, the realized value of stock options upon exercise.

Over the past five years, Mr. Gennette has realized, on average, approximately 86% of his target compensation.

MACY’S, INC. 2024 PROXY STATEMENT	87

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMPONENT	2019	2020	2021		2022		2023
Base Salary	$1,300,000	$1,300,000		$1,300,000		$1,350,000		$1,450,000
Voluntary Reduction in Base Salary Due to COVID-19	n/a	(325,000)	$	n/a	$	n/a	$	n/a
Annual Incentive Payout	$919,800	$2,762,500		$3,315,000		$1,290,870		$1,753,630
Stock Option Exercise	$0	$0		$0		$0		$0
RSU Vesting	$0	$0		$2,551,984		$3,894,055		$3,794,887
PRSUs Earned	$1,409,617	$0		$4,517,128		$14,098,121		$3,440,204
Total Compensation Realized	$3,629,417	$3,737,500		$11,684,112		$20,633,046		$10,438,721
Mr. Gennette’s Total Target Compensation	$10,760,000	$10,760,000		$10,760,000		$12,212,500		$12,850,000
% of Target Compensation Realized	34%	35%		109%		169%		81%

COMPENSATION MIX: FOCUS ON AT RISK PAY AND BALANCE OF SHORT- AND LONG-TERM INCENTIVES

Within our primary pay elements of base salary, performance-based annual incentive and long-term incentives, we emphasize at risk pay over fixed pay with at least 70% of our NEOs’ target direct compensation linked to a variety of metrics, including pre-determined performance objectives (financial and strategic) and stock price performance. The program also balances the importance of achievement of short-term and long-term objectives.

88

COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER ENGAGEMENT AND SUPPORT FOR OUR COMPENSATION PROGRAM

At the 2023 Annual Meeting of Shareholders, approximately 96.4% of the votes cast approved our “say-on-pay” proposal in support of our named executive officer compensation. Shareholder support of our executive compensation programs has averaged 94.3% over the last ten years.

2021	2022	2023
90.3%	91.7%	96.4%

During our off-season shareholder outreach in Fall 2023, shareholders generally expressed alignment with our compensation programs. The CMD Committee believes the feedback received during these sessions, together with our vote results, reflect general support of our NEO compensation program. The CMD Committee did not make any changes to such program in fiscal 2023 that were specifically driven by the say-on-pay vote.

2023 Short-Term and Long-Term Incentive Programs

The designs of the 2023 programs maintained a similar framework to 2022, focused on our key initiatives, while reflecting continued uncertainty in the macro environment at the time plans were set.

MACY’S, INC. 2024 PROXY STATEMENT	89

COMPENSATION DISCUSSION AND ANALYSIS

Key Features of the 2023 Incentive Program

PROGRAM	PERFORMANCE	METRIC WEIGHT	RATIONALE
Short-Term Incentive Plan (STI)	● Total Revenue ● Adjusted EBITDA ● Strategic Initiatives –Culture Index	40% 40% 20%	● Total revenue and Adjusted EBITDA: key financial metrics that measure top and bottom-line performance ● Culture Index motivates our leaders to champion the company culture and also supports inclusion
Long-Term Incentive Plan (LTI)	Mix of PRSUs and time-based RSUs, allocation equally weighted, 50% each: PRSU performance metrics: ● rTSR for 2023 – 2025 compared to the S&P Retail Select Industry Index Peer Group ● 2023 EBITDA Margin	50% 50%
●
50% split maintains a high-performance focus
●
rTSR focuses on long-term shareholder value and accountability for performance relative to the broader retail sector
●
2023 EBITDA margin focuses on a key bottom-line financial metric

90

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices

We align executive compensation with the interests of our shareholders	Page
● Focus on performance-based compensation	86
● Align compensation with performance	86
● Conduct an annual risk assessment of executive compensation program	37
● Maintain robust stock ownership guidelines for executive officers	100

Our executive compensation program is designed to encourage balanced decision making and to avoid excessive risk taking
● Incentive plans use multiple metrics	92
● Measure performance against both annual and multi-year periods	92
● Set performance goals at levels high enough to encourage strong performance, but within reasonably attainable parameters to discourage excessive risk taking	37
● Cap performance-based compensation payouts	94

We adhere to executive compensation best practices
● Provide modest perquisites with reasonable business rationale	95
● Conduct annual say-on-pay vote	64
● Constitute the CMD Committee with only independent directors	40
● Include a relative total shareholder return (TSR) metric for PRSUs and limit payouts to target level if absolute TSR is negative over the measurement period	94
● Provide for recoupment of cash and equity incentive compensation in certain circumstances	99
● Prohibit hedging and pledging transactions by directors and executive officers	101
● Utilize a compensation consultant independent of management	98
● Provide a reasonable post-employment change-in-control plan	112
● Equity awards are subject to “double-trigger” vesting in the event of a change-in-control	96

What We Don’t Do

● Do not provide excise tax gross-ups upon a change-in-control	N/A
● Do not provide individual employment contracts	N/A
● Do not reprice or buyout for cash underwater stock options without shareholder approval	105
● Do not provide individual change-in-control agreements	112

MACY’S, INC. 2024 PROXY STATEMENT	91

COMPENSATION DISCUSSION AND ANALYSIS

The Key Elements of Executive Compensation

The compensation program for our NEOs consists primarily of the components outlined in the following table.

COMPONENT	OBJECTIVE
Base Salary	Market-competitive pay necessary to attract and retain high-quality talent. Pay reflective of role, responsibilities, individual performance, and experience.
Short-Term Incentive Awards	Cash awards that vary based on performance; designed to align incentives with business strategy and operating performance over short-term (generally one year or less) financial and strategic targets.
Long-Term Incentive Awards	Reward long-term performance and align management with our shareholders.
Benefits	Assist in attracting and retaining our leaders.

2023 Compensation Actions

CHAIRMAN AND CEO

The CMD Committee, supported by its independent advisor Semler Brossy, annually reviews Mr. Gennette’s compensation following the process described in “How We Set Executive Compensation.” Semler Brossy completed its competitive analysis at the end of 2022, including analyzing the competitive market data and developing target pay proposals. The CMD Committee reviewed the data provided by Semler Brossy and considered the significant impact of Mr. Gennette’s leadership and the key role he would play in the CEO transition. Following these discussions, the CMD Committee recommended, and the Board approved, a 5.2% increase to Mr. Gennette’s target compensation to $12,850,000 which reflects the following:

●	Base salary from $1,350,000 to $1,450,000
●	Target annual incentive from 175% to 200% of base salary
●	No change to target LTI value of $8,500,000

These changes positioned Mr. Gennette’s 2023 target compensation at approximately the median of the peer group CEOs, with the majority of his pay increase for 2023 in at-risk compensation.

OTHER NEOS

Semler Brossy also assisted the CMD Committee to review target compensation associated with Mr. Spring and Mr. Mitchell’s promotions to President and CEO-elect and EVP Chief Operating Officer and Chief Financial Officer, respectively, as well as Ms. Preston’s offer.

The CMD Committee approved the following:

●	Mr. Spring, President and CEO-Elect. In connection with Mr. Spring’s appointment as Chief Executive Officer on March 29, 2023, the CMD Committee approved a target compensation package of $6,350,000 consisting of a base salary of $1,000,000, a target annual incentive of 135% of base salary and a target annual long-term incentive value of $4,000,000, in a combination of equally weighted PRSUs and RSUs. When determining Mr. Spring’s compensation package, the CMD Committee considered market data, Mr. Spring’s background leading Bloomingdale’s and experience as a member of the Macy’s, Inc. Corporate Strategy Group, as well as the significant expansion in his role that included responsibility for Digital, Customer, Merchandising and Marketing teams, in addition to Bloomingdale’s and Bluemercury. See “2024 Compensation Actions” below for a discussion of the additional changes made to Mr. Spring’s compensation in connection with his appointment as Chief Executive Officer in February 2024.
●	Mr. Mitchell, Chief Operating Officer and Chief Financial Officer. In connection with Mr. Mitchell’s appointment as Chief Operating Officer and Chief Financial Officer on March 29, 2023, the CMD Committee approved a target compensation package of $5,532,500 consisting of a base salary of $950,000, a target annual incentive of 135% of base salary, and a target annual long-term incentive value of $3,300,000, in a combination of equally weighted PRSUs and RSUs. When determining Mr. Mitchell’s compensation package, the CMD Committee considered market

92

COMPENSATION DISCUSSION AND ANALYSIS

data, Mr. Mitchell’s significant contributions to the Company in his EVP, Chief Financial Officer role and the scope of his expanded role as Chief Operating Officer to include Store Operations, Technology and Supply Chain. In recognition of Mr. Mitchell’s key contributions to the Polaris strategy, the significant expansion of his responsibilities and for retention purposes, the CMD Committee also approved a special equity grant of $3,000,000 in RSUs that will vest 100% on the second anniversary of the grant.
●	Ms. Preston, Chief Legal Officer. In connection with Ms. Preston joining the Company as our Chief Legal Officer and Corporate Secretary in January 2024, the CMD Committee approved a target compensation package of $2,556,250 consisting of a base salary of $775,000, target annual incentive of 75% of base salary (commencing in fiscal 2024) and a target long-term incentive value of $1,200,000 (commencing in fiscal 2024), in a combination of equally weighted PRSUs and RSUs. When determining her compensation package, the CMD Committee considered market data as well as Ms. Preston’s extensive experience. In addition, to offset awards that Ms. Preston forfeited from her prior employer, the CMD Committee approved a sign on bonus of $840,000, subject to a repayment agreement and a $630,000 sign on equity award of RSUs that vests 50% on the second and third anniversaries of the grant date.

2023 BASE SALARY

As reflected in the discussions above, we provide base salaries to our NEOs to deliver a fixed component of compensation that reflects the scope and complexity of each NEO’s role. Base salaries are intended to aid in the Company’s ability to attract and retain critical executive officers and are reviewed against comparable positions in the market.

	FY 2022	FY 2023
NAME	SALARY RATE	SALARY RATE
Gennette	$1,350,000	$1,450,000
Spring	$850,000	$1,000,000
Mitchell	$850,000	$950,000
Kirgan	$850,000	$850,000
Preston		$775,000
Garcia (1)	$750,000	$750,000
(1)	Ms. Preston was not with the Company during fiscal 2022. Ms. Garcia served as Chief Legal Officer through October 2023.

2023 ANNUAL INCENTIVE PLAN

The NEOs participate in the Senior Executive Incentive Compensation Plan. The annual incentive plan aligns executive compensation with our business strategy and operating performance over short-term (generally one year or less) financial and strategic targets.

Annual Incentive Opportunity as a Percent of Base Salary. Target annual incentive award opportunities are expressed as a percent of year-end base salary. Actual awards earned are dependent on performance relative to the pre-determined goals, as shown in the chart below (and such alternative or additional factors as the CMD Committee deems appropriate).

	THRESHOLD	TARGET	MAXIMUM
NAME	(25% OF TARGET)	(AS % OF BASE SALARY)	(200% OF TARGET)
Gennette	50.00%	200%	400%
Spring (1)	33.75%	135%	270%
Mitchell (1)	33.75%	135%	270%
Kirgan	25.00%	100%	200%
Preston (2)
Garcia (3)	18.75%	75%	150%

(1)	Target opportunities for Messrs. Spring and Mitchell prorated from date of promotions based on the target awards that would have applied before and after such promotions.
(2)	Based on her hire date, Ms. Preston was not eligible for an annual incentive in 2023.
(3)	Based on her retirement date, Ms. Garcia was eligible for a prorated annual incentive in 2023.

MACY’S, INC. 2024 PROXY STATEMENT	93

COMPENSATION DISCUSSION AND ANALYSIS

All dollar amounts are shown in millions.

As shown above, 20% of the annual incentive is based on the strategic initiative of the Culture Index which consists of two equally weighted metrics, engagement and ethnically diverse representation, both with pre-determined performance ranges.

2023 LONG-TERM INCENTIVE PLAN

The annual core equity awards to NEOs consist of PRSUs and RSUs, equally weighted. The 2023 PRSU plan has two equally weighted metrics: rTSR and 2023 Adjusted EBITDA margin. Given the uncertainty in the macro environment and the volatility of the retail industry, the CMD Committee made the decision to use 2023 Adjusted EBITDA margin, which ensures responsible top- and bottom-line growth, in the PRSU plan. Following the one-year performance period, there is an additional two-year vesting period for this metric. The rTSR metric continues to be based on a three-year performance period and uses the S&P Retail Select Industry Index as the peer group.

●	PRSUs granted in fiscal 2023 vest, if earned, following the end of fiscal 2025 based on upon achievement of performance targets.
●	The PRSU grant continues to include a negative TSR cap and a maximum value cap applicable to the rTSR metric, as well as requiring above median rTSR performance to earn a target level award
–	If Macy’s absolute TSR over the performance period is negative, any payout earned is capped at target
–

Regardless of Macy’s performance relative to peers or stock price growth, the maximum payout amount for the rTSR metric is capped at 400% of the target grant date value, attributable to both performance and stock price appreciation

–	In order to earn a target level award, rTSR performance is required to be at the 55th percentile of the peer group
●	The RSUs vest ratably over a four-year period beginning on the first anniversary of the grant date. The CMD Committee determines the number of PRSUs and RSUs required to deliver the targeted award value by dividing the target dollar award value by the closing price of Macy’s stock price on the grant date.

94

COMPENSATION DISCUSSION AND ANALYSIS

The target number of PRSUs and the number of RSUs granted to each NEO are shown in the 2023 Grants of Plan-Based Awards table.

Fiscal 2021 PRSU Grant

The performance period for the PRSUs granted in fiscal 2021 concluded as of the end of fiscal 2023. The payout of 75% of target reflects above target performance for TSR relative to the peer group metric and the Digital Sales metric performance below threshold performance. For more information about the plan design, see 2021 – 2023 Performance Share Plan.

2024 COMPENSATION ACTIONS

CEO and Chair-Elect

The CMD Committee with support from Semler Brossy reviewed Mr. Spring’s compensation package when he was appointed CEO and Chair-Elect in February 2024. When determining his compensation package, the CMD Committee considered market data for the Company’s peer group as well as competitive practice with respect to positioning of compensation for internally promoted first-time CEOs. Following these discussions, the CMD Committee recommended and the Board approved a target compensation package of $12,400,000 consisting of a $1,300,000 base salary, a target annual incentive of 200% of base salary (commencing in 2024) and a target annual long-term incentive value of $8,500,000 (commencing in 2024), in a combination of equally weighted PRSUs and RSUs. This package positions Mr. Spring’s compensation between the 25th percentile and median of the peer CEOs, based on data collected in December 2023, and approximately 90% of his compensation is “at risk”. Additionally, the CMD Committee recommended and the Board approved a $4,000,000 special promotional equity award, in a combination of PRSUs and RSUs, weighted 75% and 25%, respectively. The PRSUs will vest at the end of a five-year performance period based on pre-determined goals, metrics and targets and the RSUs will vest 100% on the fifth anniversary of the grant date. The design of this award – both the five-year vesting cycle and the significant weightage on performance awards – helps ensure a long-term view and that payouts are significantly linked to business results.

In connection with Mr. Gennette’s appointment as Non-Executive Chairman of the Board in February 2024, the Board approved non-employee director compensation for Mr. Gennette consisting of a regular Board cash retainer of $90,000, a $160,000 cash payment in lieu of a Board equity grant, given the anticipated short-term period of Mr. Gennette’s appointment as Non-Executive Chairman, and a Board Chair cash retainer of $200,000 per year, all on an annualized basis pro-rated based on term of service.

Benefits

Retirement and Deferred Compensation Plans. The NEOs participate in our broad-based 401(k) retirement investment plan. The NEOs also participate in a non-qualified deferred compensation plan with features similar to those in the 401(k) plan. Prior to 2014, executives were provided with a supplementary executive retirement plan and a cash balance pension plan. These two defined benefit plans were discontinued in December 2013, and the NEOs no longer accrue new benefits under the plans. See beginning on page 109 for more information on these plans.

Perquisites. We provide limited perquisites including business club and professional memberships and, for our CEO, a car and driver for security reasons and limited personal use of the Company aircraft. See page 104 for more information.

MACY’S, INC. 2024 PROXY STATEMENT	95

COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change-in-Control. We maintain executive severance plans and a change-in-control plan covering our NEOs. Our deferred compensation programs provide accelerated benefits in the event of a change-in-control. All equity awards are subject to “double-trigger” vesting in the event of a change-in-control. See beginning on page 112 for more information.

96

COMPENSATION DISCUSSION AND ANALYSIS

How We Determine Executive Compensation

We use a collaborative process in making executive compensation decisions.

RESPONSIBLE PARTY	PRIMARY ROLES AND RESPONSIBILITIES

CMD Committee
●
Administers executive compensation program for senior executives
●
Oversees annual and long-term incentive plans, as well as benefits and policies
●
Ensures appropriate succession plans in place for CEO and other key executive positions
●
Emphasizes pay-for-performance linkage of executive compensation program and helps ensure programs are competitive
●
When making compensation program decisions, considers:

–our compensation philosophy

–our financial and operating performance and total shareholder return

–general compensation policies and practices for our colleagues

–practices and executive compensation levels within the market

Compensation Consultant
●
Attends CMD Committee meetings at request of CMD Committee, meets with CMD Committee in executive session without management, and communicates with CMD Committee chair regarding emerging issues and other matters
●
Reviews and provides advice relating to:

–

design of annual and long-term incentive plans, including degree to which incentive plans support business strategies and balance risk-taking with potential reward

–

selection of performance metrics

–

peer group/market pay and performance comparisons

–

competitiveness of key executives’ compensation

–

changes to NEOs’ compensation levels

–

design of other compensation and benefits programs

–

preparation of public filings related to executive compensation, including CD&A and accompanying tables and footnotes

Management (CEO and Human Resources Executives)
●
CMD Committee seeks input from CEO and human resources, legal and finance executives to develop and design various compensation programs to support the goals and objectives of the programs
●
Human resources department uses various survey firms and data sources to provide calculations, benchmark group and general market data used by management in compensation-related analyses
●
At the beginning of each fiscal year, CEO meets with direct reports, including other NEOs, to set individual performance objectives for the year which include achieving key financial and business goals. Following fiscal year end, CEO reviews performance of each direct report against Company and individual performance objectives and individual’s contributions to Company performance
●
CEO takes part in CMD Committee discussions of compensation involving direct reports, provides input on individual performance and provides recommendations on compensation levels
●
Human resources executives, with assistance of Semler Brossy, provide CMD Committee with data, analyses and other information in considering CEO compensation recommendations for direct reports
●
CEO does not participate in portions of the CMD Committee or Board meetings during which his compensation is discussed

MACY’S, INC. 2024 PROXY STATEMENT	97

COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant

The CMD Committee has retained Semler Brossy as the CMD Committee’s independent compensation consultant to provide counsel on various compensation related matters including:

●	compensation program design;
●	peer group identification and competitive market assessment;
●	market insights and trends in executive compensation;
●	management’s proposed levels of compensation; and
●	governance and regulatory trends.

Semler Brossy provides no services to the Company other than those provided directly to, or on behalf of, the CMD Committee, and with respect to director compensation, to, or on behalf of, the NCG Committee. The CMD Committee has assessed the independence of Semler Brossy pursuant to the NYSE listing standards and SEC rules and is not aware of any conflict of interest raised by Semler Brossy’s work that would prevent Semler Brossy from providing independent advice to the CMD Committee.

How We Set Executive Compensation

Timing

Generally, the CMD Committee reviews NEO base salaries, annual incentive awards and equity awards at its March meeting. At that time, financial and other performance results for the prior fiscal year are available and Company performance against applicable targets is measured.

Market Data Serves as One Point of Reference

Semler Brossy provides the CMD Committee with a competitive assessment for each pay element, target total direct compensation and overall compensation mix in December. The market data is sourced from a combination of peer company public filings, peer company data cuts from published compensation surveys and survey data from a broader sample of retail companies. Market data is one of several factors considered in determining compensation levels and packages for NEOs, and actual positioning of target compensation may be above or below the median based on company revenue size, executive’s experience, unique skill set, scope of responsibilities, supply and demand of critical talent in the market, tenure and other factors.

Compensation Peer Group

The CMD Committee references comparative compensation data of a peer group of publicly traded retail companies to inform itself of the competitiveness of compensation and program design and believes the data provides directional context for compensation decisions. The CMD Committee recognizes that due to factors unique to Macy’s, including business model and strategies, scope and complexity of jobs, and specific talent needs, as well as executive changes within the peer group and year-over-year changes in survey data, there is an imperfect comparability of NEO positions among companies. Thus, the CMD Committee does not benchmark or target any specific position for compensation components based on peer group data.

98

COMPENSATION DISCUSSION AND ANALYSIS

In August 2023 Semler Brossy completed a peer group review to confirm the appropriateness of the current peers. The methodology to complete this review included a review of industry, size and business model to ensure the resulting group was generally representative of the Company’s business model, balanced larger and smaller companies and included a sufficient number of companies. Following the review, Semler Brossy recommended updating the peer group as shown below.

COMPANY	RECOMMENDATION
Bed, Bath & Beyond Inc.	Remove from peer group due to bankruptcy filing

The CMD Committee concurred with this recommendation and the outcome of the decision is shown below. The 2022 peer group was the one referenced for 2023 compensation decisions.

2022 PEER GROUP COMPANIES	2023 PEER GROUP COMPANIES
Bed, Bath & Beyond Inc.
Best Buy Co., Inc.	Best Buy Co., Inc.
Burlington Stores, Inc.	Burlington Stores, Inc.
Dick’s Sporting Goods, Inc.	Dick’s Sporting Goods, Inc.
Dillard’s Inc.	Dillard’s Inc.
Dollar Tree, Inc.	Dollar Tree, Inc.
Foot Locker, Inc.	Foot Locker, Inc.
Gap Inc.	Gap Inc.
Kohl’s Corporation	Kohl’s Corporation
Lowes Companies, Inc.	Lowes Companies, Inc.
Nordstrom, Inc.	Nordstrom, Inc.
Ross Stores, Inc.	Ross Stores, Inc.
Target Corporation	Target Corporation
TJX Companies, Inc.	TJX Companies, Inc.
Ulta Beauty, Inc.	Ulta Beauty, Inc.
Williams-Sonoma, Inc.	Williams-Sonoma, Inc.

The revised peer group for 2023 consists of 15 companies. Semler Brossy reviewed the peer group and determined Macy’s last twelve month’s revenue and EBITDA were positioned between median and the 75th percentile and market capitalization near the 25th percentile as of July 2023. The peer group prioritizes apparel-focused department stores and companies with a similar business profile to Macy’s that maintain a more non-essential product offering, as well as several retailers with a significant portion of revenue through online sales.

Executive Compensation Governance

Clawback Policy

In 2023 our Board adopted a clawback policy applicable to executive officers as required by NYSE listing standards and Section 10D of the Exchange Act. The policy requires the Company to recover incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the securities laws. The clawback applies to “incentive-based compensation” that is granted, earned or vested based on attainment of any financial reporting measures. The amount to be recovered is equal to the excess of the

MACY’S, INC. 2024 PROXY STATEMENT	99

COMPENSATION DISCUSSION AND ANALYSIS

incentive-based compensation actually paid during the applicable period over the amount that would have been received based on the restated financial measure (calculated on a pre-tax basis). If the compensation is based on stock price or total shareholder return where the amount is not subject to direct mathematical recalculation, the amount must be based on a reasonable estimate of the effect of the restatement on stock price or TSR. We are not required to claw back amounts in limited circumstances where the CMD Committee has made a determination that recovery would be impracticable and certain other conditions under the new clawback policy have been met. Operation of the mandatory accounting restatement provisions of the new clawback policy is subject to a brief phase-in process during the first few years after its effectiveness.

In addition, the CMD Committee has the discretion to require a participant in the annual incentive plan or in the long-term incentive compensation program to repay income derived from annual incentives, PRSUs, RSUs and stock options in the event of a restatement of our financial results (including, for example, where not covered by the new clawback policy described above). This repayment would occur within three years after any such payment to correct a material error that is determined by the CMD Committee to be the result of executive fraud or intentional misconduct.

Stock Ownership Guidelines

Our Board has established stock ownership guidelines for certain corporate officers of Macy’s, including the NEOs.

Executives are expected to comply with the current guidelines by the first business day in May following the five-year anniversary of the date as of which the executive first becomes covered under his/her current or new ownership guideline. Conversely, if newly hired or promoted, compliance is expected when he/she first becomes eligible to receive a payout of PRSUs and/or RSUs under our long-term incentive plan.

Executives who are below their ownership guideline at their guideline requirement date must retain 50% of all shares acquired on vesting or exercise of equity awards (net of exercise costs and taxes) until the guideline is met in order to be in compliance with the stock ownership policy.

Position	Ownership Guidelines

Chief Executive Officer and Chairman-Elect	• • • • • •	6x base salary
Chief Operating Officer/Chief Financial Officer and Chief Transformation and Human Resources Officer	• • •	3x base salary
Chief Legal Officer	• •	2x base salary

Shares counted toward the ownership guideline consist of:

●	Macy’s stock beneficially owned (directly or indirectly) by the executive or owned jointly with any immediate family member of the executive
●	Any stock credits or other stock units credited to an executive’s account through deferrals under our deferred compensation program or otherwise
●	Time-based restricted stock or RSUs granted to executives, whether or not vested
●	The executive’s proportionate share of the Macy’s stock fund under our 401(k) Plan

Macy’s common stock subject to unvested or unexercised stock options, and performance-based restricted stock or stock units during the performance period, do not count toward the ownership guideline.

Once a determination is made that the required ownership guideline value has been met, a subsequent decrease in share price will not affect that determination, provided there is no subsequent sale of the total number of shares relied on to meet the guideline value unless, and only to the extent, the then current market value of such total number of shares exceeds the required ownership guideline.

Stock ownership is measured as of the first business day in May of each fiscal year. As of the most recent measurement date, each NEO was in compliance with the ownership guidelines of the policy.

100

COMPENSATION DISCUSSION AND ANALYSIS

Anti-Hedging/Anti-Pledging Policy

Directors, executive officers and participants in our long-term incentive plan are prohibited from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in lending transactions. Set forth below is a summary of Macy’s Anti-Hedging/Anti-Pledging policy.

Macy’s considers it inappropriate for any director, executive officer or participant in the Company’s long-term incentive plan to engage in any transaction in which they may profit from short-term speculative swings in the value of Macy’s securities or pledge Macy’s stock in lending transactions. Therefore, as a matter of Company policy, these individuals may not engage in:

●	the purchase or sale of “put” and “call” options (publicly available rights to sell or buy Macy’s securities within a certain period of time at a specified price or the like);
●	“short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future);
●	“short selling against the box” (selling owned but not delivered securities);
●	the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Macy’s securities granted to the individual as compensation or held, directly or indirectly, by the individual; and
●	pledging Macy’s securities as collateral for a loan, including, without limitation, in a margin account.

Furthermore, Section 16(c) of the Exchange Act prohibits short sales and short sales against the box of Macy’s securities by the Company’s directors and executive officers. The prohibitions listed above do not apply to the exercise of stock options granted as part of a Company incentive plan.

Timing of Equity Awards

The CMD Committee typically approves annual equity-based awards at its annual March meeting. The March meeting occurs after annual financial results are available — at least three weeks after we release our fiscal year-end earnings. The CMD Committee may approve equity-based grants on other dates for purposes such as newly hired executives, executives promoted into positions eligible for such grants, or to retain executives important to the Company. The Company determines a specific calendar of trading blackout dates each year, and equity-based awards are not issued on any of the designated trading blackout dates.

Tax Considerations

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to certain of our current and former executive officers.

The CMD Committee focuses on designing and maintaining executive compensation arrangements that we believe will attract and retain the executive talent we need to compete successfully even if in certain cases such compensation is not deductible for federal income tax purposes.

Accounting

We record salaries and performance-based cash incentives in our financial statements as expense in the amount paid, or to be paid, to the NEOs.

Accounting rules also require us to record an expense in our financial statements for equity-based awards, even though equity awards are not paid as cash to colleagues.

We expense all equity-based awards in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. In evaluating the design of our variable incentive plans, the CMD Committee considers the accounting costs attributable to alternative approaches to help ensure that financial efficiency is maximized.

MACY’S, INC. 2024 PROXY STATEMENT	101

COMPENSATION DISCUSSION AND ANALYSIS

Non-GAAP Metrics

Macy’s reports its financial performance in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users of the Company’s financial information with additional useful information in evaluating operating performance, and we have included certain non-GAAP measures as performance metrics in our incentive plans.

We use 1) total revenue and Adjusted EBITDA metrics in our annual incentive plan and 2)  Digital Sales and Adjusted EBITDA margin as metrics in our PRSU program. Digital Sales is calculated on an owned plus licensed basis and includes sales from departments licensed to third parties and marketplace, which are not included in sales calculated in conformity with GAAP (on an owned basis). Adjusted EBITDA excludes impairment charges, restructuring charges, store closing costs, acquisitions and dispositions of business operations, unreserved tax assessments and other items.

Reconciliations to the most directly comparable GAAP measures for Changes in Comparable Sales on an Owned Plus Licensed Basis, Adjusted EBITDA, Adjusted Diluted Earnings Per Share and other information concerning non-GAAP financial measures are provided on page 30 of Macy’s Annual Report on Form 10-K under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Important Information Regarding Non-GAAP Financial Measures.”

102

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

Compensation of the Named Executive Officers for 2023

The following table summarizes the compensation of the individuals that served as our principal executive officer and principal financial officer during fiscal 2023, our three other most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2023 and one former executive officer, collectively referred to as the “Named Executives” or the “NEOs.”

2023 Summary Compensation Table

							CHANGE IN
							PENSION
							VALUE AND
						NON-EQUITY	NONQUALIFIED
						INCENTIVE	DEFERRED
				STOCK	OPTION	PLAN	COMPENSATION	ALL OTHER
NAME AND		SALARY	BONUS	AWARDS(1)	AWARDS	COMPENSATION	EARNINGS(2)	COMPENSATION(3)	TOTAL
PRINCIPAL POSITION	YEAR	($)	($)	($)	($)	($)	($)	($)	($)
Jeff Gennette	2023	1,425,000	0	8,226,596	0	1,753,630	308,326	107,707	11,821,259
Chairman and	2022	1,337,500	0	8,333,532	0	1,290,870	0	94,089	11,055,991
Former Chief Executive Officer	2021	1,300,000	0	7,096,408	0	3,315,000	477,829	101,694	12,290,931
Tony Spring	2023	975,000	0	3,871,353	0	781,091	100,572	49,943	5,777,959
Chief Executive Officer	2022	850,000	0	1,764,721	0	464,440	0	74,375	3,153,536
and Chairman-Elect	2021	850,000	0	1,566,097	0	1,275,000	237,818	66,938	3,995,853
Adrian V. Mitchell	2023	933,333	0	6,193,837	0	742,036	0	18,197	7,887,403
Chief Operating Officer	2022	837,500	0	1,764,721	0	464,440	0	20,417	3,087,078
and Chief Financial Officer	2021	800,000	0	1,385,014	0	1,200,000	0	239,480	3,624,494
Danielle L. Kirgan	2023	850,000	0	1,742,077	0	513,995	0	17,822	3,123,894
Chief Transformation	2022	850,000	0	1,764,721	0	464,440	0	20,500	3,099,661
and Human Resources	2021	850,000	0	1,761,847	0	1,275,000	0	66,938	3,953,785
Officer
Tracy M. Preston	2023	49,905	840,000	630,000	0	0	0	10,202	1,530,107
Chief Legal Officer
Elisa D. Garcia	2023	562,500	0	1,161,395	0	255,108	0	66,966	2,045,969
Former Chief Legal Officer	2022	750,000	0	1,176,480	0	307,350	0	51,469	2,285,299
	2021	750,000	0	1,174,565	0	843,750	0	50,266	2,818,581
(1)	The amounts in this column for fiscal 2023 include the grant date fair value for PRSUs and RSUs granted in fiscal 2023:
●	The grant date fair values for PRSUs awarded were determined by using the weighted average grant date price of approximately $16.37 per share, assuming the “target” number of units is earned. The weighted average grant date price was calculated as follows: (i) $15.24 per share for the portion of the grant subject to an rTSR metric, by using a Monte Carlo simulation analysis, and (ii) $17.49 per share for the portion of the grant subject to 2023 Adjusted EBITDA Margin, by using the grant date closing price for the common stock. Assuming the “maximum” number of units is earned, the grant date fair value amounts for the PRSUs would be $7,953,226 for Mr. Gennette, $3,742,708 for Mr. Spring, $3,087,715 for Mr. Mitchell, $1,684,188 for Ms. Kirgan and $1,122,803 for Ms. Garcia.
●	RSUs were awarded at a grant date fair value of $17.49 per share. See 2023 Grants of Plan-Based Awards for number of shares and value of time-based RSU awarded in fiscal 2023.
●	See page 93 for information regarding Ms. Preston’s compensation package. Her new hire equity award was made in December 2023 and issued in February 2024 following conclusion of the blackout period for the 4th quarter.
(2)	We did not pay above-market interest under our executive deferred compensation plan in 2023. The amounts reflected for fiscal 2023 in this column represent the change in the actuarial present value of accumulated pension benefits under our cash balance pension plan (CAPP) and supplementary executive retirement plan (SERP) in fiscal 2023. No Named Executive accrues additional benefits under the CAPP or SERP because benefits are frozen. The assumptions used in determining the present value of benefits are the same assumptions used for financial reporting purposes. The present value of benefits was determined using a PBO effective discount rate of 5.06% for the CAPP and 5.08% for the SERP. For both the CAPP and SERP, base mortality rates are Pri-2012 White Collar mortality table projected to 2016 using MP-2018 and then projected forward to the measurement date using MP-2021. Mortality is projected generationally from the measurement date using scale MP-2021 for both the CAPP and SERP. Scale MP-2021 defines how future mortality improvements are incorporated into the projected mortality table and is based on a blend of Social Security experience and the long-term assumption for mortality improvement rates by the Society of Actuaries’ Retirement Plans Experience Committee. The assumed retirement age used for these calculations was the normal retirement age of 65, as defined by the plans, and each Named Executive was assumed to retire at the normal retirement age. Because pension benefits are frozen, year-over-year changes in pension value are generally driven by changes in valuation assumptions as well as aging toward assumed retirement age.

MACY’S, INC. 2024 PROXY STATEMENT	103

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

(3)	Included in “All Other Compensation” for fiscal 2023 are Company benefit plan contributions and the incremental cost to Macy’s of the following perquisites made available to the Named Executives:

			DCP	401(k)
	AIRCRAFT	CAR	MATCHING	MATCHING
	USAGE(a)	PROGRAMS(b)	CONTRIBUTION(c)	CONTRIBUTION	OTHER	TOTAL
NAME	($)	($)	($)	($)	($)	($)
Gennette	1,015	5,654	16,988	11,550	72,500	107,707
Spring	0	0	38,393	11,550	0	49,943
Mitchell	0	0	6,647	11,550	0	18,197
Kirgan	0	0	6,272	11,550	0	17,822
Preston (d)	0	0	0	0	10,202	10,202
Garcia	0	0	22,243	11,550	33,173	66,966
(a)	The CEO is the only Named Executive who is permitted to make personal use of Company aircraft. The amount shown for aircraft usage is calculated based on the cost of fuel and other variable costs associated with the particular personal flights. Spouse and/or other guests may accompany the CEO on some flights, but there are no additional incremental costs associated with their travel on those flights. The CEO is required to reimburse the Company to the extent that the calculated incremental costs associated with his personal usage of Company aircraft exceed $75,000 in the aggregate. For purposes of calculating the incremental costs associated with personal usage of Company aircraft:
●	Flights were deemed business or personal based on the purpose of the flight.
●	If a trip was deemed personal, ferry flights, if any, were included as personal.
●	If a trip included both business and personal destinations, we included as personal the excess, if any, of the aggregate expenses for the trip over the costs of flying to and from the originating airport to the business destination or destinations.
(b)	The amount shown reflects the costs relating to personal use by the CEO of a dedicated car and driver that the Company makes available to him for safety reasons pursuant to the recommendation of a third-party security study. The incremental cost calculation for personal use of the car and driver includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use.
(c)	The amounts shown reflect Company matching contributions on salary and/or annual incentive awards deferred under the Company’s Deferred Compensation Plan (DCP). Such deferred amounts are matched in the same manner and at comparable rates as under the Company’s 401(k) Plan.
(d)	For Ms. Preston, the amount in this column includes amount paid for relocation ($10,100) and tax gross ups ($102) for Ms. Preston.

Plan-Based Awards

The following table sets forth certain information regarding the annual incentive plan and equity awards granted during fiscal 2023 to each of the Named Executives.

2023 Grants of Plan-Based Awards

									ALL OTHER	GRANT
									STOCK	DATE FAIR
						ESTIMATED FUTURE PAYOUTS			AWARDS;	VALUE
			ESTIMATED POSSIBLE PAYOUTS			UNDER EQUITY INCENTIVE			NUMBER OF	OF STOCK
		GRANT DATE	UNDER NON-EQUITY INCENTIVE			PLAN			SHARES OF	AND
		FOR EQUITY-	PLAN AWARDS			AWARDS			STOCK OR	OPTION
		BASED	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	UNITS	AWARDS
NAME	AWARD TYPE	AWARDS	($)	($)	($)(1)	(#)	(#)(2)	(#)	(#)	($)(3)
Gennette	Annual Incentive		725,000	2,900,000	5,800,000
	PRSUs	3/31/2023					242,995			3,976,613
	RSUs	3/31/2023							242,995	4,249,983
Spring	Annual Incentive		337,500	1,350,000	2,700,000
	PRSUs	3/31/2023					114,351			1,871,354
	RSUs	3/31/2023							114,351	1,999,999
Mitchell	Annual Incentive		320,625	1,282,500	2,565,000
	PRSUs	3/31/2023					94,339			1,543,858
	RSUs	3/31/2023							94,339	1,649,989
	RSUs	3/31/2023							171,526	2,999,990
Kirgan	Annual Incentive		212,500	850,000	1,700,000
	PRSUs	3/31/2023					51,457			842,094
	RSUs	3/31/2023							51,457	899,983
Preston

Garcia	Annual Incentive		140,625	562,500	1,125,000
	PRSUs	3/31/2023					34,305			561,401
	RSUs	3/31/2023							34,305	599,994
(1)	The Named Executives are eligible for an annual cash incentive award under our incentive program, which award is deemed a “non-equity incentive plan” under SEC rules. Under the annual cash incentive awards, the maximum award a Named Executive may receive for fiscal 2023 is the Incentive Plan’s per-person maximum of $7 million. The CMD Committee may exercise negative discretion to reduce the maximum awards based on the annual incentive award

104

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

opportunity established for each Named Executive. For a more detailed discussion of the annual cash incentive awards, see the “Annual Incentive Plan” discussion in “Compensation Discussion and Analysis — The Key Elements of Executive Compensation.” Amounts shown represent full year opportunity and do not reflect proration for 1) time in job for Messrs. Spring and Mitchell or 2) retirement for Ms. Garcia.
(2)	The Named Executives received a grant of PRSUs on March 31, 2023. The PRSUs vest at the conclusion of the approximate three-year vesting period ending on January 31, 2026. The number of PRSUs earned may range from 0% to 200% of the Target award opportunity based on performance against rTSR and 2023 Adjusted EBITDA margin goals. PRSUs that are earned will be paid out as shares of Macy’s common stock. Dividends, if any, paid on the Company’s common stock will be credited to the Named Executives’ PRSU accounts as additional restricted stock units and will be paid out as shares of Macy’s common stock at the end of the vesting period to the extent the underlying PRSUs to which the dividends relate are earned. See the “Long-Term Incentive Plan” discussion in “Compensation Discussion and Analysis.”
(3)	PRSUs granted on March 31, 2023 were valued by using a weighted grant date price for our common stock of approximately $16.37 per share, assuming the “target” number of units is earned. The weighted average grant date price was calculated as follows: (i) $15.24 per share for the portion of the grant subject to a rTSR metric, by using a Monte Carlo simulation analysis, and (ii) $17.49 per share for the portion of the grant subject to 2023 Adjusted EBITDA margin, by using the grant date closing price for the common stock. RSUs granted on March 31, 2023 were valued using the grant date closing price for the common stock of $17.49 per share.

Equity awards were granted under 1) the Amended and Restated 2009 Omnibus Incentive Compensation Plan (2009 Omnibus Plan) prior to May 18, 2018, 2) the 2018 Equity and Incentive Compensation Plan (2018 Equity Plan) from May 18, 2018 until May 20, 2021 and 3) the 2021 Equity and Incentive Compensation Plan (2021 Equity Plan) from May 21, 2021. All of these plans have been approved by Macy’s shareholders.

Stock Options. The exercise price of stock options (if granted) may not be less than the closing price of Macy’s common stock on the NYSE on the grant date. Stock options vest over time, typically in 25% installments on the first four anniversaries of the grant date and have 10-year terms. Our plans do not provide for the granting of “reload” options and prohibit the repricing of previously granted options.

In the event of a change in control of the Company, stock options become immediately exercisable if Named Executive is terminated by the Company or the continuing entity without “cause” (as defined in our Change-In-Control Plan) or if the Named Executive voluntarily terminates employment for “good reason” (as defined in our Change-In-Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards.

Restricted Stock Units. RSUs represent the right to receive a payment upon or after vesting equal to the market value per share of Macy’s common stock as of the grant date, the vesting date or such other date as determined by the CMD Committee on the date the RSUs are granted.

RSU grants can be either time-based or performance-based and will generally be forfeited if the Named Executive’s employment ends prior to the vesting date. RSUs may have different vesting schedules based on the purpose of the award, including, for example, a four-year ratable vest schedule for annual awards, and generally do not earn dividends or dividend equivalents. RSUs immediately vest in the event of death or disability, continue to vest on retirement if the grantee meets certain age and years of service requirements or on involuntary termination if the grantee participates in the SESP, and immediately vest if the grantee’s employment is terminated without “cause” or by the grantee for “good reason” (as defined) within a specified period of time following a change in control.

PRSUs are subject to forfeiture if performance criteria applicable to the units are not satisfied. Depending upon satisfaction of the performance criteria, units may vest within a range of percentages of the target award at the end the performance period and generally earn dividend equivalents if the units vest. PRSUs are forfeited to the extent performance criteria are not satisfied. PRSUs are forfeited if the grantee ceases to be employed prior to the performance vesting date. PRSUs vest on a pro rata basis in the event of death or disability, on retirement if the grantee meets certain age and years of service requirements, or on involuntary termination if the grantee participates in the SESP. Upon a change in control, PRSUs convert to RSUs and are subject to “double-trigger” vesting. See General Terms of the Performance-Based RSU Grants.

Fiscal 2022 PRSU Grant

The PRSUs granted to the Named Executives in fiscal 2022 that are earned at the end of the approximate three-year performance period ending on February 1, 2025 are expected to be paid in shares of Macy’s common stock within 2-1∕2 months following the end of the performance period. The number of PRSUs that a Named Executive will earn at the end of this performance period may vary from 0% to 200% of the target award, based upon performance against the rTSR goal and 2024 Digital Sales performance objectives and a long-term comparable store sales feature.

MACY’S, INC. 2024 PROXY STATEMENT	105

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

Fiscal 2023 PRSU Grant

The PRSUs granted to the Named Executives in fiscal 2023 that are earned at the end of the approximate three-year vesting period ending on January 31, 2026 are expected to be paid in shares of Macy’s common stock within 2-1∕2 months following the end of the performance period. The number of PRSUs that a Named Executive will earn at the end of this vesting period may vary from 0% to 200% of the target award, based upon performance against rTSR goal over approximately a three-year performance period and 2023 Adjusted EBITDA margin.

General Terms of the Performance-Based RSU Grants

For purposes of PRSU grants, rTSR (fiscal 2021, 2022 and 2023 grants), Digital Sales (fiscal 2021 and 2022 grants) and Adjusted EBITDA margin (2023 grant) are defined as follows:

●	rTSR is defined as the change in the value of our common stock over the performance period, taking into account both stock price change and the reinvestment of dividends. The beginning and ending stock prices will be calculated based on a 20-day average stock price. rTSR is the percentile rank of our TSR compared to the TSR peer group over the performance period.
●	Digital Sales is defined as all on-line sales including macys.com, bloomingdales.com and bluemercury.com owned and licensed sales and digital marketplace sales and is inclusive of buy on-line ship to store (BOSS) plus buy on-line pick up in store (BOPS) for the fiscal year ended February 3, 2024, and ending February 1, 2025 for the fiscal 2021 and 2022 plans respectively, as reported in the Company’s internal reports and records.
●	2023 Adjusted EBITDA margin is defined as 2023 Adjusted EBITDA margin divided by 2023 Total revenue. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, including asset sales gains, as presented or disclosed in the Company’s external financial statements, and included in the business plan for the performance period. Total revenue is defined as all streams of revenue, including but not limited to net sales, credit card revenue, Macy’s monetization revenue, etc. as presented in the Company’s external financial statements and including the business plan for the performance period.

Dividends, if any, paid on our common stock will be credited to the Named Executives’ PRSU accounts as additional units and will be paid out as shares of common stock only to the extent the underlying PRSUs are earned.

In the event of a change in control of the Company, the PRSUs will be converted to time-based RSUs vesting on the third anniversary of the grant date. If the change in control occurs prior to the 24-month (9-month for the Adjusted EBITDA margin in the 2023 plan) anniversary of the start of the performance period, the conversion will be based on the target award opportunity. If the change in control occurs after such 24-month (9-month for the Adjusted EBITDA margin metric in the 2023 plan) anniversary, the conversion will be based on performance through the date of the change in control. Unvested time-based restricted shares will vest if the Named Executive is terminated by the Company or the continuing entity without “cause” (as defined in our Change-in-Control Plan) or if the Named Executive voluntarily terminates employment for “good reason” (as defined in our Change-in-Control Plan) within the 24-month period following the change in control, or if the continuing entity does not assume or replace the awards.

Restrictive Covenants. Under our long-term incentive program, Named Executives desiring to take advantage of retirement vesting or continued vesting following involuntary termination provisions in stock option, RSU and PRSU award terms and conditions must comply with non-compete, non-solicitation and non-disclosure covenants. These provisions provide that awards may be forfeited if 1) within one year following retirement or involuntary termination, the Named Executive renders personal services to a competitor (two years for the CEO), 2) within two years following retirement or involuntary termination, the Named Executive solicits or entices an employee to resign from the Company, or 3) at any time following retirement or involuntary termination, the Named Executive discloses confidential information to a third party.

106

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

Outstanding Equity Awards

The following table sets forth certain information regarding the total number and aggregate value of options and units held by each of the Named Executives as of February 3, 2024. The dollar amount shown for units is calculated by multiplying the number of units by the closing price of Macy’s common stock ($18.63) on the last trading day of fiscal 2023.

2023 Outstanding Equity Awards at Fiscal Year-End

		OPTION AWARDS				STOCK AWARDS
									EQUITY
									INCENTIVE
								EQUITY	PLAN
								INCENTIVE	AWARDS:
								PLAN	MARKET OR
								AWARDS:	PAYOUT
								NUMBER OF	VALUE OF
						NUMBER	MARKET	UNEARNED	UNEARNED
						OF	VALUE OF	SHARES,	SHARES,
						SHARES	SHARES	UNITS OR	UNITS OR
		NUMBER OF	NUMBER OF			OR UNITS	OR UNITS	OTHER	OTHER
		SECURITIES	SECURITIES			OF STOCK	OF STOCK	RIGHTS	RIGHTS
		UNDERLYING	UNDERLYING	OPTION		THAT	THAT	THAT	THAT
		UNEXERCISED	UNEXERCISED	EXERCISE	OPTION	HAVE NOT	HAVE NOT	HAVE NOT	HAVE NOT
		OPTIONS (#)	OPTIONS (#)	PRICE	EXPIRATION	VESTED	VESTED	VESTED	VESTED
NAME	GRANT DATE	EXERCISABLE(1)	UNEXERCISABLE(1)	($)	DATE	(#)(2)	($)	(#)(3)(4)	($)
Gennette	3/28/2014	37,755	0	58.92	3/28/2024
	3/27/2015	51,973	0	63.65	3/27/2025
	3/23/2016	87,662	0	43.42	3/23/2026
	3/24/2017	396,946	0	28.17	3/24/2027
	4/6/2018	386,151	0	29.80	4/6/2028
	3/21/2019	564,202	0	24.03	3/21/2029
	7/9/2020					136,690	2,546,535
	3/25/2021					110,316	2,055,187
	3/24/2022					120,968	2,253,634
	3/24/2022							161,290	3,004,833
	3/31/2023					242,995	4,526,997
	3/31/2023							242,995	4,526,997
Spring	3/28/2014	23,597	0	58.92	3/28/2024
	3/27/2015	23,099	0	63.65	3/27/2025
	3/23/2016	38,961	0	43.42	3/23/2026
	3/24/2017	73,282	0	28.17	3/24/2027
	3/23/2018	43,272	0	27.21	3/23/2028
	3/21/2019	55,058	0	24.03	3/21/2029
	7/9/2020					37,349	695,812
	3/25/2021					24,346	453,566
	3/24/2022					25,617	477,245
	3/24/2022							34,155	636,308
	3/31/2023					114,351	2,130,359
	3/31/2023							114,351	2,130,359
Mitchell	11/23/2020					5,947	110,793
	3/25/2021					21,531	401,123
	3/24/2022					25,617	477,245
	3/24/2022							34,155	636,308
	3/31/2023					94,339	1,757,536
	3/31/2023					171,526	3,195,529
	3/31/2023							94,339	1,757,536
Kirgan	11/13/2017	139,664	0	19.33	11/13/2027
	4/6/2018	63,914	0	29.80	4/6/2028
	3/21/2019	93,385	0	24.03	3/21/2029
	7/9/2020					47,512	885,149
	3/25/2021					27,389	510,257
	3/24/2022					25,617	477,245
	3/24/2022							34,155	636,308
	3/31/2023					51,457	958,644
	3/31/2023							51,457	958,644
Preston
Garcia	9/20/2016	84,937	0	34.96	9/20/2026
	3/24/2017	73,282	0	28.17	3/24/2027
	4/6/2018	63,914	0	29.80	4/6/2028
	3/21/2019	93,385	0	24.03	3/21/2029
	7/9/2020					31,674	590,087
	3/25/2021					18,259	340,165
	3/24/2022					17,078	318,163
	3/24/2022							13,282	247,444
	3/31/2023					34,305	639,102
	3/31/2023							17,152	319,542

MACY’S, INC. 2024 PROXY STATEMENT	107

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

(1)	Options vest/vested as follows:

Grant Date	Vesting Schedule
3/28/2014	25% on each of 3/28/15, 3/28/16, 3/28/17 and 3/28/18
3/27/2015	25% on each of 3/27/16, 3/27/17, 3/27/18 and 3/27/19
3/23/2016	25% on each of 3/23/17, 3/23/18, 3/23/19 and 3/23/20
9/20/2016	25% on each of 9/20/17, 9/20/18, 9/20/19 and 9/20/20
3/24/2017	25% on each of 3/24/18, 3/24/19, 3/24/20 and 3/24/21
11/13/2017	25% on each of 11/13/18, 11/13/19, 11/13/20 and 11/13/21
3/23/2018	25% on each of 3/23/19, 3/23/20, 3/23/21 and 3/23/22
4/6/2018	25% on each of 4/6/19, 4/6/20, 4/6/21 and 4/6/22
3/21/2019	25% on each of 3/21/20, 3/21/21, 3/21/22 and 3/21/23
(2)	RSUs vest/vested as follows:

Grant Date	Vesting Schedule
7/9/2020	25% on each of 7/9/21, 7/9/22, 7/9/23 and 7/9/24
11/23/2020	25% on each of 11/23/21, 11/23/22, 11/23/23 and 11/23/24
3/25/2021	25% on each of 3/25/22, 3/25/23, 3/25/24 and 3/25/25
3/24/2022	25% each on 3/24/23, 3/24/24, 3/24/25 and 3/24/26
3/31/2023	25% each on 3/31/24, 3/31/25, 3/31/26 and 3/31/27
3/31/2023	100% on the second anniversary of the grant date
(3)	Target number of PRSUs granted March 24, 2022 that vest following conclusion of the three-year (fiscal 2022 – 2024) performance period, subject to satisfaction of performance criteria.
(4)	Target number of PRSUs granted March 31, 2023 that vest following conclusion of the three-year (fiscal 2023 – 2025) performance/vesting period, subject to satisfaction of performance criteria.

The following table sets forth certain information regarding the value realized by each of the Named Executives during fiscal 2023 upon the exercise of stock options and the vesting of restricted stock units.

2023 Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES	VALUE REALIZED	NUMBER OF SHARES	VALUE REALIZED
	ACQUIRED ON EXERCISE	ON EXERCISE	ACQUIRED ON VESTING(1)	ON VESTING(2)
NAME	(#)	($)	(#)	($)
Gennette	0	0	397,643	7,235,091
Spring	0	0	97,522	1,760,223
Mitchell	0	0	153,606	2,512,205
Kirgan	0	0	110,825	1,987,555
Preston	0	0	0	0
Garcia	0	0	71,601	1,277,584

108

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

(1)	The number of shares includes RSUs that vested on the dates indicated below and PRSUs that were earned as of the end of the March 21, 2021 – February 3, 2024 performance period as follows.

NAME	RSUs(#)	DATE RSUs VESTED	PRSUs#
Gennette	40,322	3/24/2023
	55,158	3/25/2023	165,474
	136,689	7/9/2023
Spring	2,944	3/21/2023
	8,538	3/24/2023
	12,173	3/25/2023	36,518
	37,349	7/9/2023
Mitchell	8,538	3/24/2023
	10,765	3/25/2023	32,295
	5,947	11/23/2023
	96,061	11/23/2023
Kirgan	8,538	3/24/2023
	13,694	3/25/2023	41,082
	47,511	7/9/2023
Preston
Garcia	5,692	3/24/2023
	9,130	3/25/2023	25,105
	31,674	7/9/2023
(2)	The values of the stock awards are calculated based on the closing stock price on the date the restrictions lapse for RSUs and on the date the CMD Committee certified the performance results for PRSUs (March 21, 2024), not as of the date the awards were granted. The Named Executives received dividend equivalents accrued on the earned PRSUs during the performance period as follows: Mr. Gennette 14,323 shares, Mr. Spring 3,155 shares, Mr. Mitchell 2,792 shares, Ms. Kirgan 3,552 shares and Ms. Garcia 2,168 shares. The value of the dividends earned is not reflected in the calculations above.

Post Retirement Compensation

Retirement Plans

Our Retirement Program consists of defined benefit plans and a defined contribution plan.

Defined Contribution Plan. The Retirement Program includes the Macy’s 401(k) Retirement Investment Plan (401(k) Plan), a defined contribution plan. As of January 1, 2024, approximately 108,089 active employees, including the Named Executives, participated in the 401(k) Plan. The 401(k) Plan permits executives to contribute up to 50% of eligible compensation each year (up to maximum amounts established by the Internal Revenue Code). We match participant contributions up to 1% of eligible compensation at 100%, and contributions from 2% to 6% of eligible compensation at 50%. A participant who contributes 6% of eligible compensation is therefore entitled to a matching contribution equal to 3.5%.

An executive may choose any of several investment funds for investment of the executive’s balances, and may change those elections daily. Benefits may be paid out at termination of employment. Executives may borrow portions of their investment balances while employed. Company contributions to the Named Executives under the 401(k) Plan are reported in the “All Other Compensation” column of the 2023 Summary Compensation Table.

Prior to adoption of the 401(k) Plan, we provided retirement benefits to employees through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (Prior Plan Credits) which accrued prior to adoption of the 401(k) Plan continue to be maintained and invested as a part of the 401(k) Plan until retirement, at which time they are distributed.

Defined Benefit Plans. Through fiscal 2013, we provided the Macy’s, Inc. Cash Account Pension Plan (a cash balance plan referred to as CAPP) and the Macy’s, Inc. Supplementary Executive Retirement Plan (SERP), two defined benefit plans covering certain Named Executives. No Named Executive currently accrues a benefit under the CAPP or the SERP because we discontinued future pension service credits in those plans effective as of December 31, 2013. Benefits previously accrued are payable following termination of employment, subject to the terms of the applicable plan. CAPP benefits earned through December 31, 2013 will be held in a trust on behalf of participants and interest credits will continue to be allocated to

MACY’S, INC. 2024 PROXY STATEMENT	109

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

participants. For the SERP, we determined a gross monthly benefit (payable at age 65) for each participant as of December 31, 2013 (January 31, 2014 with respect to the May Supplementary Retirement component of the SERP).

The following table shows the actuarial present value of each of the Named Executive’s accumulated benefit under the CAPP and the SERP. We determined the present value using the same assumptions used for financial reporting purposes — a unit credit cost method, a PBO effective discount interest rate of 5.06% for the CAPP and 5.08% for the SERP, and a normal retirement age of 65 (as defined by the plans).

2023 Pension Benefits

		NUMBER OF YEARS	PRESENT VALUE OF	PAYMENTS DURING
		OF CREDIT SERVICE(1)	ACCUMULATED BENEFIT	LAST FISCAL YEAR
NAME	PLAN NAME	(#)	($)	($)
Gennette	CAPP	30	558,022	0
	SERP	30	6,180,478	0
Spring	CAPP	27	462,278	0
	SERP	27	4,032,240	0
Mitchell	CAPP	0	0	0
	SERP	0	0	0
Kirgan	CAPP	0	0	0
	SERP	0	0	0
Preston	CAPP	0	0	0
	SERP	0	0	0
Garcia	CAPP	0	0	0
	SERP	0	0	0
(1)	The SERP uses a maximum of 30 years of service for calculating SERP benefits (25 years for the May Supplementary Retirement component of the SERP). The number of years of credited service shown for the CAPP is as of December 31, 2013, the date participants ceased accruing additional service credits. Actual years of service for Mr. Gennette is 40 years and for Mr. Spring is 36 years.

CAPP. As of January 1, 2024, approximately 17,200 active employees, including certain Named Executives, participated in the CAPP. Under the CAPP, a participant retiring at a normal retirement age is eligible to receive the amount credited to his or her pension account or monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of:

●	an opening cash balance for participants in the plan at December 31, 1996, equal to the lump sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan;
●	pay credits (credited annually, a percentage of eligible compensation generally based on length of service); and
●	interest credits (credited quarterly, based on the 30-Year Treasury Bond rate for the November prior to each calendar year, with a guaranteed minimum rate of 5.0% annually).

In addition, if a participant had attained age 55 and completed 10 or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996 had that predecessor plan continued.

Approximately 4,490 of these active employees participate in the May Retirement Plan component of the CAPP. These participants have their accrued benefit determined under a “career average” pension formula.

SERP. All benefits under the SERP are payable out of our general corporate assets. The SERP provides retirement benefits to eligible executives based on all eligible compensation, including compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under our Executive Deferred Compensation Plan, in each case employing a formula based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the CAPP, Prior Plan Credits and Social Security benefits.

110

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

As of January 1, 2024, approximately 50 executives were eligible to receive benefits under the SERP. Approximately four of these executives participate in the May Retirement Plan component of the CAPP and have their supplementary retirement benefit determined under a different formula that uses different offsets.

We have reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

Nonqualified Deferred Compensation Plans

Through fiscal 2013, we provided the opportunity for executives to defer compensation through the Executive Deferred Compensation Plan (EDCP). Under the EDCP, eligible executives could elect to defer a portion of their compensation each year as either stock credits or cash credits. Stock credit accounts reflect common stock equivalents and dividend equivalents. Common stock equivalents are the number of full shares of Macy’s common stock for each calendar quarter that could be purchased based on the dollars deferred. Dividend equivalents are determined by multiplying the dividends payable on a share of common stock during such calendar quarter by the number of stock equivalents in the participant’s stock credit account at the beginning of each quarter, less the number of shares distributable or withdrawn during such quarter. Total value of the stock credits is determined at the end of each quarter based on the closing price of our common stock as of the last day of the quarter. Cash credit accounts reflect dollars deferred plus interest equivalents determined by applying to 100% of such participant’s cash credits at the beginning of each quarter, less amounts distributable or withdrawn during such quarter, an interest rate equal to one quarter of the interest rate payable on U.S. five-year Treasury Notes as of the last day of each quarter. Deferred compensation distributions generally begin in the fiscal year following the fiscal year in which termination of employment occurs.

On January 1, 2014 we introduced the Macy’s, Inc. Deferred Compensation Plan (DCP), a new non-qualified deferred compensation plan with features similar to the 401(k) Plan. The DCP replaced the EDCP. Amounts that participants deferred under the EDCP continue to earn dividend and/or interest equivalents, but participants may no longer defer compensation under that plan.

Eligible participants in the DCP may defer compensation earned in excess of IRS compensation limits and select from among several reference investment funds where deferred compensation may be invested. We will match deferrals at a rate similar to the 401(k) Plan. Accounts will be credited with earnings (losses) based on the performance of the applicable reference investment funds selected by the participants.

2023 Nonqualified Deferred Compensation

		EXECUTIVE	REGISTRANT	AGGREGATE	AGGREGATE	AGGREGATE
		CONTRIBUTIONS	CONTRIBUTIONS	EARNINGS	WITHDRAWALS/	BALANCE
		IN LAST FY(1)	IN LAST FY(2)	IN LAST FY(3)	DISTRIBUTIONS	AT LAST FYE(4)
NAME	PLAN NAME	($)	($)	($)	($)	($)
Gennette	EDCP	0	0	(1,482)	0	30,850
	DCP	0	16,988	38,066	0	293,300
Spring	EDCP	0	0	(48,298)	0	915,399
	DCP	58,179	38,393	437,233	0	1,727,481
Mitchell	EDCP	0	0	0	0	0
	DCP	0	6,647	438	0	0
Kirgan	EDCP	0	0	0	0	0
	DCP	0	6,272	147,076	0	1,370,560
Preston	EDCP	0	0	0	0	0
	DCP	0	0	0	0	0
Garcia	EDCP	0	0	0	0	0
	DCP	50,154	22,243	45,285	0	436,443
(1)	The amounts in this column associated with the DCP are reported as compensation for fiscal 2023 in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the 2023 Summary Compensation Table.
(2)	The amounts in this column associated with the DCP represent Company matching contributions and are included in the 2023 Summary Compensation Table under the “All Other Compensation” column for fiscal 2023. These amounts will be credited to the participants’ accounts in fiscal 2024.
(3)	The amounts in this column represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. These amounts are not included in the 2023 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

MACY’S, INC. 2024 PROXY STATEMENT	111

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

(4)	A portion of the compensation deferred by Mr. Gennette and Mr. Spring under the EDCP is deferred as stock credits and a portion is deferred as cash credits. The portion of the aggregate balance that is attributable to their contributions under the EDCP was deferred in years prior to those reported in the 2023 Summary Compensation Table.

The aggregate balance reflected in this column attributable to the DCP for each of the Named Executives with the exception of amounts reflected in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns, if any, have been reported in the Company’s Summary Compensation Table for prior years.

Potential Payments upon Termination or Change in Control

Termination Payments under Senior Executive Severance Plan

Senior Executive Severance Plan. Effective April 1, 2018, we adopted the Senior Executive Severance Plan (SESP) and transitioned the Named Executives and other senior executives to the SESP. The SESP replaced the Executive Severance Plan (ESP). To participate in the SESP, a Named Executive or other eligible senior executive must execute a noncompetition, nonsolicitation and trade secrets and confidential information agreement. Pursuant to the noncompetition, nonsolicitation and trade secrets and confidential information agreement, the executive agrees, among other things, not to engage in specified activities in competition with the Company following termination of employment. The non-competition period extends for a period of one year if the executive voluntarily terminates employment or is involuntarily terminated by the Company for cause (as defined in the SESP). A participant is entitled to severance benefits under the SESP if the participant’s employment is involuntarily terminated without cause (as defined in the SESP), and with respect to the Chief Operating Officer and Chief Financial Officer (for purposes of this section the COO/CFO) if the COO/CFO terminates his/her employment voluntarily for good reason (as defined in the SESP). The Chief Executive Officer’s severance payment is equal to 36 months of base salary and the non-competition period is two years, and the other Named Executives are entitled to a 24 months base salary severance payment with a one-year non-competition period that is not waivable and applies regardless of the reason for termination. Severance benefits also include a lump sum payment equal to 12 times the employer portion of monthly health care premiums and continued vesting of equity during the non-competition time period and for two years following termination for the COO/CFO.

Termination Payments under Change-in-Control Plan

In 2009, we adopted a Change-in-Control Plan (CIC Plan) covering, among other participants, each of the Named Executives.

Under the CIC Plan, each of the Named Executives could be entitled to certain severance benefits following a change in control of Macy’s. If, within the two years following a change in control, the Named Executive is terminated for any reason, other than death, permanent and total disability or for cause, or if the Named Executive terminates his or her employment for “good reason,” then the Named Executive is entitled to:

●	a cash severance payment (generally paid in the form of a lump sum) equal to two times the sum of:
–	his or her base pay (at the higher of the rate in effect at the change in control or at termination) and
–	the average annual incentive award (if any) received for the three full fiscal years preceding the change in control
●	a lump sum payment of an annual incentive award for the year of termination, at target, prorated to the date of termination (this feature applies to all executives in the Incentive Plan)
●	release of any restrictions on restricted stock or restricted stock units, including performance-based awards
●	acceleration of any unvested stock options
●	a lump sum payment of all deferred compensation (this feature applies to all participants in the deferred compensation plans)

112

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

●	payment of all retirement, supplementary retirement and 401(k) benefits upon termination or retirement in accordance with any previously selected distribution schedule (this feature applies to all participants in the retirement, supplementary retirement and 401(k) plans), and
●	a retiree discount for life if at least 55 years of age with 15 years of vesting service at termination (this feature applies generally to all colleagues).

If the Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she is entitled to an additional “non-competition” severance benefit at the end of the one-year period in a lump sum payment equal to one times (i) his or her base pay (at the higher of the rate in effect at the change in control or at termination), and (ii) the average annual incentive award (if any) received for the three full fiscal years preceding the change in control.

All the above severance benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

A “change in control” occurs in any of the following events:

●	a person becomes the beneficial owner of securities representing 30% or more of our combined voting power
●	individuals who constituted the Board on the effective date of the applicable arrangement (the Incumbent Board) cease for any reason to constitute at least a majority of the Board, provided that any new director who is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered part of the Incumbent Board unless such new director’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board (Board Turnover)
●	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all our assets and, as a result of or immediately following such merger, consolidation, reorganization, sale or transfer, less than a majority of the voting power of the other corporation immediately after the transaction is held in the aggregate by the holders of the voting stock of Macy’s immediately prior to the transaction, or
●	shareholders approve a complete liquidation or dissolution of the Company

“Good reason” under the CIC Plan means:

●	a material diminution in the executive’s base compensation
●	a material diminution in the executive’s authority, duties or responsibilities
●	a material change in the geographic location at which the executive must perform services to the Company, or
●	any other action or inaction that constitutes a material breach by the Company of an agreement under which the executive provides services

The cash severance benefit payable under the CIC Plan is reduced by all amounts actually paid by the Company to the executive pursuant to any other employment or severance agreement or plan to which the executive and Macy’s are parties or in which the executive is a participant. In addition, the severance benefits under the CIC Plan are subject to reduction in certain circumstances if the excise tax imposed under Section 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

The following tables summarize the amounts payable to the Named Executives upon termination under certain circumstances, assuming that: 1) the executive’s employment terminated February 2, 2024) the executive’s salary continues as it existed at February 2, 2024, 3) the CIC Plan applies and 4) the stock price for our common stock is $18.63 per share (the closing price for Macy’s stock on February 2, 2024, the last business day of fiscal 2023). Amounts shown for Mr. Gennette and Ms. Garcia reflect actual amounts paid or payable upon their retirement in fiscal 2023.

MACY’S, INC. 2024 PROXY STATEMENT	113

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

Payments and Benefits upon Termination as of the End of Fiscal 2023 ($)

GENNETTE	VOLUNTARY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (3x)	0
12 month health care coverage (lump sum)	0
Cash severance benefit:
Salary (2x)	0
3‑Year Average Annual Incentive (2x)	0
Non-Compete Pay Following CIC:
Salary (1x)	0
3‑year Average Annual Incentive (1x)	0
Equity based incentive awards
Vesting of unvested stock options	0
Vesting of RSUs	11,382,352
Vesting of PRSUs:
2022 – 2024 LTI Plan	2,003,209
2023 – 2025 LTI Plan	3,017,985
Total of severance and accelerated benefits:	16,403,546
Previous vested equity and benefits
Previously vested stock options	0
Non-equity based incentive award (2023 annual incentive)	1,753,630
Vested CAPP benefit	552,367
Vested 401(k) Plan balance	1,444,298
Vested SERP benefit	6,227,854
Post-retirement medical/life benefits	0
Deferred compensation balance previously vested	377,059
Total of previously vested equity and benefits:	10,355,208
Full “Walk-Away” Value:	26,758,754

114

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

				INVOLUNTARY/
				VOLUNTARY WITH
				GOOD REASON
		INVOLUNTARY	INVOLUNTARY	AFTER
		WITHOUT	WITH	CHANGE IN
SPRING	VOLUNTARY	CAUSE	CAUSE	CONTROL	DEATH	DISABILITY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (2x)	0	2,000,000	0	0	0	0
12 month health care coverage (lump sum)	0	24,072	0	0	0	0
Cash severance benefit:
Salary (2x)	0	0	0	2,000,000	0	0
3‑Year Average Annual Incentive (2x)	0	0	0	1,680,354	0	0
Non-Compete Pay Following CIC:
Salary (1x)	0	0	0	1,000,000	0	0
3‑Year Average Annual Incentive (1x)	0	0	0	840,177	0	0
Equity based incentive awards
Vesting of unvested stock options	0	0	0	0	0	0
Vesting of RSUs	0	1,614,266	0	3,756,982	3,756,982	3,756,982
Vesting of PRSUs:
2022 – 2024 LTI Plan	0	636,308	0	636,308	424,205	424,205
2023 – 2025 LTI Plan	0	1,420,239	0	2,130,359	710,120	710,120
Total of severance and accelerated benefits:	0	5,694,885	0	12,044,180	4,891,307	4,891,307
Previous vested equity and benefits
Previously vested stock options	0	0	0	0	0	0
Non-equity based incentive award (2023 annual incentive)	0	781,091	0	781,091	781,091	781,091
Vested CAPP benefit	458,359	458,359	458,359	458,359	458,359	458,359
Vested 401(k) Plan balance	1,527,901	1,527,901	1,527,901	1,527,901	1,527,901	1,527,901
Vested SERP benefit	4,110,276	4,110,276	4,110,276	4,110,276	4,110,276	4,110,276
Post-retirement medical/life benefits	9,181	9,181	9,181	9,181	0	9,181
Deferred compensation balance previously vested	3,153,694	3,153,694	3,153,694	3,153,694	3,153,694	3,153,694
Total of previously vested equity and benefits:	9,259,411	10,040,502	9,259,411	10,040,502	10,031,321	10,040,502
Full “Walk-Away” Value:	9,259,411	15,735,387	9,259,411	22,084,682	14,922,628	14,931,809

MACY’S, INC. 2024 PROXY STATEMENT	115

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

		INVOLUNTARY		INVOLUNTARY/
		WITHOUT		VOLUNTARY WITH
		CAUSE/		GOOD REASON
		VOLUNTARY	INVOLUNTARY	AFTER
		WITH GOOD	WITH	CHANGE IN
MITCHELL	VOLUNTARY	REASON	CAUSE	CONTROL	DEATH	DISABILITY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (2x)	0	1,900,000	0	0	0	0
12 month health care coverage (lump sum)	0	24,281	0	0	0	0
Cash severance benefit:
Salary (2x)	0	0	0	1,900,000	0	0
3‑Year Average Annual Incentive (2x)	0	0	0	1,604,318	0	0
Non-Compete Pay Following CIC:
Salary (1x)	0	0	0	950,000	0	0
3‑Year Average Annual Incentive (1x)	0	0	0	802,159	0	0
Equity based incentive awards
Vesting of unvested stock options	0	0	0	0	0	0
Vesting of RSUs	0	4,544,733	0	5,942,225	5,942,225	5,942,225
Vesting of PRSUs:
2022 – 2024 LTI Plan	0	636,308	0	636,308	424,205	424,205
2023 – 2025 LTI Plan	0	1,757,536	0	1,757,536	585,845	585,845
Total of severance and accelerated benefits:	0	8,862,858	0	13,592,546	6,952,275	6,952,275
Previous vested equity and benefits
Previously vested stock options	0	0	0	0	0	0
Non-equity based incentive award (2023 annual incentive)	0	742,036	0	742,036	742,036	742,036
Vested CAPP benefit	0	0	0	0	0	0
Vested 401(k) Plan balance	89,896	89,896	89,896	89,896	89,896	89,896
Vested SERP benefit	0	0	0	0	0	0
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	10,180	10,180	10,180	10,180	10,180	10,180
Total of previously vested equity and benefits:	100,076	842,112	100,076	842,112	842,112	842,112
Full “Walk-Away” Value:	100,076	9,704,970	100,076	14,434,658	7,794,387	7,794,387

116

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

				INVOLUNTARY/
				VOLUNTARY WITH
				GOOD REASON
		INVOLUNTARY	INVOLUNTARY	AFTER
		WITHOUT	WITH	CHANGE IN
KIRGAN	VOLUNTARY	CAUSE	CAUSE	CONTROL	DEATH	DISABILITY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (2x)	0	1,700,000	0	0	0	0
12 month health care coverage (lump sum)	0	21,975	0	0	0	0
Cash severance benefit:
Salary (2x)	0	0	0	1,700,000	0	0
3‑Year Average Annual Incentive (2x)	0	0	0	1,502,290	0	0
Non-Compete Pay Following CIC:
Salary (1x)	0	0	0	850,000	0	0
3‑Year Average Annual Incentive (1x)	0	0	0	751,145	0	0
Equity based incentive awards
Vesting of unvested stock options	0	0	0	0	0	0
Vesting of RSUs	0	1,539,020	0	2,831,294	2,831,294	2,831,294
Vesting of PRSUs:
2022 – 2024 LTI Plan	0	636,308	0	636,308	424,205	424,205
2023 – 2025 LTI Plan	0	639,096	0	958,644	319,548	319,548
Total of severance and accelerated benefits:	0	4,536,399	0	9,229,681	3,575,047	3,575,047
Previous vested equity and benefits
Previously vested stock options	0	0	0	0	0	0
Non-equity based incentive award (2023 annual incentive)	0	513,995	0	513,995	513,995	513,995
Vested CAPP benefit	0	0	0	0	0	0
Vested 401(k) Plan balance	208,229	208,229	208,229	208,229	208,229	208,229
Vested SERP benefit	0	0	0	0	0	0
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	1,527,461	1,527,461	1,527,461	1,527,461	1,527,461	1,527,461
Total of previously vested equity and benefits:	1,735,690	2,249,685	1,735,690	2,249,685	2,249,685	2,249,685
Full “Walk-Away” Value:	1,735,690	6,786,084	1,735,690	11,479,366	5,824,732	5,824,732

MACY’S, INC. 2024 PROXY STATEMENT	117

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

				INVOLUNTARY/
				VOLUNTARY WITH
				GOOD REASON
		INVOLUNTARY	INVOLUNTARY	AFTER
		WITHOUT	WITH	CHANGE IN
PRESTON	VOLUNTARY	CAUSE	CAUSE	CONTROL	DEATH	DISABILITY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (2x)	0	1,550,000	0	0	0	0
12 month health care coverage (lump sum)	0	8,505	0	0	0	0
Cash severance benefit:
Salary (2x)	0	0	0	1,550,000	0	0
Target annual incentive (2x)	0	0	0	1,162,500	0	0
Non-Compete Pay Following CIC:
Salary (1x)	0	0	0	775,000	0	0
Target annual incentive (1x)	0	0	0	581,250	0	0
Equity based incentive awards
Vesting of unvested stock options	0	0	0	0	0	0
Vesting of RSUs	0	0	0	0	0	0
Vesting of PRSUs:
2022 – 2024 LTI Plan	0	0	0	0	0	0
2023 – 2025 LTI Plan	0	0	0	0	0	0
Total of severance and accelerated benefits:	0	1,558,505	0	4,068,750	0	0
Previous vested equity and benefits
Previously vested stock options	0	0	0	0	0	0
Non-equity based incentive award (2023 annual incentive)	0	0	0	0	0	0
Vested CAPP benefit	0	0	0	0	0	0
Vested 401(k) Plan balance	0	0	0	0	0	0
Vested SERP benefit	0	0	0	0	0	0
Post-retirement medical/life benefits	0	0	0	0	0	0
Deferred compensation balance previously vested	0	0	0	0	0	0
Total of previously vested equity and benefits:	0	0	0	0	0	0
Full “Walk-Away” Value:	0	1,558,505	0	4,068,750	0	0

118

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

GARCIA	VOLUNTARY
Severance and accelerated benefits
SESP Cash Severance Benefit:
Salary (2x)	0
12 month health care coverage (lump sum)	0
Cash severance benefit:
Salary (2x)	0
3‑Year Average Annual Incentive (2x)	0
Non-Compete Pay Following CIC:
Salary (1x)	0
3‑Year Average Annual Incentive (1x)	0
Equity based incentive awards
Vesting of unvested stock options	0
Vesting of RSUs	1,887,517
Vesting of PRSUs:
2022 – 2024 LTI Plan	247,444
2023 – 2025 LTI Plan	319,542
Total of severance and accelerated benefits:	2,454,503
Previous vested equity and benefits
Previously vested stock options	0
Non-equity based incentive award (2023 annual incentive)	255,108
Vested CAPP benefit	0
Vested 401(k) Plan balance	0
Vested SERP benefit	0
Post-retirement medical/life benefits	0
Deferred compensation balance previously vested	572,675
Total of previously vested equity and benefits:	827,783
Full “Walk-Away” Value:	3,282,286

Change-in-Control Arrangements Specifically Triggered by Board Turnover

As described above, the Named Executives are entitled to certain compensation and benefit enhancements in connection with a “change in control” of the Company that would be triggered by Board Turnover provided under the CIC Plan, annual cash incentive awards and equity compensation awards granted under the 2021 Plan. If within two years following Board Turnover, a Named Executive’s employment is terminated for any reason other than death, permanent disability or cause, or if the Named Executive terminates his or her employment for good reason, then (1) such Named Executive will receive a lump sum cash severance payment equal to two times (A) the sum of his or her base salary plus (B) the average annual incentive award (if any) received for the three full fiscal years preceding the Board Turnover event, (2) such Named Executive will receive a lump sum payment equal to a pro-rata portion of the Named Executive’s target annual incentive award for the year of termination, and (3) if such Named Executive does not engage in specified activities in competition with the Company during the first year following termination, he or she will receive an additional “non-competition” lump sum cash severance payment equal to generally one-half of the severance payment described under (1) above. With respect to unvested RSUs granted under the 2021 Plan, such awards will generally vest in full in the event that (1) Board Turnover occurs and (2) the Named Executive’s employment is terminated by the Company without cause or by the Named Executive for good reason (each, a Qualifying Termination), in each case within 24 months following the Board Turnover event. With respect to PRSUs, such PRSUs would convert into time-based RSUs upon the date of a Board Turnover event (based on actual and/or target performance, depending on the portion of the performance period that has elapsed as of the date of the Board Turnover event), and such time-based RSUs would vest in the event the Named Executive experiences a Qualifying Termination within 24 months after the Board Turnover event.

MACY’S, INC. 2024 PROXY STATEMENT	119

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

Impact on Our Outstanding Debt Agreements Where Majority of Board Members are Not Continuing Directors

If at least seven of the Arkhouse Group nominees were to be elected as directors at the Annual Meeting such that they constitute a majority of our Board, it would constitute a “change of control” under the agreements governing certain of our outstanding debt, unless our Board approves the election of such nominees. Under the terms of the indentures governing our 4.50% senior notes due 2034 (the 2034 Notes), 6.375% senior notes due 2037 (the 2037 Notes), 5.125% senior notes due 2042 (the 2042 Notes) and 4.30% senior notes due 2043 (the 2043 Notes), if there is both a change of control and, depending on the series of notes, either (a) the applicable series of notes are rated below an investment grade rating by specified rating agencies or (b) the rating on the applicable series of notes is lowered by specified rating agencies and the rating on such notes is below an investment grade rating by specified rating agencies, each on any day during a specified period of time, we would be required to offer to repurchase such notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. As of February 3, 2024, there were outstanding $367.0 million aggregate principal amount of 2034 Notes, $192.0 million aggregate principal amount of 2037 Notes, $250.0 million aggregate principal amount of 2042 Notes and $250.0 million aggregate principal amount of 2043 Notes. Under the terms of the agreement governing our $3.0 billion ABL revolving credit facility, a change of control would constitute an event of default, which would permit the lenders to, among other things, declare the commitments of each lender to make loans and any obligation of a letter of credit issuer to make letter of credit extensions to be terminated and declare the unpaid principal amount of all outstanding loans and all interest accrued and unpaid thereon, to be immediately due and payable. As of February 3, 2024, there were no outstanding borrowings under out ABL revolving credit facility.

CEO Pay Ratio

Our CEO had annual total compensation for fiscal 2023 of $11,821,259. The median annual total compensation of all our employees other than our CEO for fiscal 2023 was $34,438 Based on this information, we estimate that the ratio of our CEO’s annual total compensation to that of our median employee for fiscal 2023 was 343 to 1.

We calculated annual total compensation of the median employee and our CEO in the same manner as for our Named Executives in the 2023 Summary Compensation Table. The median employee was a colleague in one of our stores.

We identified the median employee using 2023 Form W-2 compensation (or gross wage amount for employees with no Form W-2) for individuals employed by us on February 3, 2024, the last day of our fiscal year, whether employed on a full-time, part-time, seasonal or temporary basis. The determination date was the last day of our fiscal year; for last year’s CEO pay ratio disclosure, we also used the last day of the fiscal year as the determination date, but that date was January 28, 2023. We annualized the compensation of full-time and part-time employees employed for less than the full fiscal year based on the amount of Form W-2 compensation (or gross wages if no W-2) annualized proportionally based on days active but did not make full-time equivalent adjustments.

In identifying the median employee, we excluded all employees located outside the United States (each, a “non-U.S. employee”) under the de minimis exemption of the pay ratio rules which permits exclusion if a company’s non-U.S. employees account for 5% or less of total employees. The jurisdictions and approximate number of employees excluded were Hong Kong (121), India (36), Italy (10) and Taiwan (44). As of February 3, 2024, we had 85,792 employees, comprised of 85,581 U.S. employees and 211 non-U.S. employees.

Of our 85,581 U.S. employees, 26,968, or 31.5%, were part-time or seasonal employees, and were included in the group used to identify the median employee. Like other large retailers, a sizable portion of our workforce is employed on a part-time or seasonal basis.

120

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

SEC rules allow companies to use various methodologies, estimates and assumptions in identifying the median employee and calculating annual total compensation. As a result, our pay ratio may not be comparable to the CEO pay ratios reported by other companies.

Pay Versus Performance

As required by SEC rules, we are providing the following information about the relationship between executive “compensation actually paid” (calculated in accordance with such rules) and certain performance of the Company. The following table sets forth information regarding compensation for our Principal Executive Officer (PEO) and average compensation for our other NEOs (the Non-PEO Named Executive Officers) versus our Company performance for the past four years.

			AVERAGE	AVERAGE	VALUE OF INITIAL FIXED $100
			SUMMARY	COMPENSATION	INVESTMENT BASED ON:
			COMPENSATION	ACTUALLY		PEER
			TABLE TOTAL	PAID TO		GROUP
	SUMMARY	COMPENSATION	FOR NON-PEO	NON-PEO	TOTAL	TOTAL	NET	ADJUSTED
	COMPENSATION	ACTUALLY	NAMED	NAMED	SHARE-	SHARE-	INCOME	EBITDA (4)
	TABLE TOTAL	PAID TO PEO	EXECUTIVE	EXECUTIVE	HOLDER	HOLDER	($ IS IN	($ IS IN
YEAR	FOR PEO	(1)	OFFICERS (2)	OFFICERS(2)	RETURN	RETURN (3)	MILLIONS)	MILLIONS)
2023	11,821,259	5,556,761	4,073,066	2,751,686	133.73	175.69	105	2,317
2022	11,055,991	6,582,240	2,906,394	1,397,507	158.85	168.26	1,177	2,648
2021	12,290,931	34,457,910	3,480,607	7,504,335	169.84	188.51	1,430	3,320
2020	11,083,293	18,363,349	2,809,887	4,015,291	99.12	206.63	(3,944)	117

(1)	Mr. Gennette was the only executive officer included as a PEO for each fiscal year covered in the table.

Amounts deducted from the Summary Compensation Table Total for PEO to calculate Compensation Actually Paid to PEO for 2023 include $308,326 reflecting aggregate change in actuarial present value of benefit under defined benefit and actuarial pension plans, $8,226,596 for value of stock awards and $0 for value of option awards.

Amounts added to (or subtracted from) Summary Compensation Table Compensation Total for PEO to calculate Compensation Actually Paid to PEO include $8,088,343 for fair value of RSU, PRSU and option awards granted in the year that remain outstanding and unvested at end of year, ($3,497,355) for change in fair value during the year for RSU, PRSU and option awards granted in prior years that were outstanding and unvested at end of year, ($2,618,339) for change in fair value of RSU, PRSU and option awards that vested during the year, 0 for fair value of PRSU awards that failed to meet vesting conditions in the year and 297,775 for dividend equivalents.

(2)	The Named Executive Officers included in the calculation of Average Summary Compensation Table Total for Non-PEO Named Executive Officers were for 2023 – Messrs. Spring and Mitchell and Mses. Garcia, Kirgan and Preston.

Amounts (as averages) deducted from the Summary Compensation Table Total for Non-PEO Named Executive Officers to calculate Compensation Actually Paid to Non-PEO Named Executive Officers for 2023 include $20,114 reflecting aggregate change in actuarial present value of benefit under defined benefit and actuarial pension plans, $2,719,732 for value of stock awards and $0 for value of option awards.

Amounts added to (or subtracted from) Average Summary Compensation Table Compensation Total for Non-PEO Named Executive Officers to calculate Average Compensation Actually Paid to Non-PEO Named Executive Officers for 2023 include $2,597,896 for fair value of RSU, PRSU and option awards granted in the year that remain outstanding and unvested at end of year, ($670,481) for change in fair value during the year for RSU, PRSU and options awards granted in prior years that were outstanding and unvested at end of year, ($557,460) for change in fair value of RSU, PRSU and option awards that vested during the year, 0 for fair value of PRSU awards that failed to meet vesting conditions in the year and $48,511 for dividend equivalents.

Fair value at the relevant times of PRSU awards subject to achievement of performance conditions is based on the Company’s estimate of the probable outcome of units being earned. Assumptions used to estimate fair value of stock and option awards are the same as those disclosed as of the date of grant of the award

(3)	The peer group is the S&P Retail Select Industry Index.
(4)

We chose Adjusted EBITDA as our Company selected measure for evaluating Pay versus Performance because it is a key metric in our Annual Incentive Plan and Long-term Incentive Plan. See “Non-GAAP Metrics” in “Compensation Discussion and Analysis” for definition of Adjusted EBITDA.

MACY’S, INC. 2024 PROXY STATEMENT	121

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

The following charts present the relationship of CAP to TSR, Net Income and Adjusted EBITDA, as well as the relationship between our TSR and the TSR of the S&P Retail Select Industry Index.

Performance Measures

The most important financial performance measures used to link compensation actually paid to the Company’s NEOs with the Company’s performance for 2023 are as follows:

●	Adjusted EBITDA
●	Total revenue
●	Relative total shareholder return

122

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR 2023

ITEM 5

Arkhouse Group Proposal — Amendment to the By-Laws

The Board of Directors unanimously

recommends you vote “AGAINST”

this proposal, and if the proposal

is presented, your validly executed

WHITE proxy card will be voted

against this proposal unless

you specify otherwise.

MACY’S, INC. 2024 PROXY STATEMENT	123

ITEM 5: ARKHOUSE GROUP PROPOSAL – AMENDMENT TO THE BY-LAWS

The Arkhouse Group has notified the Company that it intends to present the following proposal for consideration at the Annual Meeting.

“At the 2024 Annual Meeting, the Record Stockholder intends to propose that the stockholders of the Company, before any other matter is addressed or voted upon by the stockholders of the Company at the 2024 Annual Meeting (including the election of directors), adopt a resolution to repeal each provision of, and each other amendment to, the By-Laws adopted by the Board without the approval of the stockholders of the Company after October 28, 2022, which is the date of the most recent publicly disclosed amendment to the By-Laws.

RESOLVED, that each provision of, and each other amendment to, the By-Laws adopted by the Board without the approval of the stockholders of the Company subsequent to October 28, 2022 and up to and including the date of this meeting of stockholders at which this resolution is being proposed, be, and hereby is, repealed, effective as of the time this resolution is approved by the Company’s stockholders.”

Macy’s Board Recommendation

The Board carefully considered the Arkhouse Group Proposal and concluded, for the reasons noted below, that a blanket prohibition on By-Law amendments prior to the Annual Meeting would not be in the best interests of the Company and our shareholders.

While the Board has not adopted any amendments to the By-Laws since October 28, 2022 and does not currently expect to adopt any amendments to the By-Laws prior to the Annual Meeting, the Board may determine that an amendment is in the best interest of the shareholders.

Each of the members of the Board has fiduciary duties to the Company’s shareholders. Specifically, the Board is responsible for managing, or directing the management of, the business and affairs of the Company. In meeting this responsibility, the Board has a fiduciary duty to act in the best interests of the Company and all of its shareholders. Further, the Company has adopted policies and practices designed to ensure and encourage its independent exercise of such duty. As a result, the Company’s By-Laws expressly provide that the By-Laws may be amended by the Board. It is important that the Board’s ability to act in the best interests of the Company and all shareholders not be limited.

The Board believes that the Arkhouse Group Proposal would undermine the ability of the Board to oversee the business and affairs of the Company and to protect all of the Company’s shareholders, as it would limit the Board’s ability to adopt changes to the By-Laws (which is expressly permitted by the By-Laws), even in cases where the Board determines that the changes are in the best interests of the Company and its shareholders.

The Board believes that the automatic repeal of any duly adopted By-Law amendment, irrespective of its content, could have the effect of repealing one or more properly adopted By-Law amendments that the Board determined to be in the best interests of the Company and its shareholders and that was adopted in furtherance of the Board’s fiduciary duties and in accordance with the By-Laws, including in response to future events not yet known to the Company.

If no voting specification is made on a validly executed WHITE proxy card, the proxies named on the WHITE proxy card will vote “AGAINST” the Arkhouse Group Proposal.

124

STOCK OWNERSHIP

Stock Ownership

Certain Beneficial Owners

The following table sets forth information as to the beneficial ownership of each person known to Macy’s to own more than 5% of Macy’s outstanding common stock as of March 21, 2024 based on ownership reports filed by such persons with the SEC prior to that date.

NAME AND ADDRESS	DATE OF MOST RECENT SCHEDULE 13G FILING	NUMBER OF SHARES	PERCENT OF CLASS*
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	February 13, 2024	34,969,639	12.71%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	January 24, 2024	25,142,944	9.14%
Nomura Holdings, Inc. (3) 13-1, Nihonbashi 1-chome Chuo-ku, Tokyo 103-9645, Japan and Nomura Global Financial Products, Inc. Worldwide Plaza 309 West 49th Street New York, NY 10019	February 14, 2024	15,456,881	5.62%
*	Based on 275,156,796 shares of Macy’s common stock outstanding as of March 21, 2024.
(1)	Based on a Schedule 13G/A filed with the SEC by The Vanguard Group (Vanguard) on February 13, 2024. The Schedule 13G/A reports that, as of December 29, 2023, Vanguard had shared voting power over 93,738 shares, sole dispositive power over 34,581,163 shares and shared dispositive power over 388,476 shares of Macy’s common stock
(2)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (Blackrock) on January 24, 2024. The Schedule 13G/A reports that, as of December 31, 2023, BlackRock had sole voting power over 24,103,849 shares and sole dispositive power over 25,142,944 shares of Macy’s common stock.
(3)	Based on a Schedule 13G filed with the SEC by Nomura Holdings, Inc. and Nomura Global Financial Products, Inc. on February 14, 2024. The Schedule 13G reports that, as of December 31, 2023:
●	Nomura Holdings, Inc. had shared voting power over 15,456,881 shares that consisted of (i) 12,377,979 shares of Common Stock owned by Nomura Global Financial Products, Inc. (NGFP), (ii) 2,889,700 shares of Common Stock underlying call options owned by NGFP that are exercisable within 60 days, and (iii) 189,202 shares of Common Stock owned by Nomura Securities International, Inc. (NSI). NGFP and NSI are wholly owned subsidiaries of Nomura Holdings, Inc., which accordingly may be deemed to beneficially own the shares of Common Stock beneficially owned by NGFP and NSI.
●	NGFP had shared voting power over 15,267,679 shares that consisted of (i) 12,377,979 shares of Common Stock and (ii) 2,889,700 shares of Common Stock underlying call options that are exercisable within 60 days.

Stock Ownership of Directors and Executive Officers

The following table sets forth the shares of Macy’s common stock beneficially owned (or deemed to be beneficially owned pursuant to SEC rules), as of March 21, 2024 by each director who is not an employee of Macy’s, by each executive named in the 2023 Summary Compensation Table, and by our directors and current executive officers as a group. The following table does not reflect stock credits issued under the Executive Deferred Compensation Plan or the Director Deferred Compensation Plan. The business address of each of the individuals named in the table is 151 West 34th Street, New York, New York 10001.

MACY’S, INC. 2024 PROXY STATEMENT	125

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

	NUMBER OF SHARES
NAME	(1)	(2)	PERCENT OF CLASS(3)
Emilie Arel	0	0	*
Francis S. Blake	10,000	0	*
Torrence N. Boone	0	0	*
Ashley Buchanan	0	0	*
Marie Chandoha	0	0	*
Naveen K. Chopra	0	0	*
Deirdre P. Connelly	10,842	0	*
Jill Granoff	0	0	*
William H. Lenehan	11,214	0	*
Sara Levinson	0	0	*
Douglas W. Sesler	188,551	162,197	*
Paul C. Varga	40,479	0	*
Tracey Zhen	0	0	*
Jeff Gennette	2,675,219	1,680,918	*
Tony Spring	529,854	306,568	*
Adrian V. Mitchell	141,986	42,888	*
Danielle L. Kirgan	638,615	332,060	*
Tracy Preston	0	0	*
Elisa D. Garcia	477,271	338,916	*
All Directors and Executive officers as a group (20 individuals)	4,744,655	2,869,444	<2%
*	Less than 1%.
(1)	Aggregate number of shares of Macy’s common stock currently held or which may be acquired within 60 days after March 21, 2024 through the exercise of options or the vesting of restricted stock units granted under the 2021 Equity Plan, the 2018 Equity Plan or the 2009 Omnibus Plan.
(2)	Number of shares of Macy’s common stock which may be acquired within 60 days after March 21, 2024 through the exercise of options or the vesting of restricted stock units granted under the 2021 Equity Plan, the 2018 Equity Plan and the 2009 Omnibus Plan.
(3)	Based on 275,156,796 shares of Macy’s common stock outstanding as of March 21, 2024.

The Executive Deferred Compensation Plan has not been approved by shareholders. Pursuant to the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan, eligible executives and Non-Employee Directors, respectively, may elect to receive a portion of their cash compensation in the form of stock credits. Each stock credit entitles the holder to receive one share of Macy’s common stock upon termination of employment or service with Macy’s. Payments include dividend equivalents on the stock credits.

The following table sets forth unvested restricted stock units, vested restricted stock units that have been deferred and cash fees deferred and credited as stock units to Non-Employee Directors’ accounts under the Director Deferred Compensation Plan as of March 21, 2024 along with any dividends earned on the stock units.

STOCK UNIT CREDITS OF NON-EMPLOYEE DIRECTORS

NAME	NUMBER OF STOCK UNIT CREDITS (1)
Emilie Arel	15,263
Francis S. Blake	86,602
Torrence N. Boone	54,910
Ashley Buchanan	23,363
Marie Chandoha	20,218
Naveen K. Chopra	10,818
Deirdre P. Connelly	113,229
Jill Granoff	20,218
William H. Lenehan	128,943
Sara Levinson	152,660
Douglas W. Sesler	0
Paul C. Varga	99,827
Tracey Zhen	23,363
All Non-Employee Directors as a group	749,414
(1)

Stock unit credits represent equity-based deferred compensation tied directly to the value of Macy’s common stock but are not reported as beneficially owned by the director under SEC rules because the underlying shares are not payable within 60 days after March 21, 2024.

126

STOCK OWNERSHIP

Annually each Non-Employee Director receives a grant of restricted stock units with a market value of $160,000 that generally vests at the earlier of the first anniversary of the grant or the next annual meeting of shareholders. Upon vesting, receipt of the shares in payment of the restricted stock units is automatically deferred as stock unit credits. Dividend equivalents on the stock unit credits are “reinvested” in additional stock unit credits. Stock unit credits are converted to actual shares and transferred to a grantor (rabbi) trust. Non-Employee Directors may also elect to defer all or a portion of their cash fees into stock unit credits under the Director Deferred Compensation Plan as noted above. Stock unit credits are paid on a 1-for-1 basis in shares of Macy’s common stock six months after the Non-Employee Director’s Board service ends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents certain aggregate information, as of February 3, 2024, with respect to the 2021 Equity Plan, the 2018 Equity Plan and the 2009 Omnibus Plan (included on the line captioned “Equity compensation plans approved by security holders”).

NUMBER OF SECURITIES
REMAINING AVAILABLE FOR
	NUMBER OF SECURITIES		WEIGHTED	FUTURE ISSUANCE UNDER
	TO BE ISSUED UPON		AVERAGE	EQUITY COMPENSATION
	EXERCISE OF		EXERCISE PRICE OF	PLANS (EXCLUDING
	OUTSTANDING OPTIONS,		OUTSTANDING	SECURITIES REFLECTED IN
	WARRANT AND RIGHTS		OPTIONS, WARRANTS	COLUMN (A))
	(THOUSANDS)		AND RIGHTS ($)	(THOUSANDS)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	18,583	(1,2)	43.75	23,610 (4)
Equity compensation plans not approved by security holders	168	(5)	0	0
Total	18,751		43.75 (3)	23,610

(Amounts in footnotes in thousands)

(1)	Amount represents 7,106 shares of common stock subject to outstanding RSUs and PRSUs (assuming target achievement) (collectively, restricted stock units) under the 2021 Equity and Incentive Compensation Plan, 1,224 shares of common stock subject to outstanding stock options and 1,604 shares of common stock subject to outstanding restricted stock units under the 2018 Equity and Incentive Compensation Plan, and 8,649 shares of common stock subject to outstanding stock options under the 2009 Omnibus Incentive Compensation Plan.
(2)	At February 3, 2024 the 9,873 outstanding option rights were valued utilizing a weighted-average expected term of 1.7 years.
(3)	The weighted average does not take into account shares relating to restricted stock units. The weighted average also does not take into account shares relating to stock units held by the directors under the Director Deferred Compensation Plan.
(4)	Amount represents 16,610 shares of common stock remaining available for future issuance under the 2021 Equity and Incentive Compensation Plan (all of which may be granted subject to awards other than options, warrants or rights, such as restricted stock) and 7,000 shares of common stock remaining available for future issuance under the Macy’s, Inc. Employee Stock Purchase Plan as of February 3, 2024.
(5)	Amount represents 168 common stock units to be settled in stock that are held by directors under our Director Deferred Compensation Plan. Additional information about our Director Deferred Compensation Plan is set forth under "Fiscal 2023 Director Compensation Program".

MACY’S, INC. 2024 PROXY STATEMENT	127

POLICY ON RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

The Board has adopted a written policy for approval of transactions in which 1) Macy’s was or is to be a participant, 2) the amount involved exceeds or may be expected to exceed $120,000 in the fiscal year and 3) any director, director nominee, executive officer or 5% or greater shareholder (or any immediate family member of the foregoing persons) had or will have a direct or indirect material interest (Related Person Transaction). This policy is available on our website at www.macysinc.com/investors/corporate-governance/governance-documents.

The NCG Committee has (i) reviewed the categories of transactions that the SEC specifically excludes from the definition of Related Person Transactions and (ii) identified certain other categories of transactions for which it has determined, in its discretion, that any interest held by a related person in any such transactions would not constitute a direct material interest or an indirect material interest with a potential for improper benefit to the related person for the purpose of this policy, even if the amount involved exceeds $120,000. Such transactions are deemed to be excluded transactions and are not Related Person Transactions.

Pursuant to the policy, executive officers, directors, director nominees, and 5% shareholders are required to notify the Company’s general counsel or his/her designee as soon as reasonably practicable about any plan or proposal to engage in or continue any transaction that could be a Related Person Transaction, whether or not the individual believes that his or her interest in the transaction is material. In addition, directors and executive officers annually complete a Directors’ and Officers’ Questionnaire designed to identify Related Person Transactions and conflicts of interest. We also inquire about the nature and extent of business we conduct with companies for whom these individuals serve as directors or executive officers. See “Further Information Concerning the Board of Directors — Director Independence.”

The general counsel of the Company or his/her designee, in consultation with outside counsel as appropriate, determines whether a potential transaction or relationship constitutes a Related Person Transaction that (i) requires compliance with the Company’s policy and/or disclosure as a Related Person Transaction under applicable SEC rules and (ii) does not fall under one of the exclusions described above. If the general counsel or his/her designee determines that the transaction or relationship constitutes a non-excluded Related Person Transaction (without applying the $120,000 transaction value threshold in the policy and in Item 404 of Regulation S-K), the transaction will be referred to the NCG Committee for prior review and consideration at the next NCG Committee meeting.

In determining whether to approve a non-excluded Related Person Transaction, the NCG Committee will consider, among other things, (i) whether the terms of the Related Person Transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third party, (ii) whether there are business reasons for the Company to enter into the Related Person Transaction, (iii) whether the Related Person Transaction would impair the independence of a non-employee director, (iv) whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer, and (v) whether the Related Person Transaction is material. Upon completion of its review of the transaction, the NCG Committee may determine to permit or to prohibit the Related Person Transaction. The NCG Committee will prohibit a Related Person Transaction if it determines the transaction to be inconsistent with the interests of the Company and its shareholders. The NCG Committee may impose conditions or guidelines on any approved Related Person Transaction, including, but not limited to: (i) conditions relating to on-going reporting to the NCG Committee and other internal reporting, (ii) limitations on the dollar amount of the transaction, (iii) limitations on the duration of the transaction or the NCG Committee’s approval of the transaction, or (iv) other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Based on records available to us, there were no Related Person Transactions in fiscal 2023.

Our Non-Employee Director Code of Business Conduct and Ethics and our Code of Conduct require all employees, including our officers and Non-Employee Directors, to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion, including by having a financial interest in suppliers. Circumstances that may compromise their ability to perform independently must be disclosed to the chief legal officer or in the case of the Named Executives and the Non-Employee Directors, to the Chair of the NCG Committee.

128

INFORMATION ABOUT THE ANNUAL MEETING

Information About the Annual Meeting

How do I attend the Annual Meeting?

Only shareholders as of the record date may attend the Annual Meeting, or any adjournment or postponement thereof, through the Annual Meeting website at www.cesonlineservices.com/m24_vm. You will not be able to attend the Annual Meeting in person at a physical location. To attend the virtual Annual Meeting as a shareholder and have the ability to vote and/or submit a comment or question, you must pre-register no later than 9:00 a.m. Eastern Time on May 16, 2024 using the instructions described below.

I am a registered shareholder. How do I pre-register to attend the Annual Meeting?

Registered shareholders must use the control number located on the WHITE proxy card, email or other communication that accompanied their proxy materials. To pre-register to participate in the Annual Meeting remotely, visit the website www.cesonlineservices.com/m24_vm with your control number and follow the instructions.

After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder.

Registration requests must be received no later than 9:00 a.m. Eastern Time on May 16, 2024. You must pre-register and receive a confirmation email in order to vote and/or submit a comment or question during the Annual Meeting.

If you have any questions or require any assistance with pre-registering, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5192 (toll-free from the U.S. and Canada) or +(412) 232-3651 (from other countries).

I am a beneficial shareholder. How do I pre-register to attend the Annual Meeting and how could I vote at the Annual Meeting?

Beneficial shareholders must use the control number on the WHITE voting instruction form or other instructions received from their bank, brokerage firm or other intermediary. To pre-register to participate in the Annual Meeting remotely, visit the website www.cesonlineservices.com/m24_vm with your control number and follow the instructions.

After registering, you will receive a confirmation email with a link and instructions for accessing the Annual Meeting. Verify that you have received the confirmation email in advance of the Annual Meeting, including the possibility that it may be in your spam or junk email folder.

We encourage you to vote in advance of the Annual Meeting. Beneficial shareholders who intend to vote during the Annual Meeting must obtain and submit a legal proxy from their bank, brokerage firm or other intermediary. Most banks or brokerage firms allow a shareholder to obtain a legal proxy either online or by mail. Follow the instructions provided by your bank or brokerage firm. If you request a legal proxy online and do not receive an email containing your legal proxy within two business days of such request, contact your bank or brokerage firm. If you request a legal proxy by mail and do not receive it within five business days of such request, contact your bank or brokerage firm.

You may submit your legal proxy either (i) in advance of the Annual Meeting by attaching the legal proxy (or an image thereof in PDF, JPEG, GIF or PNG file format) in an email to proxy@firstcoastresults.com or (ii) along with your voting ballot during the Annual Meeting. We must have your legal proxy in order for your vote submitted during the Annual Meeting to be valid. To avoid any technical difficulties on the day of the Annual Meeting, we encourage you to submit your legal proxy in advance in an email to proxy@firstcoastresults.com to ensure that your vote is counted, rather than wait to upload your legal proxy during the Annual Meeting. Multiple legal proxies must be combined into one document for purposes of uploading them to the Annual Meeting website.

MACY’S, INC. 2024 PROXY STATEMENT	129

INFORMATION ABOUT THE ANNUAL MEETING

How do I access the audio webcast?

The live audio webcast will begin promptly at 9:00 a.m. Eastern Time, on Friday, May 17, 2024. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system.

What information do I need to participate in the Annual Meeting?

Please also note that in order to attend and vote at the Annual Meeting, you must have already pre-registered for the Annual Meeting at www.cesonlineservices.com/m24_vm by 9:00 a.m. Eastern Time on May 16, 2024.

To attend the virtual Annual Meeting, log in at www.cesonlineservices.com/m24_vm beginning at 8:30 a.m. Eastern Time and follow the instructions provided.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5192 (toll-free from the U.S. and Canada) or +(412) 232-3651 (from other countries).

Can I ask questions prior to or during the Annual Meeting?

You may submit questions in real time during the Annual Meeting on www.cesonlineservices.com/m24_vm.

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer all appropriate questions submitted during the Annual Meeting in accordance with the Annual Meeting’s Rules of Conduct. Answers to any such questions that are not addressed during the Annual Meeting will be communicated directly to the submitting shareholder or published following the Annual Meeting on our investor relations website at www.macysinc.com/investors. To promote fairness and efficient use of resources, we will respond to one question from any single shareholder and may group similar questions together. The Annual Meeting’s Rules of Conduct will be posted on www.cesonlineservices.com/m24_vm prior to the Annual Meeting.

What if I have technical problems?

A toll-free technical support “help line” can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support line number that will be posted in the reminder email you will receive the night before the Annual Meeting.

What is the “Record Date”?

The record date for the Annual Meeting is March 21, 2024. If you were a shareholder of record of Macy’s common stock at the close of business on the record date, you are entitled to one vote for each share owned on each matter listed in the Notice of the Annual Meeting. As of the record date, 275,156,796 shares of Macy’s common stock were outstanding, excluding shares held in treasury.

Will my vote(s) be kept confidential?

Our Board has adopted a policy under which all voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to our officers, directors, employees or third parties except in the following circumstances:

●	if required by law;
●	to persons engaged in receiving, counting, tabulating or soliciting proxies who have agreed to maintain shareholder confidentiality as provided in the policy;
●	in instances shareholders write comments on their proxy cards or otherwise consent to disclosure of their vote to Macy’s management;
●	in a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

130

INFORMATION ABOUT THE ANNUAL MEETING

●	in respect of a shareholder proposal that the NCG Committee, after allowing the proponent an opportunity to present its views, determines is not in the best interests of Macy’s and its shareholders; and
●	if representatives of Macy’s determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

What is a quorum?

Under our By-Laws, a majority of the shares of common stock issued and outstanding and entitled to vote must be present in person (including, in the case of the virtual Annual Meeting, virtually) or by proxy to transact business at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, will be counted as present and entitled to vote for purposes of determining the presence of a quorum. If there is not a quorum, we may adjourn the Annual Meeting to a subsequent date, until a quorum is present.

Is a vote required for each proposal?

All shares of our common stock represented at the Annual Meeting by proxies validly executed and submitted prior to or at the Annual Meeting will be voted in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, the shares represented by any validly executed WHITE proxy card will be voted in accordance with the Board’s recommendations as reflected below.

	VOTING	TREATMENT OF ABSTENTIONS AND	BOARD
VOTING ITEM	STANDARD	BROKER NON-VOTES	RECOMMENDATIONS
Election of director nominees	Plurality of votes cast	Not counted as votes cast and therefore no effect	✓ FOR each Macy’s nominee
Ratification of the appointment of independent registered public accounting firm	Majority of votes cast	Abstentions not counted as votes cast and therefore no effect; broker discretionary voting allowed to the extent you have not been provided with the Arkhouse Group’s proxy materials	✓ FOR
Advisory vote to approve named executive officer compensation	Majority of votes cast	Not counted as votes cast and therefore no effect	✓ FOR
Approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan	Majority of votes cast	Not counted as votes cast and therefore no effect	✓ FOR

The Arkhouse Group proposal, if properly presented at the Annual Meeting, to repeal each provision of, and each other amendment to, the Amended and Restated By-Laws adopted by the Board without the approval of the shareholders of the Company subsequent to October 28, 2022

	Majority of votes cast	Not counted as votes cast and therefore no effect	✘ AGAINST

Proxies Submitted but not Voted. If you are a registered holder and properly sign and return your WHITE proxy card or complete your proxy via telephone or the Internet, your shares will be voted as you direct. If you sign and return your WHITE proxy card but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director recommended by our Board as set forth under “ITEM 1: Election of Directors,” FOR the ratification of the appointment of independent registered public accounting firm, FOR the advisory vote to approve named executive officer compensation, FOR the approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan and AGAINST the Arkhouse Group Proposal. You are permitted to vote for fewer than the recommended nominees. If you vote for fewer than all of the recommended nominees on your WHITE proxy card, your shares will only be voted “FOR” with respect to those nominees you have so

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INFORMATION ABOUT THE ANNUAL MEETING

marked. If you are a registered holder and submit a validly executed WHITE proxy card but vote “FOR” more than the number of recommended nominees, all of your votes with respect to the election of directors will be invalid and will not be counted.

If you are a beneficial holder and properly mark, sign and return your WHITE voting instruction form or complete your voting instruction form via the Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your WHITE voting instruction form but do not specify how you want your shares voted with respect to the Election of Directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the nominees proposed by our Board and named in this proxy statement as set forth under “ITEM 1: Election of Directors,” FOR the ratification of the appointment of independent registered public accounting firm, FOR the advisory vote to approve named executive officer compensation, FOR the approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan and AGAINST the Arkhouse Group Proposal. The Board strongly urges you to mark your WHITE voting instruction form in accordance with the Board’s recommendations. You are permitted to vote for fewer than the number of recommended nominees. If you vote for fewer than the number of recommended nominees on your WHITE voting instruction form, your shares will only be voted “FOR” with respect to those nominees you have so marked. If you are a beneficial holder and submit a validly executed WHITE voting instruction form but vote “FOR” more than the number of recommended nominees, all of your votes with respect to the election of directors will be invalid and will not be counted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5192 (toll-free from the U.S. and Canada) or +(412) 232-3651 (from other countries).

What are broker non-votes?

“Broker non-votes” are shares held by a broker, bank or other nominee that are represented at the Annual Meeting, but the beneficial owner has not instructed the broker, bank or nominee how to vote the shares on a particular proposal, and the broker, bank or nominee does not have discretionary voting power on the proposal.

Under NYSE rules, the proposal to ratify the appointment of independent registered public accounting firm is considered a “discretionary” item, to the extent your brokerage firm has not provided you with the Arkhouse Group’s proxy materials. This means that such brokerage firms may vote in their discretion on this matter on behalf of clients who have not been provided with the Arkhouse Group’s proxy materials and have not furnished voting instructions by the date of the Annual Meeting. In contrast, the election of directors, the advisory vote to approve named executive officer compensation, the approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan and the Arkhouse Group Proposal are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the advisory vote to approve named executive officer compensation, the approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan, or the Arkhouse Group Proposal.

Are there different ways to vote my proxy?

Yes, listed below are voting options, as well as the different categories of how shareholders vote their shares. It is important to know how you hold your Macy’s shares before voting prior to or during the Annual Meeting. The Board strongly urges you to vote using the WHITE proxy card, and to discard and NOT vote using any BLUE proxy card sent to you by the Arkhouse Group.

Registered Shareholders. These are shareholders who hold shares in their name. If you are a registered shareholder, you may vote during the virtual Annual Meeting at www.cesonlineservices.com/m24_vm by following the on-screen instructions (have your WHITE proxy card ready) or prior to the Annual Meeting by proxy. Voting electronically online during the Annual Meeting will replace any prior votes. We recommend you vote by proxy in advance of the Annual Meeting even if you plan to attend the virtual Annual Meeting. Please also note that in order to attend and vote at the Annual Meeting, you must have already pre-registered for the meeting at www.cesonlineservices.com/m24_vm by 8:30 a.m. Eastern Time on May 16, 2024. Once you have pre-registered, you will receive a confirmation e-mail with information on how to attend and vote at the Annual

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INFORMATION ABOUT THE ANNUAL MEETING

Meeting. Internet voting facilities for registered shareholders will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 16, 2024. You have several options for voting prior to or during the Annual Meeting:

Over the Internet during the Annual Meeting at www.cesonline services.com/m24_vm	By telephone 24/7 the toll-free telephone number shown on your WHITE proxy card and follow the instructions.	Over the Internet 24/7 at the website shown on your proxy WHITE card	By signing, dating and completing your WHITE proxy card and returning it by mail in the postage-paid envelope provided

Voting Shares Held in Street Name. A number of banks and brokerage firms participate in a program that permits shareholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the WHITE voting instructions forms your bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. Votes directed over the Internet or by telephone through such a program must be received by 11:59 p.m., Eastern Time, on Thursday, May 16, 2024. Requesting a legal proxy prior to the above deadline will automatically cancel any voting directions previously given over the Internet or by telephone with respect to your shares.

Voting Shares Held in 401(k) Plan. If you participate in our 401(k) Retirement Investment Plan, you will receive a WHITE voting instruction form for the Macy’s common stock allocated to your account in the plan. You may instruct the plan trustee on how to vote your proportional interest in any Macy’s shares held by the plan by following the instructions on the enclosed WHITE voting instruction card. The plan trustee must receive your voting instructions by 11:59 p.m., Eastern Time, on Tuesday, May 14, 2024.

The plan trustee will submit one proxy to vote all shares of Macy’s common stock in the plan. The trustee 1) will vote the shares of participants who submit voting instructions in accordance with their instructions, and 2) will vote the shares of Macy’s common stock in the plan for which no voting instructions are received in the same proportion as the final votes of all participants who actually vote. If you do not submit voting instructions for the Macy’s shares allocated to your account by the voting deadline, those shares will be included with the other undirected shares and voted by the plan trustee as described above. Because the plan trustee submits one proxy to vote all shares of Macy’s common stock in the plan, you may not vote plan shares electronically at the Annual Meeting. If you are a participant in our 401(k) Retirement Investment Plan, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in this plan electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

Because of the expected contested nature of the solicitation, it is very important that you direct the trustee how to vote your plan shares. Our Board does not endorse the Arkhouse Group nominees and unanimously recommends that you use the WHITE voting instruction form to direct your trustee to vote your shares “FOR” ONLY the election of our Board’s nominees (Emilie Arel, Torrence N. Boone, Ashley Buchanan, Marie Chandoha, Naveen K. Chopra, Deirdre P. Connelly, Jill Granoff, William H. Lenehan, Sara Levinson, Douglas Sesler, Tony Spring, Paul C. Varga, and Tracey Zhen). The Board strongly urges you NOT to vote using any BLUE voting instruction form that may be sent to you by the Arkhouse Group and strongly urges you not to support the election of the Arkhouse Group nominees.

Can I revoke my proxy?

If you are a registered shareholder, you may revoke your proxy at any time before is exercise by:

●	submitting evidence of your revocation to Macy’s Corporate Secretary so that it is received before closing of the polls at the Annual Meeting;
●	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 16, 2024;
●	signing another proxy card bearing a later date and mailing it so it is received prior to closing of the polls at the Annual Meeting; or
●	logging onto and voting during the virtual Annual Meeting, which will replace any prior votes.

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INFORMATION ABOUT THE ANNUAL MEETING

If your shares are held in street name, you should contact your broker, bank or other holder of record about revoking your voting instructions and changing your vote prior to the Annual Meeting. For shares held in the 401(k) Plan, you may not revoke your proxy after 11:59 p.m., Eastern Time, on Tuesday, May 14, 2024.

If you have already voted using a BLUE proxy card, you can revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction form to vote by Internet or telephone; (ii) marking, dating, signing, and returning your WHITE proxy card or WHITE voting instruction form by mail in the postage-paid envelope provided; or (iii) voting at the Annual Meeting. If you have already voted using a BLUE proxy card sent to you by the Arkhouse Group, you have every right to change your vote and we strongly urge you to revoke that proxy by using the WHITE proxy card to vote in favor of ONLY the nominees recommended by our Board (Emilie Arel, Torrence N. Boone, Ashley Buchanan, Marie Chandoha, Naveen K. Chopra, Deirdre P. Connelly, Jill Granoff, William H. Lenehan, Sara Levinson, Douglas W. Sesler, Tony Spring, Paul C. Varga, and Tracey Zhen) by mail, by telephone or via the Internet. Only your latest dated, validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

When will the Company announce the results of the voting at the Annual Meeting?

Given that we expect the Annual Meeting to be a contested meeting, we will not be announcing preliminary results of the voting at the Annual Meeting. We will publicly disclose preliminary results of voting at the Annual Meeting based on the preliminary report of the Independent Inspector of Elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by the Independent Inspector of Elections as soon as practicable thereafter.

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Submission of Future Shareholder Proposals

Proposals for the 2025 Annual Meeting of Shareholders

Rule 14a-8. You may submit proposals on matters appropriate for shareholder action at Macy’s annual shareholders’ meetings in accordance with Rule 14a-8 under the Exchange Act. For such proposals to be included in our proxy materials for the 2025 Annual Meeting of shareholders, you must satisfy all applicable requirements of Rule 14a-8 and we must receive such proposals no later than [December 3], 2024.

Advance Notice By-Law. Except in the case of proposals made in accordance with Rule 14a-8, our By-Laws require shareholders who bring business before an annual meeting of shareholders to deliver written notice to the Secretary of Macy’s not earlier than the close of business on the 120th calendar day and not later than the close of business on the 90th calendar day prior to the one-year anniversary of the preceding year's annual meeting (for the 2025 annual meeting, not earlier than January 17, 2025 and not later than February 16, 2025). If the scheduled annual meeting date differs from such anniversary date by more than 30 calendar days, the notice must be so delivered not earlier than the close of business on the 120th calendar day and not later than the close of business on the 60th calendar day prior to the date of the annual meeting. If the date of the annual meeting is not publicly announced by us in a report filed with the SEC, furnished to shareholders, or in a press release at least 75 calendar days prior to the annual meeting date, notice must be delivered to the Secretary of Macy’s not later than the close of business on the 10th calendar day following the day on which public announcement of the annual meeting date is first made. The By-Laws further require that the notice set forth a description of the business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, certain information concerning the shareholder proposing the business, including the shareholder’s name and address, the class and number of shares owned by the shareholder and any material interest of the shareholder in the business proposed, and, with respect to the nomination of a director, a statement whether such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company's shares entitled to vote on the election of directors in support of director nominees other than Macy’s nominees. The chairman of the annual meeting may refuse to permit to be brought before the meeting any shareholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements.

Proxy Access By-Law. Submissions of nominees for director under our proxy access by-law provision for the 2025 annual meeting of shareholders must be submitted in compliance with the by-law provision no earlier than [November 3], 2024 and no later than [December 3], 2024. If the scheduled annual meeting date differs from the anniversary date of the prior year’s annual meeting by more than 30 calendar days, notice must be received not earlier than the close of business on the 120th calendar day and not later than the close of business on the 60th calendar day prior to the date of the annual meeting or, in the event the date of the annual meeting is not publicly announced at least 75 calendar days prior to the annual meeting date, notice must be received not later than the close of business on the 10th calendar day following the day on which the date of the annual meeting is first publicly announced.

Universal Proxy Rules. Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Securities Exchange Act of 1934 must provide written notice that sets forth the information required by our By-Laws and Rule 14a-19. This notice must be delivered to the Company at its principal executive offices within the applicable timeframes reflected in the advance notice of director nomination provision of our By-Laws described on page 46 (for the 2025 Annual Meeting, not earlier than January 17, 2025 and not later than February 16, 2025, subject to adjustment in certain events).

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Other Matters

Our Board knows of no other business to be presented at the Annual Meeting other than as described in this proxy statement. If any business properly comes before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote the proxy in respect of such business in accordance with their best judgment pursuant to the discretionary authority conferred by the proxy.

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. We will bear the cost of preparing, assembling and mailing the proxy materials. Our Annual Report on Form 10-K for the fiscal year ended February 3, 2024, which is being mailed to shareholders with this proxy statement, is not to be regarded as proxy soliciting material. We may solicit proxies other than by mail, in that certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Appendix B sets forth information relating to certain of Macy’s directors, director nominees and certain executive officers and employees who are considered to be “participants” in Macy’s solicitation under the rules of the SEC by reason of their position as directors of Macy’s or because they may be soliciting proxies on Macy’s behalf.

As a result of the proxy solicitation of the Arkhouse Group, we will incur additional costs in connection with the solicitation of proxies. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 and Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, for certain advisory and proxy solicitation services for an aggregate fee of approximately $900,000, together with reimbursement of reasonable out-of-pocket expenses for these services. Excluding amounts that we would have expended for a solicitation in an election of directors in the absence of a contested election, and excluding the compensation of our directors, certain executive officers and other employees involved in the solicitation, the aggregate expenses are estimated to be approximately $6,000,000, approximately $2,277,500 of which has been incurred (or accrued) to date. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation. These expenses, which are estimates that may change, include the fees of Innisfree M&A Incorporated, Georgeson, outside counsel and other advisors, as well as retaining an independent inspector of election.

We will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS TO VOTE VIA TELEPHONE OR THE INTERNET USING THE ENCLOSED WHITE PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE ENCLOSED WHITE PROXY CARD AND RETURNING IT BY MAIL, PLEASE MARK, SIGN AND DATE THE WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

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MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

Appendix A

Macy’s, Inc.
2024 Equity and Incentive Compensation Plan

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.
2.Definitions. As used in this Plan:
(a)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.
(b)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.
(c)“Board” means the Board of Directors of the Company.
(d)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(e)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.
(g)“Committee” means the Compensation and Management Development Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.
(h)“Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(i)“Company” means Macy’s, Inc., a Delaware corporation, and its successors.
(j)“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(k)“Director” means a member of the Board.
(l)“Effective Date” means the date this Plan is approved by the Shareholders.
(m)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(o)“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

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MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(p)“Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable. A non-exhaustive list of the potential Management Objectives that may be used for awards under this Plan includes the following (including ratios or other relationships between one or more, or a combination, of the following examples of Management Objectives): sales; comparable sales; sales per square foot; owned sales plus licensed sales plus marketplace sales or comparable owned sales plus licensed sales plus marketplace sales; digital sales; pre-tax income; gross margin; operating or other expenses; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); EBITDA margin; net income; earnings per share (either basic or diluted); cash flow or net cash flow (as provided by or used in one or more of operating activities, investing activities and financing activities or any combination thereof); return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity, including return on net assets, return on sales, return on equity and return on invested capital); stock price (appreciation, fair market value); operating income; revenue; total shareowner return; customer satisfaction; gross margin return on investment; gross margin return on inventory; inventory turn; market share; leverage ratio; coverage ratio; employee engagement; employee turnover; strategic business objectives; strategic plan implementation; and individual performance.
(q)“Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the New York Stock Exchange or, if the shares of Common Stock are not then listed on the New York Stock Exchange, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(r)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(s)“Option Price” means the purchase price payable on exercise of an Option Right.
(t)“Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.
(u)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).
(v)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(w)“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.
(x)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(y)“Plan” means this Macy’s, Inc. 2024 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

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MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(z)“Predecessor Plans” means the Macy’s, Inc. 2009 Omnibus Incentive Compensation Plan, the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan and the Macy’s, Inc. 2021 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated from time to time.
(aa)“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.
(bb)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.
(cc)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(dd)“Shareholder” means an individual or entity that owns one or more shares of Common Stock.
(ee)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.
(ff)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
(gg)“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.
3.Shares Available Under this Plan and Limitations.
(a)Maximum Shares Available Under this Plan.
(i)	Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents, will not exceed in the aggregate (w) 26,080,000 shares of Common Stock minus (x) as of the Effective Date, one share of Common Stock for every one share of Common Stock subject to an award of stock options or stock appreciation rights granted under the Predecessor Plans after February 3, 2024 and before the Effective Date, and minus (y) as of the Effective Date, 1.75 shares of Common Stock for every one share of Common Stock subject to an award other than of stock options or stock appreciation rights granted under the Predecessor Plans after February 3, 2024 and before the Effective Date, plus (z) shares of Common Stock that are subject to awards granted under this Plan or a Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.
(ii)	Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by (A) one share of Common Stock for every one share of Common Stock subject to an award of Option Rights or Appreciation Rights granted under this Plan, and (B) 1.75 shares of Common Stock for every one share of Common Stock subject to an award other than of Option Rights or Appreciation Rights granted under this Plan.
(b)Share Counting Rules.

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MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(i)	Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above (at a rate of one share of Common Stock for every one share of Common Stock subject to awards of Option Rights or Appreciation Rights and 1.75 shares of Common Stock for every one share of Common Stock subject to awards other than of Option Rights or Appreciation Rights).
(ii)	If, after February 3, 2024, any shares of Common Stock subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan (at a rate of one share of Common Stock for every one share of Common Stock subject to awards of option rights or appreciation rights and 1.75 shares of Common Stock for every one share of Common Stock subject to awards other than of option rights or appreciation rights).
(iii)	Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a stock-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.
(iv)	If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.
(c)Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 26,080,000 shares of Common Stock.
(d)Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000.
(e)Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) shares of Common Stock delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including, without limitation, in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

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4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.
(e)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(f)Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.
(g)Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(h)No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.
(i)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(j)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
5.Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.
(ii)	Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights,

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including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.
(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(v)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c)Also, regarding Appreciation Rights:
(i)	Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and
(ii)	No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
6.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
(e)Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
(f)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(g)Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
(h)Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be

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held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.
7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
(c)Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(d)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.
(e)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.
(f)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
(b)The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
(c)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.
(d)Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.
(e)The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

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(f)Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
9.Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until, and paid contingent upon, the earning and vesting of such awards.
(e)Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.
(f)Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.
10.Administration of this Plan.
(a)This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one

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or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.
11.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.
12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:
(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this Section 12(a), the following acquisitions will not constitute a Change of Control:
(i)	any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in Section 12(b) below);
(ii)	any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “CIC Subsidiary”);
(iii)	any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any CIC Subsidiary; or
(iv)	any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 12(c) below;

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provided further, that:

(X) if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (i) of this Section 12(a), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and

(Y) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(b)Individuals who, on the Effective Date, constitute the Board of Directors of the Company (as modified by this Section 12(b), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board on the Effective Date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination:
(i)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock;
(ii)	no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any CIC Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination; and
(iii)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Code Section 409A, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Code Section 409A.

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For the avoidance of doubt, a definition of “Change in Control” under an Evidence of Award shall not provide that a Change in Control will occur solely upon the announcement, commencement, shareholder approval (except with respect to Section 12(d)), or other potential occurrence of any event or transaction (rather than its consummation), and/or an unapproved change in less than a majority of the Board, and/or (except as described above) acquisition of 15% or less of the Voting Stock, and/or announcement or commencement of a tender or exchange offer.

13.Clawback; Detrimental Activity and Recapture Provisions.
(a)Awards granted under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, those that specifically implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Common Stock at any point may be traded) (collectively, the “Compensation Recovery Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)Otherwise, any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).
14.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.
15.Transferability.
(a)Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

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MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

(b)The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.
16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.
17.Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are

148

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accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.
(c)If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
(d)Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

MACY’S, INC. 2024 PROXY STATEMENT	149

MACY’S, INC. 2024 EQUITY AND INCENTIVE COMPENSATION PLAN

19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).
21.Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
(c)Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a Shareholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
22.Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

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(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

MACY’S, INC. 2024 PROXY STATEMENT	151

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Appendix B

Supplemental Information Regarding Participants in the Solicitation

Macy’s, its directors, its director nominees and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. We estimate that approximately six of our executive officers and employees will assist in the proxy solicitation. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. This Appendix B sets forth information relating to certain of Macy’s directors, director nominees and certain executive officers and employees who are considered “participants” in Macy’s solicitation under the rules of the SEC by reason of their position as directors of Macy’s or because they may be soliciting proxies on Macy’s behalf (collectively, the “Participants”). The business address for the Participants is 151 West 34th Street, New York, New York 10001.

Current Directors and Director Nominees

The names of our current directors and director nominees, as applicable, are set forth below. The principal occupations of our current directors and director nominees are described in “Item 1: Election of Directors – Nominees for Election as Directors.” The business address for each of the directors and director nominees is 151 West 34th Street, New York, New York 10001.

Emilie Arel	Jill Granoff
Torrence N. Boone	William H. Lenehan
Francis S. Blake*	Sara Levinson
Ashley Buchanan	Douglas W. Sesler
Marie Chandoha	Tony Spring
Naveen K. Chopra	Paul C. Varga
Deirdre P. Connelly	Tracey Zhen
Jeff Gennette*

*As described in the proxy statement, Mr. Blake and Mr. Gennette will each retire from Macy’s Board of Directors immediately upon the conclusion of the Annual Meeting.

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company and the business address for each person is 151 West 34th Street, New York, New York 10001.

Name	Title
Tony Spring	Chief Executive Officer and Chairman-Elect
Adrian V. Mitchell	Chief Operating Officer and Chief Financial Officer
Tracy M. Preston	Chief Legal Officer and Corporate Secretary
Wendy A. Beadles	Vice President, Legal Business Operations
Pamela Quintiliano	Vice President Investor Relations
Bobby Amirshahi	Senior Vice President Corporate Communications

152

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Information Regarding Ownership of the Company Securities by Participants

The number of shares of common stock of the Company held as of March 21, 2024 by the Participants who are directors, director nominees or executive officers is described in “Stock Ownership of Directors and Executive Officers.”

The following table sets forth the number shares of common stock of Macy’s held as of March 21, 2024 by the additional employees of Macy’s who are deemed Participants in our solicitation of proxies. The Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially, except as described in this proxy statement.

Name	Amount and Nature of Beneficial Ownership
Wendy A. Beadles	11,267 - Direct
Pamela Quintiliano	1,715 - Direct
Bobby Amirshahi	6,519 - Direct

Information Regarding Transactions in Macy’s Securities by Participants — Last Two Years

The following table sets forth information regarding purchases and sales of Macy’s securities by each Participant from March 1, 2022 to March 31, 2024. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
Emilie Arel	05/19/2023	10,818		A	A
	08/25/2022	4,197		A	A
Torrence N. Boone	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Francis S. Blake	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Ashley Buchanan	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Marie Chandoha	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Naveen K. Chopra	05/19/2023	10,818		A	A
Deirdre P. Connelly	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Jeff Gennette	03/31/2024	60,748		A	M
	03/31/2024	60,748		D	M
	03/26/2024	27,132		D	S
	03/25/2024	55,158		D	M
	03/25/2024	55,158		A	M
	03/25/2024	19,609		D	S
	03/24/2024	40,323		A	M
	03/24/2024	40,323		D	M
	03/22/2024	78,567		D	S
	03/21/2024	7,312		D	F
	03/21/2024	179,797		A	A
	07/10/2023	75,430		D	S
	07/09/2023	136,689		A	M
	07/09/2023	136,689		D	M
	03/31/2023	242,995		A	A
	03/25/2023	55,158		A	M
	03/25/2023	30,503		D	F
	03/25/2023	55,158		D	M

MACY’S, INC. 2024 PROXY STATEMENT	153

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	03/24/2023	40,322		A	M
	03/24/2023	22,299		D	F
	03/24/2023	40,322		D	M
	03/23/2023	854,535		A	A
	03/23/2023	463,833		D	F
	07/11/2022	78,021		D	S
	07/09/2022	136,689		A	M
	07/09/2022	136,689		D	M
	03/28/2022	31,447		D	S
	03/25/2022	55,158		A	M
	03/25/2022	55,158		D	M
	03/25/2022	89,158		D	S
	03/24/2022	190,662		A	A
	03/24/2022	10,637		D	F
	03/24/2022	161,290		A	A
Jill Granoff	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
William H. Lenehan	12/31/2023	1,971		A	A
	09/30/2023	2,021		A	A
	06/30/2023	1,725		A	A
	05/19/2023	10,818		A	A
	03/31/2023	1,311		A	A
	12/31/2022	1,345		A	A
	09/30/2022	1,559		A	A
	06/30/2022	1,221		A	A
	05/20/2022	8,810		A	A
	03/31/2022	1,041		A	A
Sara Levinson	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Tony Spring	03/31/2024	28,587		A	M
	03/31/2024	28,587		D	M
	03/28/2024	212,606		A	M
	03/28/2024	50,025		A	M
	03/26/2024	5,754		D	S
	03/25/2024	12,173		A	M
	03/25/2024	12,173		D	M
	03/25/2024	3,075		D	S
	03/24/2024	8,539		A	M
	03/24/2024	8,539		D	M
	03/22/2024	13,404		D	S
	03/21/2024	1,138		D	F
	03/21/2024	39,673		A	A
	07/10/2023	19,026		D	S
	07/09/2023	37,349		A	M
	07/09/2023	37,349		D	M
	03/31/2023	114,351		A	A
	03/25/2023	12,173		A	M
	03/25/2023	6,215		D	F
	03/25/2023	12,173		D	M
	03/24/2023	8,538		A	M
	03/24/2023	4,359		D	F
	03/24/2023	8,538		D	M
	03/23/2023	100,066		A	A
	03/23/2023	42,841		D	F
	03/21/2023	2,944		A	M
	03/21/2023	1,049		D	F
	03/21/2023	2,944		D	M
	07/11/2022	19,678		D	S
	07/09/2022	37,349		A	M
	07/09/2022	37,349		D	M
	03/28/2022	6,407		D	S
	03/25/2022	12,172		A	M
	03/25/2022	12,172		D	M
	03/25/2022	12,222		D	S
	03/24/2022	37,209		A	A

154

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	03/24/2022	1,916		D	F
	03/24/2022	34,155		A	A
	03/24/2022	919		D	S
	03/23/2022	2,600		A	M
	03/23/2022	2,600		D	M
	03/22/2022	1,034		D	S
	03/21/2022	2,944		A	M
	03/21/2022	2,944		D	M
Paul C. Varga	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Tracey Zhen	05/19/2023	10,818		A	A
	05/20/2022	8,810		A	A
Adrian V. Mitchell	03/31/2024	23,584		A	M
	03/31/2024	23,584		D	M
	03/28/2024	82,541		A	M
	03/26/2024	4,813		D	S
	03/25/2024	10,765		A	M
	03/25/2024	10,765		D	M
	03/25/2024	3,437		D	S
	03/24/2024	8,539		A	M
	03/24/2024	8,539		D	M
	03/22/2024	13,249		D	S
	03/21/2024	1,126		D	F
	03/21/2024	35,087		A	A
	11/24/2023	57,214		D	S
	11/23/2023	102,008		A	M
	11/23/2023	5,947		D	M
	11/23/2023	96,061		D	M
	03/31/2023	94,339		A	A
	03/31/2023	171,526		A	A
	03/25/2023	10,765		A	M
	03/25/2023	4,339		D	F
	03/25/2023	10,765		D	M
	03/24/2023	8,538		A	M
	03/24/2023	3,441		D	F
	03/24/2023	8,538		D	M
	03/23/2023	15,930		A	A
	03/23/2023	6,407		D	F
	11/25/2022	3,255		D	S
	11/23/2022	5,947		A	M
	11/23/2022	5,947		D	M
	03/28/2022	4,460		D	S
	03/25/2022	10,765		A	M
	03/25/2022	10,765		D	M
	03/24/2022	34,155		A	A
Tracy M. Preston	03/28/2024	30,015		A	M
	02/29/2024	36,123		A	A
Wendy A. Beadles	03/31/2024	1,143		A	M
	03/31/2024	1,143		D	M
	03/28/2024	4,002		A	M
	03/26/2024	191		D	S
	03/25/2024	456		A	M
	03/25/2024	456		D	M
	03/25/2024	316		D	S
	03/24/2024	759		A	M
	03/24/2024	759		D	M
	07/28/2023	740		D	S
	07/10/2023	391		D	S
	07/09/2023	1,131		A	M
	07/09/2023	1,131		D	M
	03/31/2023	4,574		A	A
	03/31/2023	922		D	S
	03/27/2023	187		D	S
	03/27/2023	312		D	S
	03/25/2023	456		A	M

MACY’S, INC. 2024 PROXY STATEMENT	155

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) / Disposition (D)	*Transaction Code
	03/25/2023	456		D	M
	03/24/2023	759		A	M
	03/24/2023	759		D	M
	03/21/2023	148		D	S
	03/21/2023	354		A	M
	03/21/2023	354		D	M
	07/26/2022	726		D	S
	07/11/2022	405		D	S
	07/09/2022	1,131		A	M
	07/09/2022	1,131		D	M
	05/26/2022	253		D	S
	05/26/2022	10		D	S
	03/28/2022	193		D	S
	03/28/2022	429		D	S
	03/25/2022	456		A	M
	03/25/2022	456		D	M
	03/24/2022	3,036		A	A
	03/24/2022	148		D	S
	03/23/2022	368		A	M
	03/23/2022	368		D	M
	03/22/2022	144		D	S
	03/21/2022	353		A	M
	03/21/2022	353		D	M
Pamela Quintiliano	03/31/2024	1,715		A	M
	03/31/2024	1,715		D	M
	03/28/2024	6,003		A	M
	12/20/2023	7,564		A	A
	03/31/2023	6,861		A	A
	09/12/2022	6,811		A	A
Bobby Amirshahi	03/31/2024	1,072		A	M
	03/31/2024	1,072		D	M
	03/28/2024	3,751		A	M
	03/26/2024	698		D	S
	03/25/2024	1,902		A	M
	03/25/2024	1,902		D	M
	03/25/2024	261		D	S
	03/24/2024	712		A	M
	03/24/2024	712		D	M
	03/22/2024	2,280		D	S
	03/21/2024	177		D	F
	03/21/2024	6,195		A	A
	02/29/2024	2,650		D	S
	12/20/2023	12,607		A	A
	12/08/2023	716		D	S
	12/07/2023	2,000		A	M
	12/07/2023	2,000		D	M
	04/14/2023	3,710		D	S
	03/31/2023	4,288		A	A
	03/25/2023	787		D	F
	03/25/2023	1,902		A	M
	03/25/2023	1,902		D	M
	03/25/2023	294		D	F
	03/24/2023	711		A	M
	03/24/2023	711		D	M
	03/24/2022	2,846		A	A
	12/08/2022	714		D	S
	12/07/2022	1,999		A	M
	12/07/2022	1,999		D	M
	03/28/2022	811		D	S
	03/25/2022	1,901		A	M
	03/25/2022	1,901		D	M

156

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

* Transaction Codes:

A: Grant, award, or other acquisition of securities from the company

F: Payment of exercise price or tax liability by delivering or withholding securities

M: Exercise or conversion of derivative security

S: Open market or private sale of securities

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Appendix B, to Macy’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of Macy’s or any of Macy’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix B or the proxy statement, neither Macy’s nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix B or the proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Macy’s or its affiliates or with respect to any future transactions to which Macy’s or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Macy’s last fiscal year or any currently proposed transactions, to which Macy’s or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

MACY’S, INC. 2024 PROXY STATEMENT	157

.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED MACY’S, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 17, 2024 The undersigned Shareholder(s) hereby appoint(s) Tracy M. Preston and Wendy A. Beadles, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Macy’s, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on May 17, 2024, to be held virtually at www.cesonlineservices.com/m24_vm, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL MACY’S NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5. You may grant authority to vote for up to 13 nominees. If you vote “FOR” with respect to fewer than 13 nominees, your shares will be voted “FOR” only with respect to those nominees you have so marked. If you vote “FOR” with respect to more than 13 nominees, your vote on Item 1 regarding the election of directors will be invalid and will not be counted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE W H I T E P R O X Y PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

MACY’S, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Macy’s, Inc. Common Stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: By Internet: Please access www.proxyvotenow.com/macys. Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. By Telephone: Please call toll-free in the U.S. or Canada at 855-457-3848 on a touch-tone telephone. (If outside the U.S. or Canada, call 575-415-3624.) Then, follow the voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: By Mail: If you do not have access to a touch-tone telephone or to the Internet, please, sign, date and return this proxy card in the enclosed postage-paid envelope to: Macy’s Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. X Please mark vote as in this sample 1. Election of director nominees The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, and this proxy is returned, this proxy will be voted “FOR” all the Macy’s nominees, “FOR” Items 2, 3 and 4, and “AGAINST” Item 5. The Board recommends that you vote “FOR” the election of each of the following Macy’s Director nominees: 1a. Emilie Arel 1h. William H. Lenehan 1b. Torrence N. Boone 1i. Sara Levinson 1c. Ashley Buchanan 1j. Douglas W. Sesler 1d. Marie Chandoha 1k. Tony Spring 1e. Naveen K. Chopra 1l. Paul C. Varga 1f. Deirdre P. Connelly 1m. Tracey Zhen 1g. Jill Granoff The Board recommends that you WITHHOLD on each of the following Arkhouse Group nominees: 1n. Richard Clark 1s. Gerald L. Storch 1o. Richard L. Markee 1t. Sharen J. Turney 1p. Mohsin Y. Meghji 1u. Andrea M. Weiss 1q. Mitchell Schear 1v. Isaac Zion 1r. Nadir Settles Date: , 2024 Signature Signature (Joint Owners) Title(s) Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card. The Board of Directors Recommends a Vote “For” Item 2 2. Ratification of the appointment of independent registered public accounting firm The Board of Directors Recommends a Vote “For” Item 3 3. Advisory vote to approve named executive officer compensation The Board of Directors Recommends a Vote “For” Item 4 4. Approval of the Macy’s, Inc. 2024 Equity and Incentive Compensation Plan The Board of Directors Recommends a Vote “Against” Item 5 5. The Arkhouse Group proposal, if properly presented at the Annual Meeting, to repeal each provision of, and each other amendment to, the Amended and Restated By-Laws adopted by the Board without the approval of the shareholders of the Company subsequent to October 28, 2022 NOTE: At their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR WITHHOLD FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR WITHHOLD FOR WITHHOLD FOR WITHHOLD